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INDEX TO FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on January 14, 2011

Registration No. 333-170532

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HELLENIC SOLUTIONS CORPORATION
(Exact name of registrant as specified in its charter)

Cayman Islands (State or other jurisdiction of incorporation or organization)	1600 (Primary Standard Industrial Classification Code Number)	N/A (I.R.S. Employer Identification No.)

5, Ichous Str.—Galatsi
111 46 Athens, Greece
30-210-223-4533
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

Dimitrios K. Vassilikos
5, Ichous Str.—Galatsi
111 46 Athens, Greece
30-210-223-4533
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
Yvan-Claude Pierre, Esq. Daniel I. Goldberg, Esq. William N. Haddad, Esq. DLA Piper LLP (US) 1251 Avenue of the Americas New York, NY 10020 Telephone: (212) 335-4500 Fax: (917) 778-8670	Christopher S. Auguste, Esq. Bill Huo, Esq. Ari Edelman, Esq. Kramer Levin Naftalis & Frankel LLP 1177 Avenue of the Americas New York, NY 10036 Telephone: (212) 715-9100 Fax: (212) 715-8000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:    ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.    ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act (Check one):

☐ Large accelerated filer	☐ Accelerated filer	☐ Non-accelerated filer	☒ Smaller reporting company

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)

Ordinary Shares, par value $0.00345728 per share	$30,000,000	$2,139.00

(1)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

(2)
Includes shares that the underwriter has the option to purchase to cover over-allotments, if any.

(3)
Previously paid.

          The registrant hereby amends this registration statement on such date or date(s) as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the commission acting pursuant to said Section 8(a) may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED JANUARY 14, 2011

HELLENIC SOLUTIONS CORPORATION

 Ordinary Shares

        We are offering                    of our ordinary shares. Our ordinary shares are quoted on the OTC Bulletin Board, or OTCBB, under the symbol "AEGZF.OB." The last reported market price of our ordinary shares was $4.00 per share on October 25, 2010. Depending on the market price of our ordinary shares, we may effect a reverse stock split in order to increase our market price.

         We have applied for listing of our ordinary shares on the NASDAQ Global Market and, if approved, our ordinary shares will trade under the symbol "HESC."

Investing in our ordinary shares involves a high degree of risk. See "Risk Factors" beginning on page 8 for certain factors relating to an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public offering price	$	$

Underwriting discounts and commissions(1)	$	$

Proceeds to us, before expenses	$	$

(1)
See "Underwriting" for a description of compensation payable to the underwriter.

         We have granted a 45 day option to Rodman & Renshaw, LLC, the underwriter, to purchase up to an additional        ordinary shares from us on the same terms set forth above. If the underwriter exercises its right to purchase all of such additional ordinary shares, we estimate that we will receive gross proceeds of approximately         million from the sale of the ordinary shares being offered and net proceeds of $         million after deducting approximately $         million for underwriting discounts and commissions and estimated offering expenses. The ordinary shares issuable upon exercise of the underwriter's option are identical to those offered by this prospectus and have been registered under the registration statement of which this prospectus forms a part.

         The underwriter expects to deliver the ordinary shares to purchasers in the offering against payment in New York, New York on or about                , 2011.

Rodman & Renshaw, LLC

The date of this prospectus is                        , 2011

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information other than that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of its delivery or of any sale of our ordinary shares. This prospectus will be updated and, as updated, will be made available for delivery to the extent required by federal securities laws.

        No person is authorized in connection with this prospectus to give any information or to make any representations about us, the securities offered hereby or any matter discussed in this prospectus, other than the information and representations contained in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy the securities in any circumstance under which the offer or solicitation is unlawful. Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus. This prospectus will be updated and updated prospectuses will be made available for delivery to the extent required by the federal securities laws.

i

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS AND
OTHER INFORMATION CONTAINED IN THIS PROSPECTUS

        This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 as amended, or the Securities Act. Forward looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Forward looking statements involve risks and uncertainties and include statements regarding, among other things, our projected sales, profitability and cash flows, our growth strategies, anticipated trends in our industries, our future financing plans and our anticipated needs for working capital. They are generally identifiable by use of the words "may," "will," "should," "anticipate," "estimate," "plans," "potential," "projects," "continuing," "ongoing," "expects," "management believes," "we believe," "we intend" or the negative of these words or other variations on these words or comparable terminology. These statements may be found under the sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as in this prospectus generally. In particular, these include statements relating to future actions, prospective products or product approvals, future performance or results of current and anticipated products, sales efforts, expenses, and the outcome of contingencies such as legal proceedings and financial results.

        Examples of forward-looking statements in this prospectus include, but are not limited to, our expectations regarding our business strategy, business prospects, operating results, working capital, liquidity, capital expenditure requirements and future acquisitions. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding demand for our services, the continuing availability of European Union, or EU, grant funding, the timing and cost of capital expenditures, competitive conditions, general economic conditions and synergies relating to acquisitions, joint ventures and alliances. These statements are based on our management's expectations, beliefs and assumptions concerning future events affecting us, which in turn are based on currently available information. These assumptions could prove inaccurate. Although we believe that the estimates and projections reflected in the forward-looking statements are reasonable, our expectations may prove to be incorrect.

        Important factors that could cause actual results to differ materially from the results and events anticipated or implied by such forward-looking statements include, but are not limited to:

  •
  our ability to obtain additional capital to pursue our business plan;

  •
  the continuing availability of EU grant funding;

  •
  the availability of bank guarantees or loan commitments from commercial lenders to our clients;

  •
  non-performance of suppliers on their sale commitments and clients on their purchase commitments;

  •
  adverse conditions in the industries in which our clients operate, including a continuation of the global recession;

  •
  our ability to manage growth;

  •
  our ability to integrate acquired businesses;

  •
  our ability to retain and attract senior management and other key employees;

  •
  changes in Greek or Cayman Islands tax laws;

  •
  increased levels of competition;

  •
  changes in political, economic or regulatory conditions generally and in the European markets in which we operate; and

ii

  •
  other risks, including those described in the "Risk Factors" discussion of this prospectus.

        We operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for us to predict all of those risks, nor can we assess the impact of all of those risks on our business or the extent to which any factor may cause actual results to differ materially from those contained in any forward-looking statement. The forward-looking statements in this prospectus are based on assumptions management believes are reasonable. However, due to the uncertainties associated with forward-looking statements, you should not place undue reliance on any forward-looking statements. Further, forward-looking statements speak only as of the date they are made, and unless required by law, we expressly disclaim any obligation or undertaking to publicly update any of them in light of new information, future events, or otherwise.

Currency

        Unless otherwise noted, all currency figures in this filing are in U.S. dollars. Our functional currency is the "Euro" or "€", and, unless otherwise noted, all U.S. dollar figures contained in this filing reflect the exchange rate between the U.S. dollar and the Euro on October 15, 2010 of €1 = $1.40 (according to xe.com). The U.S. dollar figures contained in our financial statements reflect the exchange rate between the U.S. dollar and the Euro as calculated in accordance with U.S. generally accepted accounting principles and described in the notes to the financial statements appearing elsewhere in this filing.

Over-Allotment Option

        Unless otherwise indicated, information in this prospectus assumes that the underwriter does not exercise its option to purchase additional shares.

Share and Per Share Data

        Unless otherwise indicated, information in this prospectus with respect to share and per share data reflects the completion of the May 2010 consolidation of our ordinary shares pursuant to which each 5.402 ordinary shares were consolidated into one ordinary share. Depending on the market price of our ordinary shares, we may effect a reverse stock split in order to increase our market price.

iii

PROSPECTUS SUMMARY

        This summary highlights selected information that is contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our ordinary shares. In this prospectus, unless otherwise indicated or the context otherwise requires, all references to the "Company," "we," "Hellenic", or "us" shall mean Hellenic Solutions Corporation together with our wholly owned subsidiaries, Aegean Earth and Marine S.A. and Temhka S.A. Specific discussions or comments relating only to our subsidiaries will reference "Aegean Earth S.A." or "Temhka S.A.," as applicable. You should read the entire prospectus carefully, including "Risk Factors" and the financial statements and related notes appearing elsewhere in this prospectus before making an investment decision.

Overview of Our Business

        We are a leading designer, builder, refurbisher and outfitter of manufacturing facilities, specializing in the agricultural sector in Greece. Our clients utilize European Union, or EU, grants to help pay for these new, expanded or refurbished facilities. In order to obtain EU grants, we first prepare a feasibility study and construction plan to be submitted by the client to the applicable Greek governmental ministry for approval, which ministry has been delegated grant approval authority by both the EU and Greek government. Following approval by the relevant Greek governmental ministry, we design and build the facility to the specifications outlined in the approved grant application.

        For the year ended December 31, 2009, we generated $35.0 million in revenues and net profit of $3.2 million. Additionally, as of December 31, 2010, we had a total of €388 million (or $543.2 million) in projects that are in process, are in our backlog or in our pipeline and are expected to generate revenues during fiscal years 2011 through 2014. Backlog represents services that our clients have committed contractually to purchase from us, and for which full funding approval has been received from both the EU and a commercial banking source. Additionally, our project pipeline represents services that our clients have committed contractually to purchase from us, but for which final financing approval is being sought or is pending from either or both of the EU and a commercial banking source. Of our completed projects, 81% have been in the agricultural and green sectors. Similarly, 89% of our current backlog and pipeline projects are in the agricultural and green sectors.

        We provide the following services to our clients:

  •
  perform engineering and economic feasibility studies;

  •
  prepare EU grant applications under the CSF guidelines;

  •
  design building facilities;

  •
  design production lines and related equipment;

  •
  specify all facilities and all equipment to be installed in a facility;

  •
  order all equipment and materials;

  •
  install or construct all facilities and equipment in conformance with the study, the plans and the specification;

  •
  test all of the installed equipment in the facility to ensure workmanship according to the plans and specifications; and

  •
  conduct periodic follow-up inspections to ensure that the facility is performing at optimal conditions.

Industry and Market Overview

        Revenues from the agricultural sector in Greece for 2009 accounted for 3.4% of the national GDP, or $11.3 billion. (Source: CIA The World Factbook updated September 16, 2010). We and our predecessor companies have focused during the past 31 years on providing turnkey solutions to the agriculture sector in both primary processing and packaging. This focus has been supplemented by the implementation of the CSF program (originally established in 1986 and now into its fourth program), which provides our clients with approximately 50% of the costs associated with our facility design and construction services. We believe that we are the only company within Greece to provide clients with a full range of services related to the planning, organization of funding, and construction of processing and packaging facilities within the agricultural sector.

Challenges

        To our knowledge, we are currently the only company within Greece to provide clients with a full range of services related to the planning, organization of funding, and construction of processing and packaging facilities within the agricultural sector, and as such we believe that we command a leading position in the industry that provides us with competitive advantages over other providers that offer only a subset of the services we provide. While there are other companies that each provides a particular subset of the services we offer, such as feasibility, economic and environmental studies, or architectural and engineering services, we believe that no other company in Greece offers the range of services we provide, from conducting the initial feasibility study, to advising on the grant process, and through the construction and outfitting of the final building. However, if such a firm does exist in the future, the unique position that we believe we currently hold could be challenged, and if such competitive efforts were successful, such competition could have a material impact on us by reducing our growth, revenues and profits. One of our top challenges is to remain the only company in our industry sector in Greece, and we plan to continue to strive to achieve this goal by maintaining our high levels of professionalism, dedication to client service and satisfaction, knowledge of the industry and latest developments, and quality of workmanship.

Our Competitive Strengths

        Our competitive strengths are based on the following:

        We have unmatched experience in the industry in which we operate in Greece.    During the past 31 years, we and our predecessors have focused on providing turnkey solutions to the agriculture and green sectors in both primary processing and packaging. This focus has been supplemented by the implementation of the EU Community Support Framework, or CSF, which began in 1986 and is now into its fourth program. We have a strong relationship with the Ministry of Agriculture which has direct access to €6.3 billion (or $8.8 billion) EU Community Support Framework IV funds allocated to the agricultural sector in Greece.

        We have a successful track record for our past projects and a strong backlog and pipeline for future projects.    We believe we are the first and only company in Greece offering turnkey advisory services, construction, operational solution and financing to both the primary and processing segments of the agricultural industry. Since inception, we have successfully completed over 200 projects with no losses over the past 31 years of operations. Our total revenue from current contracted projects exceeded €130 million (or $182 million) over the past 3.5 years alone. Over 67% of all current clients are repeat clients. As of December 31, 2010, our projects in process, backlog and pipeline are expected to generate approximately €388 million (or $543.2 million) in revenues during fiscal years 2011 through 2014.

        Our clients have been highly satisfied with our services.    Over the past 31 years, we have continually provided innovative and cost effective solutions to benefit our clients. This is evidenced by the fact that over two-thirds of our current client base is comprised of repeat clients.

        Our management team has substantial experience in our industry.    Our management team plays a significant role in establishing and maintaining long-term relationships with our clients, supporting the growth of our business and managing the financial aspects of our operations. Our management team possesses significant industry experience and contains a deep understanding of our clients and their performance requirements.

Our Business Strategy

        The key elements of our business strategy are:

        Execute successfully on our existing backlog and pipeline.    As of December 31, 2010, our projects in process, in our backlog and in our project pipeline are expected to generate approximately €388 million (or $543.2 million) in revenues during fiscal years 2011 through 2014. We intend to work closely with our clients to execute on our existing projects at a performance level that not only meets our clients' service requirements but also meets our standards of workmanship and professionalism.

        Expand and diversify our target business.    We are focused on growing and diversifying our backlog through increasing our relationships with existing clients and building relationships with new clients. The continued expansion and enhancement of not only our current operations of our clients, but also the acquisition and application of new technology into the existing operations is one of our primary focus areas. For example, we have formed an environmental or green division, and currently have 39 projects in our backlog and pipeline that fall within the green sector that are expected to generate a total of approximately €87.8 million (or $122.92 million) in revenues during fiscal 2011 through 2014. We expect to continue focusing on growing our green sector capabilities and taking on both a larger number, and a greater percentage, of green projects in the future.

        Pursue selective acquisitions to increase our revenue.    We may selectively acquire businesses operated by our existing suppliers and subcontractors that will enhance what we believe is our leading position in the sector. These acquisitions will enable us to increase our revenue, improve our profitability and enhance our position in the marketplace.

Corporate History

        We were incorporated as an exempted company with limited liability under the laws of the Cayman Islands on March 10, 2006, and, prior to our acquisition of Aegean Earth S.A., we had no material assets and we had not generated revenues. Our operations consisted solely of attempting to identify, investigate and conduct due diligence on potential businesses for acquisition.

        Aegean Earth S.A. was formed under the laws of Greece in July 2007, for the purpose of engaging in construction and development projects in Greece and surrounding countries. In January 2008, we changed our name from Tiger Growth Corporation to Aegean Earth and Marine Corporation. We acquired Aegean Earth S.A. from its shareholders in February 2008. Temhka S.A. and its predecessors have been operating in Greece since 1979 and we acquired Temhka S.A. from its shareholders in February 2010.

        In March 2010, we completed a private placement with certain accredited investors pursuant to which we issued 3,000,001 ordinary shares on a post consolidation basis, as described below, for aggregate net proceeds of $4.5 million.

        In May 2010, shareholder resolutions were passed to:

  •
  effect a consolidation of our ordinary shares pursuant to which each 5.402 ordinary shares were consolidated into one ordinary share;

  •
  increase our authorized ordinary shares to 100,000,000 with a nominal or par value of US$0.0034573 from 78,125,000 ordinary shares with a nominal or par value of US$0.00064; and

  •
  change our name to Hellenic Solutions Corporation.

        Effective immediately after the consolidation and upon the conversion of all Series B Preference Shares issued to the former shareholders of Temhka S.A. into ordinary shares, there were a total of 21,133,481 ordinary shares issued and outstanding. In May 2010, we changed our name from Aegean Earth and Marine Corporation to Hellenic Solutions Corporation.

        The following diagram illustrates our corporate structure as of the date of this prospectus:

Company Information

        We are an exempted company incorporated with limited liability in the Cayman Islands. Our principal executive offices are located at 5, Ichous Str.—Galatsi, 111 46 Athens, Greece, and our telephone number is 30-210-223-4533. Our website is located at http://www.hellenicsolutions.com. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute part of this prospectus, and investors should not rely on any such information in deciding whether to purchase our ordinary shares.

OFFERING SUMMARY

Ordinary shares offered by us	shares.
Ordinary shares outstanding after this offering	shares.
Over-allotment option

We have granted the underwriter a 45-day option to purchase up to an additional            ordinary shares from us at the public offering price less the underwriting discounts and commissions to cover over-allotments, if any, on the same terms as set forth in this prospectus.

Use of proceeds

We intend to use the net proceeds from this offering for working capital and other general corporate purposes, potential acquisitions and expansion of our market, as more fully discussed in the section entitled "Use of Proceeds" following this offering summary.

Risk factors

We are subject to a number of risks which you should be aware of before you buy our ordinary shares. The risks are discussed more fully in the section entitled "Risk Factors" following this offering summary.

Stock symbol

Our ordinary shares are quoted on the OTCBB under the symbol "AEGZF.OB" We have applied for quotation of our ordinary shares on the NASDAQ Global Market and, if approved, our ordinary shares will trade on the NASDAQ Global Market under the symbol "HESC" following this offering.

        The ordinary shares to be outstanding after this offering are based on 21,133,481 ordinary shares outstanding as of September 30, 2010 and excludes 3,000,001 ordinary shares reserved for issuance pursuant to outstanding warrants to purchase our ordinary shares as of October 15, 2010, with a weighted average exercise price of $3.00 per share.

        Unless otherwise indicated, the information in this prospectus assumes no exercise of the underwriter's over-allotment option to purchase up to            ordinary shares from us at the public offering price less the underwriting discount to cover over-allotments, if any.

        All share and per share information concerning our ordinary shares reflects a 1-for-5.402 share consolidation which became effective in May 2010.

        Depending on the market price of our ordinary shares, we may effect a reverse stock split in order to increase our market price.

 SUMMARY CONSOLIDATED FINANCIAL INFORMATION

        We have derived the summary consolidated statement of operations data for the years ended December 31, 2009 and 2008 from our audited consolidated financial statements included in this prospectus. We have derived the summary consolidated statement of operations data for the nine months ended September 30, 2010 and 2009 from our unaudited condensed consolidated financial statements included in this prospectus. You should read the summary consolidated financial data in conjunction with those financial statements and the accompanying notes and the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained elsewhere in this prospectus. Our consolidated financial statements are prepared and presented in accordance with United States generally accepted accounting principles, or U.S. GAAP. Our consolidated financial statements have been prepared as if the current corporate structure had been in existence throughout the periods presented. The historical results presented below are not necessarily indicative of financial results to be achieved in future periods and are not necessarily indicative of results to be expected for any other period.

	Year Ended December 31,		Nine Months Ended September 30,
(in U.S. dollars except per share data)	2008	2009	2009	2010
				(unaudited)
Consolidated Statement of Operations Data:
Revenues	$61,965,224	$34,980,864	$28,927,013	$54,224,847
Less: Cost of revenues	(54,341,895)	(29,490,537)	(24,872,916)	(45,657,731)

Gross profit	7,623,329	5,500,327	4,054,097	8,567,116

Expenses
General and administrative expenses	(1,306,282)	(906,860)	(366,530)	(1,142,917)

Income from operations	6,317,047	4,593,467	3,687,567	7,424,199
Currency Translation Gain				36,573
Interest expense	(1,161,975)	(713,738)	(685,852)	(389,874)

Income before income taxes	5,155,072	3,882,729	3,001,715	7,070,898
Income tax expense	(1,164,632)	(698,891)	(750,429)	(1,789,473)

Net income	$3,990,440	$3,183,838	$2,251,286	$5,281,425

Net income per share—basic and diluted(1)	$0.23	$0.18	$0.13	$0.26

Weighted average number of ordinary shares used in computing net income per share—basic and diluted(1)	17,538,964	17,538,964	17,538,964	20,375,390

(1)
We have presented net income per share and weighted average number of ordinary shares after giving retroactive effect to the reverse stock split and the conversion of the preferred stock that were completed on February 9, 2010 and May 21, 2010, respectively for all periods presented.

        The following table presents consolidated balance sheet data as of September 30, 2010 (i) on an actual basis and (ii) on a pro forma basis to reflect the sale of             ordinary shares in this offering by us at an assumed offering price of $            per share, the last reported sale price for our common

stock on             2011, as reported by the OTCBB, after deducting underwriting discounts and commissions and estimated offering expenses.

	As of September 30, 2010
	Actual	As Adjusted
	(unaudited)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$172,189
Working capital	18,117,031
Total assets	59,172,928
Total liabilities	42,290,133
Retained earnings	12,535,566
Total shareholders' equity	16,882,795

RISK FACTORS

        An investment in our ordinary shares involves a high degree of risk. You should carefully consider the following risk factors and the other information included herein before investing in our ordinary shares. If any of the following risks occur, our business, financial condition and operating results could be materially and adversely affected. In that case, the trading price of our ordinary shares could decline, and you could lose all of your investment.

Risks Related to our Business

We will require additional capital to pursue our business plan.

        Our projects begin with a down payment from the client equal to 20% of the total project costs, plus evidence from the client that an additional 30% of the total project costs will be available in the form of bank guarantees or loan commitments from a third party lender. At such time as this 50% of the project costs has been secured, we then submit the project for EU grant approval. In most cases, we will not receive additional funds until 60 days after the completion of 50% of the project. Therefore, we must finance a significant portion of the expenses related to the construction until we receive payments due to us. We have financed our operations since inception through funds raised in private placements, loans from our founder and internally generated cash flows.

        In February 2010, we completed a private placement in connection with our acquisition of Temhka S.A., pursuant to which we received approximately $4.5 million in gross proceeds. As a condition precedent, prior to the February 2010 closing, the founder of Temhka S.A., Stavros Ch. Mesazos, loaned $4.5 million to us. In addition, our founder has made interest-free loans to us in excess of $4.9 million from the date that we acquired Temhka S.A. through September 30, 2010. We have accumulated $12.5 million in retained earnings as of September 30, 2010. These amounts were utilized to fund our current operating and capital requirements. Accordingly, following the offering, we may need to obtain additional private or public financing to fund our operations, including debt or equity financing, and there can be no assurance that such financing will be available as needed or, if available, on terms favorable to us. Furthermore, debt financing, if available, will require payment of interest and may involve restrictive covenants that could impose limitations on our operating flexibility. There can be no assurance that additional funds will be available when and if needed from any source or, if available, will be available on terms that are acceptable to us. We may be required to pursue sources of additional capital through various means, including joint venture projects and debt or equity financings. Future financings through equity investments are likely to be dilutive to existing shareholders. Such additional equity securities may have rights, preferences or privileges that are senior to those of our existing ordinary shares. The terms of securities we may issue in future capital transactions may be more favorable for our subsequent investors. Newly issued securities may include preferences, superior voting rights, or may be issued with warrants or other derivative securities, which themselves may have additional dilutive effects. Further, we may incur substantial costs in pursuing future capital and/or financing, including investment banking fees, legal fees, accounting fees, printing and distribution expenses and other costs. Our ability to obtain needed financing may be impaired by such factors as the capital markets, the lack of a market for our ordinary shares, and our lack of profitability, which could impact the availability or cost of future financings. If the amount of capital we are able to raise from financing activities, together with our revenue from operations, is not sufficient to satisfy our capital needs, we may be required to reduce operations.

Our revenue and profitability are heavily dependent upon the availability of EU grant funding.

        Should EU grant funding not become available, it would materially adversely impact our revenue and profitability as such financing is integral to our business model. The EU program commenced in 1986 and provides to all member states of the EU the ability to obtain financing in the form of grants that require no repayment by the grantee and are added to the capital base of the grantee as the project is completed. This program, entitled the Community Support Framework, or the CSF, is in its fourth iteration and accordingly is called the 4th CSF. The 4th CSF continues to commit funds through 2013 and flow funds to projects through 2015. This program is an integral part of the Growth and Stability program of the EU and the negotiations for the implementation of the 5th CSF are underway between the EU and the 27 member states of the EU. Any slow down or delay in the implementation of the CSF program by the Greek government would reduce our revenues and profitability. See "Management's Discussion and Analysis of Financial Condition and Results of Operation—Understanding the EU Community Support Framework."

If we are unable to finance our working capital, then our revenue and income may be reduced.

        Due to the timing of the payments for projects from our customers, we must use working capital to cover the expenses of the project. Historically, we have generated working capital by selling equity, borrowing from our founder and borrowing from commercial banks. Since the financial crisis began in 2008, the availability of commercial bank financing has been severely limited. If we cannot obtain commercial credit financing, we may not have sufficient working capital to timely construct or complete the projects we undertake including projects in our backlog and pipeline. Any delay in the completion of our projects will delay payments from our customers. In addition, if we do not have sufficient working capital, we may not be able to accept new projects. We are pursuing alternative commercial bank facilities and are considering pursuing other financing arrangements in order to continue our business model; however, there is no such facility in place at this time and the unavailability of such a facility could have an adverse effect on our revenues and profits.

If our customers are unable to obtain adequate financing for their projects, then our revenue and income may be reduced.

        Our customers are required to finance, or arrange third party financing, for up to approximately 50% of the project costs. Historically, this portion of the project costs has been financed by commercial bank loans. As a result of the financial crisis that began in 2008, the Greek financial system has been largely ineffective. The availability of commercial bank financing has been an integral part of our business model and the elimination of such financial support would damage our business. If our clients cannot obtain commercial credit financing or an alternative source of financing, then our clients will not receive the applicable CSF approval and the number of projects we can undertake will be reduced. The continued lack of commercial banking facilities to our clients could have an adverse effect on both our revenues and profitability.

We may not be able to effectively control and manage our growth and a failure to do so could adversely affect our operations and financial conditions.

        Our revenue increased from $28.9 million for the nine months ended September 30, 2009, to $54.2 million during the nine months ended September 30, 2010. For the three months ended September 30, 2010, revenues totaled $19.7 million compared to $9.2 million for the three months ended September 30, 2009, an increase of approximately $10.5 million, or 47%. If we continue to experience an increase in demand for our services, we will need to expand our capabilities in order to meet these demands. We may face challenges in managing and financing the acquisition of additional companies to facilitate the planned vertical integration of our operations. This could put increased demands on our management team and may require us to hire additional executives to manage this growth. Our failure to address these increased demands could interrupt, delay or adversely affect our operations and cause construction backlogs, extend project completion times and contribute to added administrative inefficiencies.

        Other challenges relating to the expansion and operation of our business include:

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  unanticipated costs;

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  diversion of management's attention from other business concerns;

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  potential adverse effects on existing business relationships with clients and suppliers;

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  obtaining sufficient working capital to support our expansion program;

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  maintaining the high quality of our workmanship;

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  completing projects on time;

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  completing projects within budgets;

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  maintaining our profit margins at projected levels;

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  maintaining adequate controls over expenses and accounting systems;

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  successfully integrating acquisitions into our corporate structure and operations;

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  anticipating and adapting to rules and regulatory changes or modifications that may be promulgated from time to time by the EU or the Hellenic Republic, sometimes referred to as Greece in this prospectus, as such changes or modifications may affect our operations; and

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  being cognizant of any competitive entrants into our market and maintaining our exclusive position as the sole provider in Greece to provide the range of services we provide to our clients.

        Even if we maintain our market share, and are able to increase our sales and/or access additional sources of funds, there may be a delay between the time that costs and expenses are incurred and the time when we recognize the benefits of such increased sales and/or access to other funds, which could also affect our cash flow, profitability and earnings.

We have a limited number of clients and the loss of one or more of these clients, or the cancellation of all or a portion of projects currently underway, could adversely affect our revenue and profitability.

        We currently have projects in process, in our project backlog and in our project pipeline from 69 clients that are expected to generate revenues totaling €388 million (or $543.2 million) during fiscal years 2011 through 2014. Of these clients, 46 are repeat clients and 23 are new clients. Of the current projects under construction, two of these projects would account for over €34.6 million (or $48.44 million) of our future revenues. We do not anticipate that our dependence on a limited number of clients will continue in the future. However, if we are unable to decrease our dependence on a limited number of clients, such a concentration of our business could result in a decrease in our revenue or profit should any of these clients suffer adverse financial setbacks that might impact their ability to commence or finalize a project. Any of our client companies could suffer financial setbacks either resulting from or causing a loss of their respective market share. The reduction in revenue and profit from our clients could also have an adverse effect on our business in the form of reducing our revenues and reducing our profits.

        Additionally, one or more of our clients could cancel all or a portion of a project that is currently underway, which could have an adverse effect on our business in the form of reducing our revenues and our profits. We base our planned operating expenses in part on our expectations of future revenue, and as a result, a significant portion of our expenses will be fixed in the short term. If revenue for a particular quarter is lower than we expect, we likely will be unable to proportionately reduce our operating expenses for that quarter, which would have a material adverse effect on our operating results for that quarter.

Our backlog and project pipeline are subject to reduction and cancellation.

        Backlog represents services that our clients have committed by contract to purchase from us, and for which full funding approval has been received from both the EU and a commercial banking source, typically a bank located in Greece. Additionally, our project pipeline represents services that our clients have committed by contract to purchase from us, but for which final financing approval is being sought or is pending from either or both the EU or a commercial banking source. As of December 31, 2010, projects in our backlog were expected to generate revenues of approximately €105.6 million (or $147.84 million), and our project pipeline was expected to generate revenues of approximately €175.7 million (or $245.98 million) during fiscal years 2011 through 2014. Our clients are generally able to cancel or reduce projects that are in our backlog and project pipeline. Our backlog and project pipeline are subject to fluctuations as a result of project cancellations or an inability to obtain full governmental approval, and are not necessarily indicative of future sales. Moreover, cancellations of services or reductions of the types of services being purchased in existing contracts could substantially and materially reduce our backlog and/or project pipeline and, consequently, future revenues. Our failure to replace canceled or reduced backlog and project pipeline could result in lower revenues.

We have a small number of key suppliers for services, equipment and material for our clients' projects which could delay our completion of products and increase our expenses.

        We currently have approximately 65 suppliers of services, goods and materials for our clients' projects. These services, goods and materials range from external economic consultants that advise us on our EU grant submittals, to architects and engineers that supplement our professional staff with specialty expertise on equipment design and manufacturing for the specialized packaging and processing equipment that we design to fit our clients' requirements and specification. Of these suppliers and consultants, 13 accounted for over €34 million (or $47.6 million) of billings in the past year. A financial setback or reversal to any of our consultants or suppliers of materials or technology could have a material adverse effect upon our revenues and profits. Delays due to financial problems, the global economic crisis, or as a result of shortages of supply or personnel of our key suppliers could materially adversely impact our business and profitability.

Our future success depends on retaining our existing key employees and the loss of any of them could adversely affect our future operations.

        Our future success depends to a significant degree on the continued service of our executive officers and other key employees, particularly Stavros Ch. Mesazos, our Chief Operating Officer and Executive Chairman, and Dimitrios K. Vassilikos, our Chief Executive Officer. Messrs. Mesazos and Vassilikos have experience in, and knowledge of, the construction and agricultural processing industry in Greece and the loss of either or both of these individual's services could have a material adverse impact on our ability to compete in the industry in Greece. Further, while we have entered into employment contracts with each of Messrs. Mesazos and Vassilikos, no assurances can be given that we will be able to employ and/or keep Messrs. Mesazos and Vassilikos, or any of our other key employees. The loss of the services of any of our executive officers, or other key employees, could make it more difficult to successfully operate our business and pursue our growth strategy, which could have a material adverse effect on our results of operations. In addition, we do not currently have key person insurance on any of our employees.

Our operating results may fluctuate considerably on a quarterly basis. These fluctuations could have an adverse effect on the price of our ordinary shares.

        Our results of operations have fluctuated in the past, and may continue to fluctuate, significantly on a quarterly basis as a result of a number of factors, many of which are beyond our control. Although many companies may encounter fluctuations in their results of operations, these fluctuations are particularly relevant to us as a result of our historical and current reliance on a limited number of customers, the availability of EU grants and commercial financing in order to fund our projects, our relatively small size and the dynamics of operating a business in Greece. Factors that could cause our results of operations to fluctuate include, among others:

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  seasonal or periodic fluctuations in our clients' businesses, which could cause the timing of their engagement of our services to fluctuate;

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  the average prices for our services, which are impacted by fluctuations in the raw materials, such as cement and steel, and equipment we use in the planning and construction of facilities;

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  delivery delays, price fluctuations and shortages with respect to raw materials that we acquire from suppliers and outsourced manufacturers;

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  the rate and cost at which we are able to expand our internal project development capacity to meet client demand and the timeliness and success of these expansion efforts;

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  the loss of one or more key customers or the significant reduction or postponement of projects from these clients;

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  unplanned expenses incurred to address contingencies such as manufacturing failures, defects or downtime;

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  costs relating to acquisitions and investments;

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  the effects of the global economic downturn, and in Greece in particular, which has led to decreases in demand for our services and which could continue or increase in severity;

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  geopolitical turmoil within Greece or the EU;

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  foreign currency fluctuations, particularly fluctuations in the exchange rates of the Euro and U.S. dollar;

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  our success in maintaining, establishing and expanding customer relationships;

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  our ability to successfully develop, introduce and sell new or enhanced services in a timely manner, and the amount and timing of related research and development costs;

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  the timing of new product or technology announcements; and

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  introductions by our competitors and other developments in our competitive environment.

        You should not rely on our results from any quarter as an indication of future performance. Quarterly variations in our operations could result in significant volatility in the market for our ordinary shares, and the market price for our ordinary shares might fall below the offering price.

        Furthermore, the occurrence of any of the risks described above could result in long-term harm to our business, financial condition and operating results, especially if it continues for a period of time or is not mitigated in subsequent periods.

Since competition for highly skilled employees is intense, we may not be able to attract and retain the highly skilled employees we need to support our business and our expected growth.

        As a result of the specialized and technical nature of our business, our future performance is largely dependent on the continued service of, and on our ability to attract and retain, qualified engineers, economists and technical personnel. Approximately 73% of our employees are economists, engineers or technicians, who have specialized experience and education. We compete with competitors and other employers for these qualified and experienced economists, engineers and technology professionals. Without sufficient numbers of skilled employees, our operations would suffer from, among other things, deteriorating production standards and decreasing capacity utilization. Competition for such skilled personnel is intense, and replacing qualified employees is difficult. In order to effectively hire and retain a sufficient number of employees with the skills, experience and education that we require to operate and expand our business, we may be required to offer higher compensation and other benefits, which could materially and adversely affect our business, financial condition and results of operations. If we are unable to attract, retain and motivate our economists, engineers and technical personnel, our business and prospects could be materially and adversely affected. Furthermore, we may not be able to hire sufficient numbers of skilled and experienced employees to replace those who leave, and we may be unable to redeploy and retrain our professionals to keep pace with continuing changes in technology, evolving standards and changing customer demands, which could adversely affect our business and prospects.

Our quarterly operating results may vary from the actual payment stream we receive from the EU, the commercial banks and our clients.

        Our clients, on average, pay 20% of the project cost from their own funds and an additional 30% of the project cost from either their own funds or commercial bank financing, or a combination thereof. The Central Bank of Greece, which has received CSF funds from the EU, pays the balance of the project costs through a grant, which is typically 50% of the total cost of the project, upon completion of 50% and 100% of the work. The client pays 20% of the project cost upfront, and must demonstrate to us and the Greek governmental ministry through either a bank loan commitment or guarantee, or other evidence that the client will be able to pay the other 30%, before the project can be submitted to the relevant governmental ministry for approval. After the initial 20% up-front payment, the remaining 80% of costs (consisting of funds from both the EU and the client) are paid to us in two installments, half of which is paid approximately 60 days after 50% of the work on the project has been completed and the remaining half of which is paid approximately 60 days after the completion of the project. The Central Bank of Greece does not pay any EU funds upfront. Our reporting periods for revenue and expenses and the resultant gross profit and net profits for the period are accounted for under the percentage completion method of accounting and may vary from the actual cash received during the period. Under the percentage completion method, the accounting is calculated on expenses incurred during the time period, and as a result, expenses may exceed actual billings generated, and would be reflected in our financial statements as "Expenses in Excess of Billings." Conversely, it is possible, though unlikely, that our revenue could exceed expenses incurred and would therefore be reflected in our financial statements as "Billings in Excess of Expenses."

Concerns over food safety and public health may affect our operations by causing our clients to experience increased costs for producing their food products.

        Although we stringently monitor all events concerning food and food production in the European markets, our clients may experience some public scrutiny and oversight from relevant EU agencies concerning food production and packaging, which could increase their costs, or conversely, reduce their earnings, and reduce their ability to retain our services. An example was the 2009 occurrence of swine flu. Although neither we nor any of our clients were affected, we nevertheless continued to monitor these issues closely in order to intervene if necessary. There is no assurance that such monitoring or counteraction, if it occurred in the future, would be effective. If such actions by us or our clients were not effective, our revenues and earnings could be negatively impacted.

We may be subject to construction defect and product liability claims that could adversely affect our operations.

        The construction business is subject to construction defect and product liability claims which are common in the construction industry and can be costly. Among the claims for which developers and builders have financial exposure are property damage and related bodily injury claims. Damages awarded under these suits may include the costs of remediation, loss of property, and bodily injuries. In response to increased litigation, insurance underwriters have attempted to limit their risk by excluding coverage for certain claims associated with pollution and product and workmanship defects. We may be at risk of loss for bodily injury and property damage claims in amounts that exceed available limits on our comprehensive general liability policies. In addition, the costs of insuring against construction defect and product liability claims, if applicable, are high and the amount of coverage offered by insurance companies is limited. There can be no assurance that we will be able to continue to obtain insurance with respect to such claims, or that the coverage will not be restricted and become more costly. If we are not able to obtain adequate insurance, we may experience losses that could have a material adverse effect on our results of operations and financial condition.

We may be subject to warranty claims for workmanship claims over an extended period of time.

        We may be required from time to time to repair buildings and equipment lines which we constructed entirely or in part. Historically, we conduct routine inspections of finished projects and the operational equipment. Although this has typically not been a part of our contractual agreements beyond a one (1) year period, we nonetheless periodically perform such inspections for a longer period of time, up to three or more years following the completion of a project in many cases. We cannot guarantee that, in the future, circumstances or incidents will not occur that will require us to extend such warranty periods as it pertains to our workmanship. We also cannot be assured that governmental rules and regulations may not require extended periods of warranty to our workmanship. In the event we experience such extensions of warranty periods, our business operations and financial condition could be materially adversely affected if significant repairs are required.

The relative lack of public company experience of our management team may put us at a competitive disadvantage.

        Our management team lacks public company experience under the guidelines of the Securities and Exchange Commission, or the SEC, which could impair our ability to comply with legal and regulatory requirements such as those imposed by the Sarbanes-Oxley Act, or Sarbanes-Oxley. Aside from our Chief Executive Officer, Dimitrios K. Vassilikos, our senior management does not have experience operating in a publicly traded company environment. Mr. Vassilikos has had no experience with a company such as ours which is a fully reporting company under the rules and regulations of the SEC. Such responsibilities include complying with federal securities laws and making required disclosures on a timely basis. Our senior management may be unable to implement programs and policies in an effective and timely manner that adequately respond to the increased legal, regulatory and reporting requirements associated with being a publicly traded company. Our failure to comply with all applicable requirements could lead to the imposition of fines and penalties, distract our management from attending to the administration and growth of our business, result in a loss of investor confidence in our financial reports and have an adverse effect on our business and stock price.

As a public company, we are obligated to maintain effective internal controls over financial reporting. Our internal controls may not be determined to be effective, which may adversely affect investor confidence in us and, as a result, decrease the value of our ordinary shares.

        Although Greece has a full operating stock exchange, the Athens Exchange, it has not adopted management and financial reporting concepts and practices similar to those in the U.S. Consequently, we may have difficulty in hiring and retaining a sufficient number of qualified finance and management employees to work for us in Greece. If this were to occur, we may experience difficulty in establishing and maintaining accounting and financial controls, collecting financial data, budgeting, managing our funds and preparing financial statements, books of account and corporate records and instituting business practices that meet investors' expectations in the U.S.

        Rules adopted by the SEC, pursuant to Section 404 of Sarbanes-Oxley, require annual assessment of our internal controls over financial reporting. The standards that must be met for management to assess the internal controls over financial reporting as effective are complex and require significant documentation, testing and possible remediation to meet the detailed standards. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal controls over financial reporting. The process of compiling the system and processing documentation necessary to perform the evaluation needed to comply with Section 404 is costly and challenging. We may not be able to complete our evaluation, testing and any required remediation in a timely fashion. During the evaluation and testing process, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to assert that our internal controls are effective. If we are unable to conclude that our internal control over financial reporting is effective, we could lose investor confidence in the accuracy and completeness of our financial reports, which could harm our business and cause the price of our ordinary shares to decline.

        In connection with the audit of the financial statements for the Mesazos Group of Companies (the predecessors to Temhka S.A.) for the fiscal years ended December 31, 2009 and 2008, the auditors identified significant deficiencies in Temhka S.A.'s internal control over financial reporting, but these deficiencies did not rise to the level of a material weakness. Additionally, our management identified a material weakness in our internal control over financial reporting as of December 31, 2009, and concluded that our disclosure controls and procedures were ineffective as of March 31, 2010, and June 30, 2010. Management concluded that there was a material weakness in our internal controls because there was an insufficient number of personnel with appropriate technical accounting and SEC reporting expertise to adhere to certain control disciplines and to evaluate and properly record certain non-routine and complex transactions.

        A significant deficiency is a deficiency, or combination of deficiencies, in internal control over financial reporting that is less severe than a material weakness, yet important enough to merit attention by those responsible for oversight of a company's financial reporting. A material weakness in internal control over financial reporting is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements would not be prevented or detected on a timely basis. If we fail to (1) remediate the significant deficiencies identified in Temhka S.A.'s internal control over financial reporting and integrate Temhka S.A.'s internal controls over financial reporting with ours, (2) maintain the adequacy of internal control over our financial reporting with regard to the financial condition and results of operations of Temhka S.A., or (3) remediate the material weakness identified in our internal controls over financial reporting, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404 of Sarbanes Oxley, as such standards are modified, supplemented or amended from time to time. Also, such ineffective controls could impair our ability to report quarterly and annual financial results, or other information required to be disclosed, in a timely and accurate manner and could cause our financial reporting to be unreliable, leading to misinformation being disseminated to the public.

If our costs and demands upon management increase disproportionately to the growth of our business and revenue as a result of complying with the laws and regulations affecting public companies in the U.S., our operating results could be harmed.

        As a public company, we will continue to incur significant legal, accounting, investor relations and other expenses, including costs associated with public company reporting requirements. We also have incurred, and will continue to incur, costs associated with current corporate governance requirements, including requirements under Section 404 and other provisions of Sarbanes Oxley, as well as rules implemented by the SEC and the stock exchange on which our ordinary shares are traded. The expenses incurred by public companies for reporting and corporate governance purposes have increased dramatically over the past several years. These rules and regulations have increased our legal and financial compliance costs substantially and make some activities more time consuming and costly. If our costs and demands upon management increase disproportionately to the growth of our business and revenue, our operating results could be harmed.

Our future growth depends in part on our ability to make strategic acquisitions and investments and to establish and maintain strategic relationships. The failure to do so could have a material adverse effect on our market penetration, revenue growth and prospects.

        As part of our plan to sustain and potentially increase business growth, we intend to make strategic acquisitions and investments and to establish and maintain joint ventures and strategic relationships with third parties. We may engage in such activities to gain expertise in certain production and logistical activities, access to raw materials or equipment and facilities. In addition, we may enter into strategic relationships with third parties to gain access to capital or funding for research and development programs, and commercialization activities, or to reduce the risk of developing and scaling-up for backlog and project pipeline.

        Strategic acquisitions, investments, joint ventures and strategic relationships with third parties that we enter into may not be beneficial for our business. Furthermore, exploration into these transactions, whether or not actually consummated, could require us to incur significant expenses and could divert significant management time and attention from our existing business operations, which could harm the effective management of our business. This could have a material adverse effect on our market penetration, revenue growth and results of operations. In addition, strategic acquisitions, investments and relationships with third parties could subject us to a number of risks, including:

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  our inability to integrate new operations, products, personnel, services or technologies;

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  unforeseen or hidden liabilities, including exposure to lawsuits associated with newly acquired companies;

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  the diversion of resources from our existing businesses;

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  disagreement with joint venture or strategic relationship partners;

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  our inability to generate sufficient revenues to offset the costs and expenses of strategic acquisitions, investments, joint venture formations, or other strategic relationships; and

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  potential loss of, or harm to, employees or customer relationships.

        Any one or more of these events could impair our ability to manage our business, result in our failure to derive the intended benefits of the strategic acquisitions, investments, joint ventures or strategic relationships, result in us being unable to recover our investment in such initiatives or otherwise have a material adverse effect on our business, financial condition and results of operations.

Our success depends upon our ability to have projects successfully approved and completed in a timely manner, which involves a high degree of risk.

        The construction business is subject to substantial risks, including, but not limited to, the ability to acquire favorable construction projects. Further, if we continue to be successful in securing favorable construction projects, our ability to successfully complete such construction projects is subject to a number of additional risks, including, but not limited to, availability and timely receipt of zoning and other regulatory approvals, compliance with local laws, availability of, and ability to obtain capital to fund projects, and potential equipment, raw material and labor shortages. These risks could result in substantial unanticipated delays or expenses and, under certain circumstances, could prevent the start or the completion of construction activities once undertaken, any one of which could have a material adverse effect on our financial condition and results of operations.

The construction business is subject to a number of risks outside of our control.

        Factors which could adversely affect the construction industry, which are beyond our control, include but are not limited to:

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  the availability and cost of financing for our clients;

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  unfavorable interest rates and increases in inflation;

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  overbuilding or decreases in demand;

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  changes in national, regional and local economic conditions;

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  cost overruns, inclement weather, and labor or material shortages;

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  the impact of present or future environmental legislation, zoning laws and other regulations;

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  availability, delays and costs associated with obtaining permits, approvals or licenses necessary to develop property;

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  increases in taxes or fees;

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  availability of governmental funding;

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  local laws; and

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  labor problems, work stoppages, strikes and negotiations with unions.

        All of the above mentioned risks are mitigated, eliminated or neutralized under our business model. Prior to commencing construction of any project, we complete a full feasibility study, including economic and market analysis, as well as analysis of local labor and civil restrictions and conditions. However, there can be no assurances that such risks can continue to be controlled in the future. In the event that we are unable to control or effectively eliminate these risks, such failure could have a material adverse effect on our revenues and earnings and thusly our share price for our ordinary shares.

Risks Related to Doing Business in Greece

We face the risk that changes in the policies of the Greek government could have a significant impact upon the business we may be able to conduct in Greece and the profitability of such business.

        The Greek economy has been characterized by heavy government spending, a bloated public sector, rigid labor rules and an overly generous pension system. Efforts by the government to effect structural reforms have often faced opposition from Greece's powerful labor unions and the general public. Public debt, inflation and unemployment have been above the average for EU member states. Greece is a major beneficiary of EU aid and any reduction in such aid could adversely affect its economy.

        Greece is prone to severe earthquakes, which have the potential to disrupt its economy. Greece's economy is dependent on the economies of other European nations. Many of these countries are members of the EU and are member states of the EU's Economic Monetary Union, or the EMU. The member states of the EU and EMU are heavily dependent on each other economically and politically.

        We conduct all of our operations and generate our revenue in Greece. Accordingly, economic, political and legal developments in Greece will significantly affect our business, financial condition, results of operations and prospects. The Greek economy is being assisted by a financial aid package structured and implemented by the EU, the European Central Bank, or ECB, and the International Monetary Fund, or IMF. This package contains certain benchmarks and restrictive covenants and places great fiscal responsibility on the Greek government and population. These programs are expected to transition the Greek economy from instability to stability and growth in the future. Although this plan and program is uncertain as to timing and outcome, should it not be successful, it could result in a slowing of the economy from its present status. While we believe that Greece will continue to strengthen its economic standing within the EU and abroad, we cannot assure you that this will be the case. Our interests may be adversely affected by any changes in policies of the Greek government, including, changes in laws, regulations or their interpretation, increased taxation, or disputes within the EU. Our revenues and profitability could be materially affected by any of these actions.

        In September 2010, the IMF released its first report on the progress of the Greek government under the accord reached in May 2010 between Greece, the IMF, the EU and the ECB, referred to as the May Accord. The report stated that "...the program has made a strong start. End-June quantitative performance criteria have been met, led by forceful implementation of the fiscal program, and major reforms are ahead of schedule." (Source: IMF Greece First Review dated August 26, 2010). The report and analysis continued to state that, although a strong start has been made by the Greek government, there remains much to be accomplished to continue to meet the benchmarks as agreed in the May Accord. We continue to monitor these developments and signs of any adverse or positive occurrences. Although there have been no negative events that have impacted our core business to date, there is no assurance that, despite the assertions and efforts of the Greek government, there will not be any negative events or adverse setbacks in the future. Should any of these events occur, this could have a material adverse effect on our revenues and earnings.

        The state of the political and economic environment in Greece significantly affects our performance as well as the market price of our ordinary shares. Consequently, an economic slowdown, a deterioration of conditions in Greece or other adverse changes affecting the Greek economy or the economies of other member states of the EU could adversely impact our business, financial condition, cash flows and results of operations. Moreover, the political environment both in Greece and in other countries in which we may elect to operate may be adversely affected by events outside our control, such as changes in government policies, EU directives, political instability or military action affecting Europe and/or other areas abroad and taxation and other political, economic or social developments in or affecting Greece and other EU Union member states.

Economic conditions in Greece have had and may continue to have an adverse effect on our clients and on our business.

        Our business is concentrated in Greece. Greece has been the subject of intense scrutiny by the international financial community since October, 2009. Recent developments have included a financial aid package engineered by the EU, the IMF and the ECB in May 2010. This aid package imposes strict controls on the Greek government to, among other things, reduce spending, increase collections and revenues from all forms of taxation, including but not limited to, value added tax, or VAT, personal income tax, corporate income tax, property tax, food tax, fuel tax and taxes on other consumable items. This coordinated effort between the Greek government and the EU, IMF and ECB has met with some measured success since its implementation. This success is more fully reported in the IMF Greece First Review dated August 26, 2010. This report acknowledged that significant progress had been made by the Greek government to fulfill its commitments under the May Accord but it cautioned that there was much work remaining ahead in order to fully meet the covenants of such accord. There is no guarantee or assurance that such progress will continue. While we do not depend on government spending in Greece or receive any government subsidies, we are affected by the prevailing economic conditions that affect our clients. Should the recent progress falter or cease, Greece could suffer from high unemployment rates, declining consumer and business confidence, reduced consumer and business spending, and a worsening of conditions in the credit and capital markets. Should any of these events occur, this could have a material adverse effect on our revenues and earnings.

We could face increasing competition from foreign or domestic companies and, if so, any failure to effectively meet such competition could adversely affect our operations.

        Although we believe that we are the only company in Greece to provide a turn key solution by building packaging and processing plants and facilities for companies that are active in the agricultural sector, there is no assurance that some company, individual or entity may not enter the sector as a competitor. Should some heretofore unidentified company or entity desire to enter this sector, we would face competition of an uncertain scale. Although we are confident that our business model is effective and profitable and that we provide a superior solution to our clients, there is no assurance that either we can continue to do so or that a competitor, should one commence operations, could not adversely affect our business model and adversely affect our revenue and profitability by providing superior and more cost-effective solutions.

Difficult conditions in the global and European economy, particularly the Greek economy, may adversely affect our ability to complete acquisitions, receive additional financing, and may decrease the number of projects available for us to bid on.

        The difficult global economic conditions, particularly in Greece, may significantly decrease the number of construction projects available for us and make it more difficult to obtain funding to purchase the necessary materials to complete any of our intended projects. In addition, we may not be able to obtain funds necessary to complete synergistic and accretive acquisitions which remain an important part of our business plan. All of these factors may have a material adverse effect on our financial condition and results of operations.

Our business and operations may be subject to disruption from work stoppages, terrorism or natural disasters.

        Our operations may be subject to disruption for a variety of reasons, including work stoppages, acts of war, terrorism, pandemics, fire, earthquake, flooding or other natural disasters. Should a major incident or stoppage occur in any of the regions where our clients projects or facilities are located or if the facilities of critical suppliers should be damaged or destroyed, such a disruption could result in a reduction in available raw materials, the temporary or permanent loss of critical data, suspension of operations, delays in shipment of products and disruption of business generally, which would adversely affect our revenue and results of operations.

You may not be able to enforce your claims in the Cayman Islands or in Greece. Also, our principal assets are located outside of the United States and it may be difficult for investors to use the U.S. federal securities laws to enforce their rights against us, our officers and some of our directors in the US or to enforce judgments of US courts against us or them in the EU or Greece.

        We are a Cayman Islands corporation and our wholly-owned subsidiaries, Aegean Earth S.A. and Temhka S.A., are each Greek companies. There can be no assurance that a Cayman Islands court, an EU court or a Greek court would enforce foreign judgments requiring us to make payments outside of the Cayman Islands or Greece.

        All of our present officers and directors, other than director Joseph B. Clancy, reside outside of the U.S. In addition, we are located in Greece and all of our assets are located outside of the U.S. Therefore, it may be difficult for investors in the U.S. to enforce their legal rights based on the civil liability provisions of the U.S. federal securities laws against us in the courts of either the U.S. or Greece and, even if civil judgments are obtained in courts of the U.S., to enforce such judgments in the Greek courts. Further, it is unclear whether current extradition treaties now in effect between the U.S. and the EU would permit effective enforcement against us or our officers and directors of criminal penalties under the U.S. federal securities laws or otherwise.

We are subject to the risk of increased income taxes, which could harm our business, financial condition and operating results.

        We base our tax position upon the anticipated nature and conduct of our business and upon our understanding of the tax laws of Greece. Although we have been continually audited by the relevant tax authorities, we have never been penalized or found in error by underpayment of tax. However, our tax position is subject to review and possible challenge by tax authorities and to possible changes in law, which may have retroactive effect. We currently operate through Temhka S.A., a wholly-owned subsidiary organized under the laws of Greece and Aegean Earth S.A., a wholly-owned subsidiary also organized under the laws of Greece. We maintain our executive offices in Greece, and Greece could assert tax claims against us. We cannot determine in advance the extent to which such assertions could require us to pay taxes or make payments in lieu of taxes. If we become subject to additional taxes, such tax treatment could materially and adversely affect our business, financial condition and operating results.

Our current construction projects are subject to various environmental protection laws and regulations issued by the Greek government authorities and by the EU. In addition, changes in the existing laws and regulations or additional or stricter laws and regulations on environmental protection in the EU and in Greece may cause us to incur significant capital expenditures.

        We carry on our business in an industry that is subject to Greek and EU environmental protection laws and regulations. Prior to commencing construction of our projects, our clients are required to complete the environmental impact evaluation at its commencement and the examination upon completion of the construction to the competent environment protection administrative authority for approval. This environmental approval is done at the state level in Greece. We do not commence any project without the client providing us with documented approval of the project by the relevant environmental authority. Failure to submit the environment impact evaluation document or obtain the approval by competent environmental administrative authority may subject our client and us to fines and cease the project construction. Such an event would adversely affect our business and financial condition.

        Greek and EU laws and regulations also require enterprises engaged in construction that may cause environmental waste to adopt effective measures to control and properly dispose of waste gases, waste water, industrial waste, dust and other environmental waste materials, as well as fee payments from producers discharging waste substances. Fines may be levied against producers causing pollution. Although we and our clients have historically complied in all material respects with such laws and regulations, we cannot assure you that in the future, we and/or our clients will have fully complied in all material respects with all such laws and regulations. The failure to comply with environmental laws or regulations may subject our client and ourselves to various administrative penalties such as fines, and if the circumstances of the breach are serious, it is at the discretion of the Greek government or of the EU, depending upon the project and the violation, to cease or close any operations failing to comply with such laws or regulations.

        In addition, there can also be no assurance that the Greek government or the EU will not change the existing laws or regulations or impose additional or stricter laws or regulations, compliance with which may cause us to incur significant capital expenditure, which we may be unable to pass on to our clients. In addition, we cannot assure you that we will be able to comply with any such laws and regulations.

Changes in existing Greek and EU food hygiene and safety laws may cause us to incur additional costs to comply with the more stringent laws and regulations, which could have an adverse impact on our financial position.

        Since our core business is providing factory facilities to our clients for the primary processing and packaging of food items from the agricultural areas of Greece, our clients are subject to compliance with both EU and Greek food hygiene laws and regulations. These laws and regulations set out hygiene and safety standards with respect to foods, packaging and containers, information to be disclosed on packaging, and hygiene requirements for food production sites, facilities and equipment used for the transportation and sale of food. Failure to comply with these food hygiene and safety laws may result in fines, suspension of operations, loss of business licenses and, in more extreme cases, criminal proceedings against an enterprise and its management. Although we believe that all of our clients and their projects are in compliance in all material respects with current food hygiene laws, in the event that the Greek or EU governments increase the stringency of such laws, the production and distribution costs of our clients may increase, which could slow down our clients growth and expansion and adversely impact our financial position by reducing our revenues and net profits.

Fluctuations in exchange rates could adversely affect our business and your investment.

        The value of the Euro against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in the EU member states' political and economic conditions. Any significant movement of the Euro against the U.S. dollar may materially and adversely affect our cash flows, revenue and financial condition. For example, to the extent that we need to convert U.S. dollars that we may receive from an offering of our securities into Euros for our operations, appreciation of the Euro against the U.S. dollar would diminish the value of the proceeds of the offering and could harm our business, financial condition and results of operations. Conversely, as our functional currency is the Euro, if we decide to convert our Euros into U.S. dollars for business purposes and the U.S. dollar appreciates against the Euro, the U.S. dollar equivalent of the Euro that we convert would be reduced. In addition, the depreciation of significant U.S. dollar denominated assets could result in a charge to our income statement and a reduction in the value of those assets.

Risks Related to Our Ordinary Shares

Our officers, directors and their relatives control us through their positions and stock ownership, and their interests may differ from other shareholders.

        Stavros Ch. Mesazos, our Executive Chairman of the Board of Directors, through his direct and indirect holdings, has the ability to vote 18,343,670 of our ordinary shares, which as of September 30, 2010, represented 86.7% of our voting stock on a fully diluted basis. In connection with this offering, we expect to issue                         additional ordinary shares, which would reduce Mr. Mesazos's beneficial ownership to      % of our voting stock on a fully diluted pro forma basis as of December 31, 2010. Additionally, our directors and officers would beneficially own in the aggregate            % of our voting stock on a fully diluted pro forma basis as of September 30, 2010. As a result, our officers and directors are generally able to control the outcome of shareholder votes on various matters, including the election of directors and extraordinary corporate transactions, such as business combinations. The interests of our directors and officers may differ from those of our other shareholders. Furthermore, the current ratio of ownership of our ordinary shares reduces the public float and liquidity of our ordinary shares, which can, in turn, affect the market price of our ordinary shares. This concentration of ownership may also discourage, delay or prevent a change in control of us, which could deprive our shareholders of an opportunity to receive a premium for their ordinary shares as part of a sale of us and might negatively impact the price of our ordinary shares. These actions may be taken even if they are opposed by our other shareholders, including those who purchase ordinary shares in this offering.

We are not likely to pay cash dividends in the foreseeable future.

        We expect to retain available cash flow for working capital, capital expenditures and potential acquisitions for the foreseeable future. However, we have no current agreements to enter into any potential acquisitions. The payment of any future dividends will be determined by the board of directors in light of conditions then existing, including our earnings, financial condition and capital requirements, business conditions, corporate law requirements and other factors.

An active trading market for our ordinary shares may not develop, and you may not be able to sell your ordinary shares at or above the public offering price.

        Prior to this offering, there has been virtually no public market for our ordinary shares. An active trading market for our ordinary shares may never develop or be sustained following this offering. As a result, you may not be able to sell your ordinary shares at or above the public offering price or at any other price or at the time that you would like to sell.

If equity research analysts do not publish research or reports about our business or if they issue unfavorable commentary or downgrade our ordinary shares, the price of our ordinary shares could decline.

        The trading market for our ordinary shares will rely in part on the research and reports that equity research analysts publish about us and our business. The price of our ordinary shares could decline if one or more securities analysts downgrade our ordinary shares or if those analysts issue other unfavorable commentary or cease publishing reports about us or our business.

You will incur immediate and substantial dilution as a result of this offering.

        If you purchase ordinary shares in this offering, you will pay more for your shares than the amounts paid by existing shareholders for their shares. As a result, you will incur immediate and substantial dilution of net tangible book value of $        per share, representing the difference between the assumed public offering price of $        per share, the last reported sale price for our common stock on        2011, as reported by the OTCBB, and our pro forma net tangible book value per share after giving effect to this offering. Please see "Dilution."

Many of our ordinary shares will in the future be available for resale. Any sales of our ordinary shares, if in significant amounts, are likely to depress the market price of these shares.

        There are presently very few freely tradable ordinary shares. We intend to register up to an additional 6,000,002 ordinary shares (3,000,001 of which are issuable upon the exercise of warrants) issued in private placements completed in February 2010 and March 2010 and 16,233,330 ordinary shares issued to the shareholders of Temhka S.A. We currently have no ordinary shares reserved for issuance pursuant to the exercise of options but we may issue options in the future and register the underlying ordinary shares on Form S-8 or other form. While we cannot currently determine the number of such shares that may be registered, the figure may be substantial.

        The ordinary shares issued and outstanding that are not freely tradable are "restricted securities" as defined under Rule 144 of the Securities Act, the vast majority of which are owned by our officers, directors and other "affiliates." These persons may only sell their shares, absent registration, in accordance with the provisions of Rule 144 (if at all). Restricted securities may only be publicly sold pursuant to a registration under the Securities Act, or pursuant to Rule 144 or some other exemption that may be available from the registration requirements of the Securities Act. Rule 144 entitles each affiliate holding restricted securities to sell an amount of shares which does not exceed the greater of 1% of the shares of our ordinary shares outstanding every three months in ordinary brokerage transactions or, assuming our ordinary shares are then traded on NASDAQ or a national securities exchange, the average weekly trading volume during the four calendar weeks prior to said sale. Any substantial sales pursuant to Rule 144 or a registration statement filed subsequent to this offering, including the potential sale of ordinary shares held by our affiliates, may have an adverse effect on the market price of our ordinary shares, and may hinder our ability to arrange subsequent equity or debt financing or affect the terms and time of such financing.

Our stock price may be volatile, and you may be unable to sell your shares at a desired price.

        The market price of our ordinary shares could be subject to wide fluctuations in response to, among other things, the factors described in this "Risk Factors" section in this prospectus or otherwise, and other factors beyond our control, such as fluctuations in the valuations of companies perceived by investors to be comparable to us. Furthermore, the stock markets have experienced price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market fluctuations, as well as general economic, systemic, political and market conditions, such as recessions, interest rate changes or international currency fluctuations, may negatively affect the market price of our ordinary shares. In the past, many companies that have experienced volatility in the market price of their stock have become subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management's attention from other business concerns, which could harm our business.

        Market prices for our ordinary shares may be influenced by a number of factors, including:

  •
  the issuance of new equity securities pursuant to future offerings;

  •
  changes in interest rates;

  •
  competitive developments, including announcements by our competitors;

  •
  new services or significant acquisitions;

  •
  strategic partnerships, joint ventures or capital commitments;

  •
  variations in quarterly operating results;

  •
  change in financial estimates by securities analysts;

  •
  the depth and liquidity of the market for our ordinary shares; and

  •
  general economic and other national and international conditions.

We are authorized to issue up to 100,000,000 ordinary shares and 20,000,000 preference shares, the issuance of which could, among other things, reduce the proportionate ownership interests of current shareholders.

        We are authorized to issue up to 100,000,000 ordinary shares and 20,000,000 preference shares. Of this authorized capital stock, 21,133,481 ordinary shares are issued and outstanding. Our board of directors has the ability, without seeking shareholder approval, to issue additional ordinary shares and/or preference shares in the future for such consideration as our board of directors may consider sufficient. The issuance of additional ordinary shares and/or preference shares in the future will reduce the proportionate ownership and voting power of the ordinary shares held by existing shareholders. Further, our board of directors is empowered, without shareholder approval, to issue preference shares with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares. In the event of such issuance, the preference shares could be used as a method of discouraging, delaying or preventing a change in control of us, which could have the effect of discouraging bids for us and thereby prevent shareholders from receiving the maximum value for their shares.

        Any preference shares that may be issued are likely to have priority over our ordinary shares with respect to dividend or liquidation rights. In the event of issuance, the preference shares could be utilized under certain circumstances as a method of discouraging, delaying or preventing a change in control, which could have the effect of discouraging bids to acquire us and thereby prevent shareholders from receiving the maximum value for their shares. We have no present intention to issue any additional shares of preference shares in order to discourage or delay a change of control or for any other reason. However, there can be no assurance that preference shares will not be issued at some time in the future.

U.S. Holders of our ordinary shares could be subject to material adverse tax consequences if we are considered a Passive Foreign Investment Company, or PFIC, for U.S. federal income tax purposes.

        There is a risk that we will be classified as a PFIC for U.S. federal income tax purposes. Our status as a PFIC could result in a reduction in the after-tax return to U.S. Holders of our ordinary shares and may cause a reduction in the value of such shares. We will be classified as a PFIC for any taxable year in which (i) at least 75.0% of our gross income is passive income or (ii) at least 50.0% of the average value of all our assets produces or are held for the production of passive income. For this purpose, passive income includes dividends, interest, royalties and rents that are not derived in the active conduct of a trade or business. Based on the projected composition of our income and valuation of our assets, we do not believe we were a PFIC in 2009 or will be in 2010, and we do not expect to become a PFIC in the foreseeable future, although there can be no assurance in this regard. The U.S. Internal Revenue Service or a U.S. court could determine that we are a PFIC in any of these years. If we were classified as a PFIC, U.S. Holders of our ordinary shares could be subject to greater U.S. income tax liability than might otherwise apply, imposition of U.S. income tax in advance of when tax would otherwise apply and detailed tax filing requirements that would not otherwise apply. The PFIC rules are complex and a U.S. Holder of our ordinary shares is urged to consult its own tax advisors regarding the possible application of the PFIC rules to it in its particular circumstances.

We have not determined any specific use for a portion of the net proceeds to us from this offering and we may use such portion of the net proceeds in ways with which you may not agree.

        We have not allocated a portion of the net proceeds to us from this offering to any specific purpose. Rather, our management will have considerable discretion in the application of such portion of the net proceeds received by us. See "Use of Proceeds." You will not have the opportunity, as part of your investment decision, to assess whether or not such proceeds are being used appropriately and must rely on the judgment of our management regarding their application. The proceeds we receive may be used for corporate purposes that do not improve our profitability or increase our ordinary share price. Moreover, the proceeds we receive from this offering may also be placed in investments that do not produce income or that may lose value.

USE OF PROCEEDS

        Assuming a public offering price of $      per share, the last reported sale price for our common stock on       2011, as reported by the OTCBB, we estimate that we will receive net proceeds from this offering of approximately $       million, or approximately $       million if the underwriters exercise their over-allotment option in full, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. A $1.00 increase (decrease) in the assumed public offering price of $      per share would increase (decrease) the net proceeds to us from this offering by approximately $       million, assuming the number of shares offered, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

        We intend to use the net proceeds from this offering for working capital and the repayment of certain interest-free loans we received from our founder, Mr. Stavros Ch. Mesazos, in the amount of approximately $4.9 million and payable on demand. The amounts and timing of our actual expenditures will depend on numerous factors, including the status of our sales and marketing activities, and the amount of cash generated or used by our operations. Accordingly, our management will have broad discretion in the application of our net proceeds from this offering, and investors will be relying on the judgment of our management regarding the application of these proceeds. Pending these uses, the proceeds will be invested in commercial bank accounts.

 CAPITALIZATION

        The following table sets forth our consolidated cash and cash equivalents and capitalization as of September 30, 2010. Such information is set forth on the following basis:

  •
  on an actual basis; and

  •
  on a pro forma basis to reflect the sale by us of                        ordinary shares in this offering at an assumed public offering price of $            per share, the last reported sale price for our common stock on            2011, as reported by the OTCBB, after deducting underwriting discounts and commissions and estimated offering expenses.

        The information below is illustrative only and our capitalization following the completion of this offering will be adjusted based on the actual public offering price and other terms of this offering determined at pricing. You should read this table together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes appearing elsewhere in this prospectus.

SHAREHOLDERS' EQUITY

	As of September 30, 2010
	Actual	As Adjusted
	(Unaudited)
Cash and cash equivalents	$172,189
Preference shares, $0.00064 par value, 20,000,000 shares authorized, none issued and outstanding	0
Ordinary shares, $0.00345728 par value; 100,000,000 shares authorized; 21,133,481 shares issued and outstanding; and shares issued and outstanding on an as-adjusted basis	$73,064
Additional paid in capital	4,299,626
Accumulated other comprehensive income	(25,461)
Retained earnings	12,535,566

Total shareholders' equity	$16,882,795

        The number of pro forma ordinary shares shown as issued and outstanding in the table is based on 21,133,481 ordinary shares outstanding as of September 30, 2010 (and excludes 3,000,001 ordinary shares reserved for issuance pursuant to outstanding warrants to purchase our stock as of September 30, 2010, with a weighted average exercise price of $3.00 per share)

        A $1.00 decrease or increase in the offering price would result in an approximately $             million decrease or increase in each of pro forma as adjusted cash and cash equivalents, additional paid-in capital, total shareholders' equity and total capitalization.

 DILUTION

        Our pro forma consolidated net tangible book value as of September 30, 2010 was $             million, or $      per ordinary share. Pro forma consolidated net tangible book value per share represents consolidated tangible assets, less consolidated liabilities, divided by the aggregate number of ordinary shares outstanding. Following the sale by us of the                        ordinary shares in this offering at a price of $      per share, the last reported sale price for our common stock on      2011, as reported by the OTCBB, and receipt and application of the net proceeds of $       million, and after deducting estimated underwriting discounts and commissions and estimated offering expenses, our pro forma consolidated net tangible book value at September 30, 2010, as adjusted, would have been $       million or $      per share. This represents an immediate increase in pro forma consolidated net tangible book value to existing shareholders of $      per share and an immediate dilution to new investors of $      per share. Dilution per share represents the difference between the price per share to be paid by new investors for the ordinary shares sold in this offering and the pro forma consolidated net tangible book value per share immediately after this offering. The following table illustrates this per share dilution:

Public offering price
Pro forma consolidated net tangible book value per share as of September 30, 2010
Increase in pro forma net tangible book value per share attributable to investors in this offering

Pro forma consolidated net tangible book value per share, as adjusted for this offering

Dilution per share to investors in this offering

        A $1.00 increase (decrease) in the assumed public offering price of $            per share, would increase (decrease) our pro forma consolidated net tangible book value after this offering by $            and the dilution per share to new investors by $            , in each case assuming the number of shares offered, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

        The following table sets forth the number of ordinary shares purchased, the total consideration paid, or to be paid to us, and the average price per share paid, or to be paid, by existing shareholders (excluding shares purchased by certain existing shareholders or their affiliates in this offering) and by the investors in this offering before deducting underwriting discounts and commissions and estimated offering expenses payable by us:

Total Consideration
Shares Purchased
Average Price Per Share
	Number	Percent	Amount	Percent
Existing shareholders
Investors in this offering

Total

        The foregoing tables exclude 3,000,001 ordinary shares reserved for issuance pursuant to outstanding warrants to purchase our ordinary shares, with a weighted average exercise price of $3.00 per share. To the extent these warrants are exercised, there will be further dilution to new investors.

        If the underwriters' over-allotment option to purchase ordinary shares is exercised in full, the pro forma consolidated net tangible book value after giving effect to this offering would be $      per share, and the dilution in pro forma consolidated net tangible book value per share to investors in this offering would be $      per share.

MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY
AND RELATED SHAREHOLDER MATTERS

Market Information

        Our ordinary shares are quoted on the OTCBB, under the symbol "AEGZF.OB." We have applied for listing of our ordinary shares on the NASDAQ Global Market and, if approved, our ordinary shares will trade under the symbol HESC. Since our ordinary shares began being quoted on the OTCBB, there has been virtually no trading in our ordinary shares and there is no readily available information about the market price of our ordinary shares.

        The last reported market price of our ordinary shares was $4.00 per share on October 25, 2010. As of              , there were               ordinary shares outstanding. On that date, our ordinary shares were held by approximately               shareholders of record. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of our ordinary shares whose shares are held in the names of various security brokers, dealers, and registered clearing agencies.

        In connection with this offering, we expect to issue              additional ordinary shares, which would reduce the beneficial ownership of Stavros Ch. Mesazos, our Executive Chairman of the Board of Directors to            % of our voting stock on a fully diluted pro forma basis as of August 31, 2010. Additionally, our directors and officers would beneficially own in the aggregate            % of our voting stock on a fully diluted pro forma basis as of August 31, 2010.

Dividend Policy

        We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends on our ordinary shares for the foreseeable future. Investors seeking cash dividends in the immediate future should not purchase our ordinary shares.

        Future cash dividends, if any, will be at the discretion of our board of directors and will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors as our Board of Directors may deem relevant. We can pay dividends only out of our profits or other distributable reserves and dividends or distribution will only be paid or made if we are able to pay our debts as they fall due in the ordinary course of business.

        Payment of future dividends, if any, will be at the discretion of the board of directors after taking into account various factors, including current financial condition, operating results, current and anticipated cash needs and regulations governing dividend distributions by Cayman Islands corporations.

Stock Option Plans

        We intend to implement a stock option plan for our executives and key employees within the next twelve months.

 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

        The selected consolidated statements of operations data for the years ended December 31, 2008, and 2009 and the selected consolidated balance sheet data as of December 31, 2008 and 2009 are derived from our audited consolidated financial statements included in this prospectus. The selected consolidated statements of operations data for the nine months ended September 30, 2009 and 2010 and the consolidated balance sheet data as of September 30, 2010 are derived from our unaudited consolidated financial statements included elsewhere in this prospectus.

        You should read the selected consolidated financial data in conjunction with those financial statements and the accompanying notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Our consolidated financial statements are prepared and presented in accordance with U.S. GAAP. Our consolidated financial statements have been prepared as if the current corporate structure had been in existence throughout the periods presented.

        Our management believes that the assumptions underlying our financial statements are reasonable. Our financial statements, however, may not necessarily reflect our results of operations, financial position and cash flows as if we had operated as a separate, stand-alone company during the periods presented. The historical results presented below are not necessarily indicative of financial results to be achieved in future periods and are not necessarily indicative of results to be expected for any other period.

			(Unaudited)
	Year Ended December 31,		Nine Months Ended September 30,
	2008	2009	2009	2010
	(in U.S. dollars except per share data)
Consolidated Statement of Operations Data:
Revenues	$61,965,224	$34,990,864	$28,927,013	$54,224,847
Less: Cost of revenues	(54,341,895)	(29,490,537)	(24,872,916)	(45,657,731)

Gross profit	$7,623,329	$5,500,327	$4,054,097	$8,567,116

Expenses
General and administrative expenses	(1,306,282)	(906,873)	(366,530)	(1,142,917)

Income from operations	6,317,047	4,593,467	3,687,567	7,424,199
Currency Translation Gain				36,573
Interest expense	(1,161,975)	(710,738)	(685,852)	(389,874)

Income before income taxes	5,155,072	3,882,729	3,001,715	7,070,898
Income tax expense	(1,164,632)	(698,891)	(750,429)	(1,789,473)

Net income	$3,990,440	$3,183,838	$2,251,286	$5,281,425

Net income per share—basic and diluted(1)	$0.23	$0.18	$0.13	$0.26

Weighted average number of ordinary shares used in computing net income per share—basic and diluted(1)	17,538,964	17,538,964	17,538,964	20,375,390

(1)
We have presented net income per share and weighted average number of ordinary shares after giving retroactive effect to the reverse stock split and the conversion of the preferred stock that were completed on February 9, 2010 and May 21, 2010, respectively for all periods presented.

	December 31,		September 30,
	2008	2009	2010
Consolidated Balance Sheet Data:
Cash and cash equivalents	$987,417	$57,159	$172,189
Working capital	$2,498,036	$8,014,508	$18,117,031
Total assets	$37,275,948	$26,904,743	$59,172,928
Total liabilities	$35,062,538	$19,457,799	$42,290,133
Retained earnings	$2,226,920	$7,218,697	$12,535,566
Total shareholders' equity	$2,213,410	$7,446,944	$16,882,795

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis should be read in conjunction with the financial statements and the related notes which are included elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ substantially from those anticipated in any forward-looking statements included in this discussion as a result of various factors, including those set forth in "Risk Factors" contained elsewhere in this prospectus.

Overview

        We are a leading designer, builder and outfitter of manufacturing facilities, specializing in the agricultural sector in Greece. Our clients utilize European Union, or EU, grants to help pay for these new, expanded or refurbished facilities. In order to obtain EU grants, we first prepare a feasibility study and construction plan to be submitted by the client to the applicable Greek governmental ministry for approval, which ministry has been delegated grant approval authority by both the EU and Greek government. Following approval by the relevant Greek governmental ministry, we design and build the facility to the specifications outlined in the approved grant application

        We were incorporated as an exempted company with limited liability in the Cayman Islands on March 10, 2006 for the purpose of identifying and entering into a business combination with a privately held business or company, domiciled and operating in an emerging market. On February 29, 2008, we completed the acquisition of Aegean Earth S.A. pursuant to a share exchange agreement. Aegean Earth S.A. was organized under the laws of Greece in July 2007 with the objective of becoming engaged in the construction industry in Greece and surrounding Mediterranean countries. Since the acquisition of Aegean Earth S.A., we have entered into negotiations for the construction of a number of construction projects in Greece, but have not commenced any construction projects or entered into any binding agreements to perform a construction project.

        In February of 2010, we completed the acquisition of Temhka S.A. pursuant to a share exchange agreement. Temhka S.A.'s primary business focus is the design, construction and outfitting of new factory facilities and the expansion, rehabilitation and upgrading of existing facilities for a broad spectrum of businesses primarily in the agriculture industry. All of Temhka S.A.'s clients utilize EU grants to help pay for these new, expanded or refurbished facilities. Based on the projects currently under construction, and in our backlog and project pipeline categories, approximately 44% of our expected revenues will come from projects involving the construction of new facilities, while the remaining 56% will come from projects involving the expansion or refurbishing of existing facilities.

        Mr. Mesazos formed Temhka S.A. as a Société Anonyme in December 2009 in anticipation of our acquisition. The predecessor companies to Temhka S.A. are referred to as the Mesazos Group of Companies. In 2009, the Mesazos Group of Companies reported over $34 million in revenue and achieved net income of over $3.1 million. During the nine months ended September 30, 2010, Temhka S.A. reported $54.2 million of revenues with net income of $5.3 million. Mr. Mesazos has assembled a highly qualified team of over 44 employees who span the business spectrum from technical engineering to financial executives from Greece and the U.S.

Key Components of Operating Results

Sources of Revenue.

        We generate our revenue by designing, constructing and outfitting new commercial, agricultural and industrial facilities, and upgrading existing facilities, in Greece on behalf of private sector companies and industry cooperatives. We also provide our clients with assistance in procuring EU and/or Greek government grants. Our credit risk with respect to our projects is minimized through our receipt of notes, collateral or lien rights granted to the banks that are in place until the project has been completed and the final cash payment received.

        As a result of the difficult economic conditions in Greece that began in 2008, the Greek financial system is now largely ineffective, and the availability of commercial bank financing has been severely limited. Since our clients have historically financed from 30% to 50% of the cost of a typical project through a commercial bank in Greece, we have had to adjust our business model in some instances to address this unavailability of commercial financing in order to maintain our historical project flow. If our clients cannot obtain commercial credit financing or an alternative source of financing, then our clients will not receive the applicable CSF approval and the number of projects we can undertake will be reduced. The continued lack of commercial banking facilities to our clients could have an adverse effect on both our revenues and profitability.

        Due to the timing of the payments for projects from our customers, we must use working capital to cover the expenses of the project. Historically, we have generated working capital by selling equity, borrowing from our founder and borrowing from commercial banks. Since the financial crisis began in 2008, the availability of commercial bank financing has been severely limited. If we cannot obtain commercial credit financing, we may not have sufficient working capital to timely construct or complete the projects we undertake including projects in our backlog and pipeline. Any delay in the completion of our projects will delay payments from our customers. In addition, if we do not have sufficient working capital, we may not be able to accept certain projects. We are pursuing alternative commercial bank facilities in order to continue our business model; however there is no such facility in place at this time and the unavailability of such a facility could have an adverse effect on our revenues and profits.

Cost of Sales.

        Our cost of sales is derived from the cost of development of each project we undertake. It consists primarily of our direct cost for materials, labor and subcontracting costs, as well as our indirect costs related to equipment rental and repair and insurance.

General and Administrative Expenses.

        Selling, general and administrative expenses consist primarily of wages and salaries for our executives and administrative personnel, social security contributions, professional fees, rent and other office expenses, local taxes, marketing and hospitality expenses, transportation and travel expenses, and depreciation expense.

Other Expenses.

        Other expenses consist of only interest expenses paid to banks that provide us with project financing services.

Amendment to Authorized Shares

        On May 14, 2010, shareholder resolutions were passed to increase our authorized ordinary share capital from 78,125,000 ordinary shares (with a par value per share of $0.00064) to 100,000,000 ordinary shares (with a par value of $0.00345728 per share) through the consolidation of the 78,125,000 ordinary shares outstanding on May 14, 2010 into 14,462,237 ordinary shares, and the creation of an additional 85,537,763 ordinary shares. This resulted in every shareholder as of May 14, 2010 receiving one thousand (1,000) ordinary shares for every five thousand four hundred two (5,402) ordinary shares previously held. This consolidation was treated as a reverse stock split for U.S. GAAP purposes, and all share and per share data is presented in this prospectus as if the division took place as of the date of our inception, March 10, 2006.

Results of Operations

        The acquisition of Temhka S.A. was accounted for as a reverse merger under the purchase method of accounting since there was a change of control. Accordingly, Temhka S.A. is treated as the continuing entity for accounting purposes.

TEMHKA S.A.

COMPARISON OF THE NINE MONTHS ENDED SEPTEMBER 30, 2010 AND 2009

        The following table presents, for the periods indicated, a summary of our consolidated statement of operations information.

	Nine Months Ended September 30, 2010	Nine Months Ended September 30, 2009
	(Unaudited)
Revenues	$54,224,847	$28,927,013
Cost of sales	(45,657,731)	(24,872,916)
Gross profit	8,567,116	4,054,097
Operating Expenses
Selling, general and administrative expenses	(1,142,917)	(366,530)
Total operating expenses	(1,142,917)	(366,530)
Income before other expenses	7,424,199	3,687,567
Other expenses
Currency Translation Gain	36,573	—
Interest and other expense	(389,874)	(685,852)
Total other expenses	(353,301)	(685,852)
Income before income taxes	7,070,898	3,001,715
Provision for income taxes	(1,789,473)	(750,429)
Net income	$5,281,425	$2,251,286
Net income per share—basic and diluted(1)	$0.26	$0.13
Weighted average ordinary shares outstanding—basic and diluted(1)	20,375,390	17,538,964

(1)
We have presented net income per share and weighted average number of ordinary shares after giving retroactive effect to the reverse stock split and the conversion of the preferred stock that were completed on February 9, 2010 and May 21, 2010, respectively for all periods presented.

Revenues.

        For the nine months ended September 30, 2010, we had revenues of $54,224,847 compared to $28,927,013 for the nine months ended September 30, 2009, an increase of $25,297,834, or 87.45%. Revenues increased primarily from the increased flow of grant money from the EU to our clients beginning at the end of the first quarter of 2010. The availability for EU grant money had temporarily slowed during the last quarter of 2009 as a result of the transition from the 3rd CSF to the 4th CSF and the occurrence of governmental elections at both the EU and Greek levels. The flow of grant money returned to prior levels in the first and second quarters of 2010. Our revenues increased because we were able to accelerate certain of those projects in our pipeline that were awaiting EU financing. As a result, we were able to complete more projects in the nine months ended September 30, 2010 as compared to the nine months ended September 30, 2009. Additionally, we employed a First In First Out, or FIFO, schedule in order to be equitable to our client base, which we believe further contributes to the ability to continue working with our repeat client group.

Cost of sales.

        Costs of sales increased $20,784,815, or 83.55%, to $45,657,731 for the nine months ended September 30, 2010, compared to $24,872,916 for the same period in 2009. This increase was proportional to the increase in revenues in the first nine months of 2010.

Gross profit and gross margin.

        Our gross profit was $8,567,116 for the nine months ended September 30, 2010 as compared to $4,054,097 for the nine months ended September 30, 2009, an increase of 111.32%, representing gross margins of 15.8% and 14.0%, respectively. Although we anticipate that material costs and labor costs will continue their historical patterns of annual increases, we see an opportunity for cash discounts from quoted prices and standards from both materials and wages and, as a result, we expect our overall costs to decrease in the near term. We intend to take advantage of our cash position in order to achieve discounted prices in both areas. We expect this strategy to be particularly effective in the materials sector. We expect such savings, should they materialize, to increase our gross profit margins and our net profits.

Selling, general and administrative expenses.

        Selling, general and administrative expenses increased $776,387, or 211.82%, from $366,530 for the nine months ended September 30, 2009 to $1,142,917 for the nine months ended September 30, 2010. This increase was primarily caused by the additional activity from increased revenues and the added costs associated with being a publicly reporting company for the first nine months of 2010 and the accrual of executive salaries. We anticipate that in 2011, our indirect operating and other administrative costs will increase over those incurred in 2010 because of the increased amount of projects we will be developing, as well as the increased costs associated with public company operations.

Net Income

        Net income increased $2,802,005 or 16.68% from $2,401,372 for the nine months ended September 30, 2009 to $5,203,377 for the nine months ended September 30, 2010. This increase was primarily caused by the growth in revenues.

COMPARISON OF THE YEARS ENDED DECEMBER 31, 2009 AND 2008

        The following table presents, for the periods indicated, a summary of our condensed consolidated statement of operations information.

	Year Ended December 31, 2009	Year Ended December 31, 2008
Revenues	$34,990,864	$61,965,224
Cost of sales	(29,490,537)	(54,341,895)
Gross profit	5,500,327	7,623,329
Operating Expenses
Selling, general and administrative expenses	906,860	1,306,282
Total operating expenses	906,860	1,306,282
Income before other expenses	4,593,467	6,317,047
Other expenses
Interest and other expense	710,738	1,161,975
Total other expenses	710,748	1,161,975
Income before income taxes	3,882,729	5,155,072
Provision for income taxes	698,891	1,164,632
Net income	$3,188,888	$3,990,440
Net income per share—basic and diluted(1)	$0.18	$0.23
Weighted average ordinary shares outstanding—basic and diluted(1)	17,538,964	17,538,964

(1)
We have presented net income per share and weighted average number of ordinary shares after giving retroactive effect to the reverse stock split and the conversion of the preferred stock that were completed on February 9, 2010 and May 21, 2010, respectively for all periods presented.

Revenues.

        For the year ended December 31, 2009, we had revenues of $34,990,864 compared to $61,965,224 for the year ended December 31, 2008, a decrease of $26,974,360, or 43.5%. Since approximately 50% of our revenues come directly from EU grants, we experienced a decrease primarily from the temporary slowdown in the availability of EU grant money from the Greek governmental ministries for our clients in 2009 compared to 2008, which caused a decrease in demand for new facilities. The slow down occurred as a result of the transition from the 3rd CSF to the 4th CSF, and the occurrence of governmental elections in Greece and the other EU nations. Subsequent to the year ended December 31, 2009, and through the date of this filing, EU grant funds have commenced payments at historical levels to our clients, increasing our revenues collected. This has enabled our project workload to increase, and using the percentage completion method of accounting, our billings have increased proportionately.

Cost of sales.

        Costs of sales decreased $24,851,358, or 45.7%, for the year ended December 31, 2009 compared to the same period in 2008, to $29,490,537 in 2009 from $54,341,895 in 2008. This decrease was caused primarily by the decrease in sales activity over the same period.

Gross profit and gross margin.

        Our gross profit was $5,500,327 for the year ended December 31, 2009 as compared to $7,623,329 for the year ended December 31, 2008, representing gross margins of 15.7% and 12.3%, respectively.

The increase in gross margins is largely attributable to our ability to reduce costs without reducing revenues proportionally. Although we experienced a reduction in revenues during the year ended December 31, 2009, we managed our direct costs by carefully balancing, and in some cases reducing, the average number of employed personnel required to successfully complete a project. We also had improved efficiencies that resulted from working on a smaller number of large projects so that overall gross margins actually increased on a percentage basis.

Selling, general and administrative expenses.

        Selling, general and administrative expenses decreased 30.6%, to $906,860 for the year ended December 31, 2009 from $1,306,282 for the year ended December 31, 2008. This decrease was attributable to the decrease in administrative expenses occasioned by the decrease in sales activity which occurred as a result of the delay in EU grant monies for our client projects during such period.

Liquidity and Capital Resources

        In March 2010, we completed a private placement in which we sold 3,000,000 of our ordinary shares and warrants to purchase up to 3,000,001 ordinary shares to AAF for gross proceeds of $4.5 million.

        We estimate that our total anticipated general and administrative and other fixed costs for the next 12 months will be approximately $2,000,000, consisting primarily of increased wages and salaries, social security contributions for newly hired personnel, increased travel costs for site inspections and added costs attributable to this offering. We expect some of the estimated costs will increase or decrease depending on the size and number of projects that we undertake. We believe that our current cash and cash flow from operations will be sufficient to meet our anticipated cash needs, including our cash needs for working capital, for the next 12 months. We may, however, require additional cash resources due to changing business conditions or other future developments, including any investments or acquisitions we may decide to pursue. Because we receive payments from the EU that account for approximately 50% of the costs of the average project within 60 days following the completion of two separate milestones (25% of which is paid within 60 days following the date that 50% of the project has been completed, and the balance of which is paid within 60 days following the date that the project is finished), we anticipate that we will need to continue utilizing project financing or deposit payments to fund the construction and development of the projects we undertake to the extent possible to mitigate the additional operating costs of undertaking construction and development projects. We also expect to utilize financing, through the sale of either debt or equity securities to fund any acquisitions of complimentary businesses including supplier or service providers with which we work, to further achieve efficiencies through our vertical integration. Our ability to maintain sufficient liquidity depends partially on our ability to achieve anticipated levels of revenue, while continuing to control costs. If we do not have sufficient available cash, we would have to seek additional debt or equity financing through other external sources, which may not be available on acceptable terms, or at all. Failure to maintain financing arrangements on acceptable terms would have a material adverse effect on our business, results of operations and financial condition.

        Our ability to satisfy our current obligations is dependent upon our cash on hand, borrowings under our lines of credit and the operations of our subsidiaries. Our obligations as of September 30, 2010 consist primarily of our accounts payable to suppliers of approximately $26.4 million, amounts owing under our credit lines of approximately $7.8 million, approximately $4.9 million that is payable to one of our shareholders and social security and tax contributions of approximately $1.0 million. In the event we are not able to generate positive cash flow in the future, or if we incur unanticipated expenses for operations and are unable to acquire additional capital or financing, we will likely have to reassess our strategic direction, make significant changes to our business operations and substantially reduce our expenses until such time as we achieve positive cash flow. The cancellation and/or deferral of a number of projects from our largest clients may have a material impact on our ability to generate sufficient cash flow in future periods.

Summary of Cash Flows.

        The following table summarizes our cash flows for the nine months ended September 30, 2010 and September 30, 2009:

	For the Nine Months Ended
	September 30, 2010	September 30, 2009
	(Unaudited)
Net cash provided by (used in) operating activities	$(5,282,671)	$(575,596)

Net cash provided by (used in) investing activities	$(85,841)	$0
Net cash provided by financing activities	$5,686,608	$(373,379)

Net cash provided by (used in) operating activities.

        Net cash used in operating activities for the nine months ended September 30, 2010 was $(5,282,671) and net cash used in operating activities for the nine months ended September 30, 2009 was $(575,596). During the nine months ended September 30, 2010, cash flow used in operating activities primarily resulted from an increase in our working capital due to an increase in our revenues as a result of the increase of EU grant money available for our clients.

Net cash provided by (used in) investing activities.

        Net cash used in investing activities for the nine months ended September 30, 2010 was $(85,841) and net cash provided by investing activities for the nine months ended September 30, 2009 was $0. During the nine months ended September 30, 2010, net cash used in investing activities consisted primarily of the purchase of machinery, tools and portable hand machines.

Net cash provided by financing activities.

        Net cash provided by financing activities for the nine months ended September 30, 2010 was $5,686,608. Net cash provided by financing activities for the nine months ended September 30, 2009 was $(373,379). During the nine months ended September 30, 2010, net cash provided by financing activities consisted primarily of the issuance of equity shares and financing from one of our shareholders pursuant to the acquisition agreement between ourselves and the shareholders of Temhka S.A.

Critical Accounting Policies

        Our financial statements are prepared in accordance with U.S. GAAP, which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        The following accounting policies are critical in fully understanding and evaluating our reported financial results:

Basis of Presentation.

        Our consolidated financial statements are presented on the accrual basis of accounting in accordance with U.S. GAAP, whereby revenues are recognized in the period earned and expenses are recognized when incurred. The consolidated financial statements include the accounts of Aegean Earth S.A. and Temhka S.A. All immaterial amounts have been eliminated in consolidation.

Use of Estimates.

        Certain of our accounting policies require higher degrees of judgment than others in their application. These include the recognition of revenue and earnings from construction contracts under the percentage of completion method, the valuation of long-term assets, and income taxes. Management evaluates all of its estimates and judgments on an on-going basis.

Revenue Recognition.

  Construction

        Our primary business is as a provider of engineering and contracting services to private sector companies and industry cooperatives. Credit risk with private owners is minimized because of the receipt of post-dated checks and other lien rights granted to the banks throughout the construction progress until final cash payment has been secured.

        Revenues are recognized on the percentage-of-completion method, which is based upon costs incurred as a percentage of total costs for each contract.

        Revenues recognized in excess of amounts billed are recorded as a current asset under the caption "Costs and estimated earnings in excess of billings on uncompleted contracts." Billings in excess of revenues recognized are recorded as a current liability under the caption "Billings in excess of costs and estimated earnings on uncompleted contracts."

        Contract costs include all direct material, labor, subcontracting and other costs and those indirect costs related to contract performance, such as indirect salaries and wages, equipment repairs and depreciation, insurance and payroll taxes. Administrative and general expenses are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions and estimated profitability, including those changes arising from contract penalty provisions and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined. An amount attributable to contract claims is included in revenues when realization is probable and the amount can be reliably estimated. If it were to be estimated that an uncompleted contract would result in a loss, the entire amount of the loss would be accrued. Costs and estimated earnings in excess of billings included $0 and $51.9 million at December 31, 2009 and September 30, 2010, respectively, for contract claims not yet billed to the client due to the interim stage of completion of such projects. The zero amount for 2009 was the result of billings equaling work performed as of December 31, 2009. As of December 31, 2009, we had billed our clients for all of the work that had been performed to that date, leaving a zero balance due to us from all projects.

  Engineering & Architectural Design

        We recognize revenue from architectural and engineering design services on the basis of our estimates of the percentage-of-completion of the underlying construction contracts or based on progress towards completion of design and other service agreements. A portion of the total contract price is recognized as revenue based on management's measured and validated report on the percentage-of-completion of each project as compared to the total contract amount of such project. Certain long-term contracts may extend over one or more years, and revisions in cost and profit estimates during the course of the work are reflected in the period in which the facts become known. At such time as a loss on a contract becomes known, the entire amount of the loss will be accrued.

Cash and Cash Equivalents.

        Our cash and cash equivalents at September 30, 2010 were $172,189 compared to $57,159 on December 31, 2009.

        We consider all highly liquid investments with original or remaining maturities of three months or less at the time of purchase to be cash equivalents. We have concentrated our risk for cash by maintaining deposits in foreign bank accounts, which are insured by the Greek Government up to a limit of €100,000 (approximately $603,005 as of September 30, 2010) per account holder, regardless of which bank is the depository. Uninsured bank deposits as of September 30, 2010 and December 31, 2009 were $0 and $0, respectively.

        In connection with our acquisition of Temhka S.A. and pursuant to the Securities Purchase Agreement dated February 10, 2010, we deposited $750,000 in escrow to be released upon meeting certain requirements for the appointment of directors and the appointment of an investor relations firm. Both requirements have been met and the escrow was released to us on June 18, 2010.

Contracts Receivable.

        Contract receivables are primarily concentrated with private companies located throughout Greece. Credit terms for payment of products and services are extended to clients in the normal course of business and no interest is charged. The Company often accepts various forms of collateral, including postdated checks, and can follow the practice of filing statutory liens or stop notices on all construction projects if collection problems are anticipated. The Company uses the allowance method of accounting for losses from uncollectible accounts. Under this method an allowance is provided based upon historical experience and management's evaluation of outstanding contract receivables. Because of the short-term nature of the projects and the frequent collection of collateral in the form of postdated checks from the clients, receivables are rarely deemed uncollectible. During 2009 and 2010, the Company did not designate any receivables as uncollectible. During 2010, there were three (3) clients that created accounts receivables of more than 10% of the Company's total receivables as of September 30, 2010. The three clients, ATI SA, Anaparagogiki Ipeirou SA and SOVIMO HELLAS SA for the nine months ended September 30, 2010 contributed $19.9 million, or 38%, to our accounts receivables.

Retainage.

        We do not have retention provisions in our present operations since all contracts are pre-approved in the governmental grant program, if applicable, and are fixed price contracts. Any change orders upward are paid in advance by the client and change orders downward cause a credit to the client's contractual balance.

Foreign Currency Translation and Other Comprehensive Income.

        Our functional currency is the Euro. For financial reporting purposes, Euros have been translated into U.S. dollars as the reporting currency. Assets and liabilities are translated at the exchange rate in effect at the balance sheet date. Income statement accounts are translated at the average rate of exchange prevailing for the period. Capital accounts are translated at their historical exchange rates when the capital transaction occurred. Translation adjustments arising from fluctuations in exchange rates from period to period are included as a component of shareholders' equity in accumulated other comprehensive income.

Property, Plant and Equipment.

        Property, plant and equipment is stated at cost. Depreciation is computed using the straight-line method based upon the estimated useful lives of the assets, generally 10 to 30 years. Maintenance and repairs are charged to expense as incurred.

Deferred Taxes.

        Deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates.

Fair Value of Financial Instruments.

        Our financial instruments consist of contract receivables, prepayments, deposits, short term borrowings, and accounts due to suppliers. We believe the fair value of these items reflect their carrying amounts, primarily due to the short term nature of these instruments.

        In 2007, the Financial Accounting Standards Board, or FASB, issued new guidance relating to the measurement and disclosure of financial assets and liabilities. This guidance established a framework for measuring fair value in U.S. GAAP and clarified the definition of fair value within that framework. This guidance does not require assets and liabilities that were previously recorded at cost to be recorded at fair value or for assets and liabilities that are already required to be disclosed at fair value. This guidance introduced, or reiterated, a number of key concepts which form the foundation of the fair value measurement approach to be used for financial reporting purposes. The fair value of our financial instruments reflects the amounts that we estimate to receive in connection with the sale of an asset or paid in connection with the transfer of a liability in an orderly transaction between market participants at the measurement date (exit price). This guidance also established a fair value hierarchy that prioritizes the use of inputs used in valuation techniques into the following three levels:

    Level 1—quoted prices in active markets for identical assets and liabilities.

    Level 2—observable inputs other than quoted prices in active markets for identical assets and liabilities.

    Level 3—unobservable inputs.

        The adoption of this guidance did not have an effect on our financial condition or results of operations, but this guidance introduced new disclosures about how we value certain assets and liabilities. Much of the disclosure is focused on the inputs used to measure fair value, particularly in instances where the measurement uses significant unobservable (Level 3) inputs. As of December 31, 2009 and December 31, 2008, we did not have financial assets or liabilities that would require measurement on a recurring basis based on this guidance.

Recent Accounting Pronouncements

        In May 2009, the Financial Accounting Standards Board, or FASB, issued State of Financial Accounting Standard, or SFAS, No. 165, Subsequent Events (ASC 855, Subsequent Events), or ASC 855. ACS 855 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. Specifically, ASC 855 provides (a) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements; (b) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements; and (c) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. ASC 855 is effective for interim or annual financial periods ending after June 15, 2009, and shall be applied prospectively. We adopted ASC 855 in the second quarter of 2009. The adoption did not have a materially impact on our consolidated financial position and results of operations. We considered all subsequent events through April 19, 2010, the date the financial statements were available to be issued.

        In June 2009, FASB issued SFAS No. 168, FASB Accounting Standards Codification TM and the Hierarchy of Generally Accepted Accounting Principles—a replacement of FASB Statement No. 162 (ASC 105, Generally Accepted Accounting Principles), or ASC 105, which states that the FASB Accounting Standards Codification (Codification) will become the source of authoritative US GAAP recognized by the FASB to be applied by nongovernmental entities. On the effective date of this Statement, the codification superseded all then-existing non-SEC accounting and reporting standards. All other non-grandfathered non-SEC accounting literature not included in the codification became non-authoritative. ASC 105 is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The principal impact of ASC 105 is limited to disclosures as all current and future references to authoritative literature will be reference in accordance with the codification.

        In August 2009, the FASB issued Accounting Standards Update, or ASU, No. 2009-05, Fair Value Measurements and Disclosures (Topic 820)—Measuring Liabilities at Fair Value. This ASU provides amendments for fair value measurements of liabilities. It provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more techniques. ASU 2009-05 also clarifies that when estimating a fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability. ASU 2009-05 is effective for the first reporting period (including interim periods) beginning after issuance or fourth quarter 2009. We are assessing the impact of ASU 2009-05 on our financial condition, results of operations, and disclosures. The implementation of the fair value guidance for nonfinancial assets and nonfinancial liabilities, effective January 1, 2009, did not have a material impact on our consolidated financial position and results of operations.

        In October 2009, the FASB issued amendments to the accounting and disclosure for revenue recognition. These amendments, effective for fiscal years beginning on or after June 15, 2010 (early adoption is permitted), modify the criteria for recognizing revenue in multiple element arrangements and the scope of what constitutes a non-software deliverable. We are currently assessing the impact (if any) on our consolidated financial position and results of operations.

Backlog and Project Pipeline.

        Backlog represents services that our clients have committed contractually to purchase from us, and for which full funding approval has been received from both the EU and a commercial banking source. Additionally, our project pipeline represents services that our clients have committed contractually to purchase from us, but for which final financing approval is being sought or is pending from either or both of the EU and a commercial banking source. As of December 31, 2010, we had a total of 69 projects in our backlog and pipeline with contract values totaling €281.2 million (or $393.7 million). Of these, our backlog consisted of 20 contracts valued at €105.6 million (or $147.8 million), and our project pipeline consisted of 49 projects valued at €175.7 million (or $246.0 million). Projects in our backlog and pipeline categories consist of the following projects by industry category:

Number	Type
4	Vegetable Processing and Packaging
3	Fish Processing and Packaging
18	Meat (Beef, Pork, Wild Game) Processing and Packaging
12	Poultry / Eggs Processing and Packaging
2	Wine Processing and Bottling
2	Olive Oil Processing and Bottling
3	Cheese Processing and Packaging
18	Biodiesel, Solar, Waste to Green Generating
1	Animal Feed Processing and Packaging
6	Non-Agricultural Plants and Projects

69	Total Backlog and Pipeline Projects

        Our backlog and project pipelines are subject to fluctuations, including as a result of cancellations, or an inability to obtain full governmental approval, and not necessarily indicative of future sales. Moreover, cancellations of projects or reductions of project scope in existing contracts could substantially and materially reduce our backlog and/or proposed pipeline, and consequently, our future revenues. Our failure to replace cancelled or reduced backlog and project pipeline would have an adverse impact on future revenues.

Off-Balance Sheet Arrangements

        We have no off-balance sheet arrangements.

Income Taxes

        We were registered as an Exempted Company in the Cayman Islands, and therefore, are not subject to Cayman Island income taxes during the 20 year period commencing on our date of inception. While we have no intention of conducting any business activities in the U.S., we would be subject to U.S. income taxes based on any such activities that would occur in the U.S.

        Our wholly-owned subsidiaries, Temhka S.A. and Aegean Earth S.A. are subject to income and sales taxes in Greece. The statutory income tax rate in Greece was 25% for fiscal year 2009, and is 24% for fiscal year 2010.

Business Plan

        During the next 12 months, our business will be focused on (1) the development and integration of Temhka S.A.'s businesses in Greece and (2) to accelerate our vertical integration within our business through selective acquisitions and/or partnership arrangements. We plan to undertake a series of deliberate, non-hostile acquisitions of, or joint venture arrangements with, certain of our suppliers of goods and materials for our projects. We have not entered into any agreements or letters of intent for such acquisitions or joint ventures. There is no assurance that we will be successful in this effort or that any such acquisitions, should they occur, will be profitable and not be dilutive to our management and capital resources. Such dilutive effort, should it occur, could have a material adverse effect on our revenues, profitability and share value.

 INDUSTRY OVERVIEW

        Temhka S.A. and its predecessor companies, the Mesazos Group of Companies, had its genesis in 1979 when Stavros Ch. Mesazos, our Executive Chairman of the board of directors and Chief Operating Officer, recognized an opportunity in the type of business that has become our core business model. The agriculture sector is one of the primary focus sectors in Greece by the EU, receiving approximately 16% of the 4th CSF funds. The revenues from the agricultural sector in Greece for 2009 accounted for 3.4% of the national GDP, or $11 billion. (Source: CIA The World Factbook updated September 16, 2010).

        Mr. Mesazos, as a licensed mechanical engineer, and a graduate of the prestigious Athens Polytechnic University, had been raised in a rural environment and is very knowledgeable in the various aspects of primary food processing and food packaging. As an engineer and contractor, he bid on and was awarded several projects to construct processing and packaging facilities in the farming areas of Greece. He realized that in many of these projects:

  •
  the feasibility studies which formed the basis for the client's business model were inaccurate;

  •
  the architectural drawings and designs that resulted from the conclusions of the feasibility studies were, as a result, often not reflective of the pure operational objectives that the client wanted to achieve with the project;

  •
  the final specifications and building design and construction that emanated from the preliminary specifications were therefore in error and more often than not, were either unbuildable as designed or, as was often the case, though buildable did not achieve the requisite level of functionality and efficiency; and

  •
  the plant and equipment design and construction that came from the drawings and specifications therefore often did not successfully meld together.

        All too often, these integrated efforts were, in fact, not integrated. This led to Mr. Mesazos often having to redesign the final facility in order to achieve the desired functionality for the client's own business model. With this experience in hand, coupled with the practical knowledge of the agricultural and farming sector, Mr. Mesazos, upon receiving his degree in 1986 and commencing to build the business on a full time basis, recognized that he would be able to provide a unique and valuable service to clients by consolidating these various aspects of a project into one unified service offering.

Community Support Framework: 2007-2013

        Since joining the EU, Greek regions have benefited from the inflow of community funds through a number of programs, including the earlier Mediterranean Integrated Programs, or MIPs (that operated from 1984 through 1993, and provided funds for certain infrastructure projects), and the later Community Support and Cohesion Fund, or CSF. The current CSF program is referred to as the 4th CSF and has allocated approximately €30.4 billion (or $42.6 billion) to Greece. Of that amount, we believe that €6.3 billion (or $8.8 billion) is allocated to the agricultural sector alone, and may be deployed in equal amounts per year through 2015. To date, we believe that approximately €800 million (or $1.1 billion) of the 4th CSF funds have been assigned to specific projects in the Greek agricultural industry. These monies are to improve primary processing, packaging and develop economies of scale not only in primary processing but in plant facilities in order to enhance Greece's position in the market place as a major provider of agricultural products to the local populace as well as an exporter to the other member states. (Source: Greek Ministry of Agriculture and Ministry for Rural Development and Food, February 2010.)

        The inflow of CSF funds to Greece, from the country's accession to this day, has assisted development, has significantly contributed to the restructuring of the Greek economy and has softened the social impacts of adaptation. Since 1996, Greece has continually witnessed a real economic growth exceeding the European average. The improvement of the country's general economic state allowed Greece to enter the Eurozone on January 1, 2001. (Source: Eurostat Yearbook 2010.)

        The negotiations for the implementation of the 5th CSF, which is expected to begin in 2013, are underway between the EU and the 27 member states of the EU.

The CSF Focus: Strategy and Priorities for Joint Action

        The Greek portion of the 4th CSF aims to contribute to the country's further integration in the EU and into the knowledge-based world economy by promoting structural change, higher productivity and employment. The 4th CSF priorities are focused on the types of investment in physical, human and knowledge capital that are most conducive to increasing Greek productivity. This strategy is expected to create the conditions necessary for sustained high growth rates leading to real convergence with the rest of the EU in terms of GDP per capita.

        The impact and effectiveness of this strategy is largely determined by progress in the following key categories: 1) structural reforms in the labor, goods and services markets, 2) sustainable rural development and agriculture, 3) mobilization of the private sector in all regions, and 4) significant improvement in program management capabilities. We continue to benefit from the focus on sustainable agriculture development in particular.

        The 4th CSF also emphasizes development in the fields of environment, culture, health and welfare, as well as sustainable regional development. The 4th CSF is financed by €30.4 billion (or $42.6 billion) from the EU Structural Funds program, or the Structural Funds, including €3.7 billion (or $5.2 billion) from the EU Cohesion Fund, and 20% co-funded by the Greek government. The EU Cohesion Fund was set up by the Treaty of Maastricht to help those EU member states whose per capita GNP was less than 90% of the EU member state average (namely Greece, Ireland, Portugal and Spain) to enable those countries to adjust to the challenges of the economic and monetary union by financing of portion of projects in the fields of the environment and trans-European transport infrastructure. (Sources: https://www.cia.gov/library/publications/the-world-factbook/geos/gr.html and http://www.espa.gr/en/Pages/staticWhatIsESPA.aspx)

        With regard to agricultural and rural development, priority is given to overall rural competitiveness in a sustainable and balanced way. Principal policy tools include the mobilization of private investment, the promotion of quality, improvements in manufacturing and marketing of the products. The protection of natural resources and the environment is also a priority. These goals are consistent with our operational procedures in that we will not commence a project until all required environmental approvals have been received.

        Relatedly, there is a reinforced effort to meet the EU directives concerning drinking water quality, wastewater treatment, and the promotion of proper management of solid and toxic waste. Through our emphasis on the green energy development from our client's operations, we are actively involved in the treatment and management of wastewater and the management of solid waste in the facilities we construct.

Managing authorities for the CSF

        At the CSF level, a managing authority was established within the Greek Ministry of Economy & Finance, or the MEF, which is the general coordinator of all CSF interventions. Specific program oversight is vested in the Ministry of Economy Competitiveness and Shipping. (See http://www.espa.gr/en/Pages/staticWhatIsESPA.aspx). Managing authorities were also designated for all Operational Programmes, or OP. The Management Organisation Unit (MOU) and other entities support the managing authorities in their tasks and ensure compatibility with relevant local community policies.

        Compliance of the CSF interventions with community law is a condition for granting the payments. The CSF managing authority systematically informs the OP managing authorities on the state of implementation of EU directives into national law.

        Special attention is given to compliance with:

          1)    the EU public procurement legislation;

          2)    the EU environmental legislation;

          3)    the EU State aid legislation;

          4)    equal treatment between men and women; and

          5)    the rural development policy.

Project approval

        The respective OP managing authority is responsible for project selection. Only technically mature projects may be funded, and projects are evaluated for economic and social viability before funding is approved. Expenditures due to cost or time overruns is ineligible, unless the projects are resubmitted to a second approval procedure and adopted with the new planning proposed.

System for monitoring the CSF and OPs

        CSF/OP implementation is the responsibility of the respective managing authorities under the surveillance and the control of the CSF/OP monitoring committees.

        The CSF monitoring committee is chaired by the Minister of Economy and Finance. Its members are the chairmen of the OP monitoring committees, the representatives of the CSF managing authority, the paying authority, the MEF, public authorities and bodies involved in the CSF implementation, representatives of social partners, the European Commission and the European Investment Bank, or EIB. Highly qualified persons may be invited to participate as well on an ad hoc basis. Non-governmental organizations, or NGOs, are regularly informed and consulted.

        The OP monitoring committees are chaired by the Secretary General of a Ministry or Region. They include representatives of the OP managing authority, the paying authority, the MEF, representatives of public authorities or bodies involved in the OP implementation (environment, equal opportunities), the social partners, the European Commission and the EIB. Where appropriate, NGO's are represented as well.

Paying authority

        A single paying authority for all Structural Funds is set up in the MEF, with a clear separation of tasks from those of the CSF Managing Authority. This authority is responsible for monitoring the financial flows, for drawing up payment applications and for receiving payments from the European Commission. It also ensures payments to the final beneficiaries in the least amount of time and in full. It is subject to external controls and, in case of irregularities, subject to financial corrections. Financial corrections can take place only after a hearing of the interested parties and in compliance with the principle of proportionality. In addition, they are subject to administrative and judicial appeal.

        The paying authority is the single entity authorized to access accounts kept in the Bank of Greece (one account for each Structural Fund, one for each Community Initiative and one for the Cohesion Fund). Commitments and payment provisions are registered in the Public Investment Programme.

        This budget contains data enabling the identification of the operation, the final beneficiary and the financial assistance. Payment information is controlled and registered in the CSF Management

Information System by the each respective OP managing authority. The paying authority checks and verifies this information before submission of payment applications to the European Commission.

Control

        Control aims to ensure efficient and financially correct implementation of the Structural Fund assistance.

        The following controls are conducted within the framework of the 4th CSF:

  •
  Controls by OP Managing Authorities which include controls of the physical, financial and accounting aspects of projects, on the basis of provided data at the office premises of the Managing Authority and at the project implementation site. In addition, at the office premises of any agency that holds the original technical dossiers and expenditure vouchers.

  •
  Controls by the Paying Authority, consisting of external managerial control of the OP Managing Authorities and of projects in coordination with those conducted by the Managing Authorities. These external managerial controls include the analysis and evaluation of the control system conducted which involve, when considered necessary, prior decisions made by the managing bodies, as well as control of final beneficiaries.

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  Control concerning the total coordination of control systems and specialized reviews—objectives. Conducted by a special unit belonging to the MEF/General Accounting Office of the State, that conducts controls of the Managing Authorities, of the Paying Authority and of final beneficiaries, in order to ensure sound and effective fiscal management. The same authority conducts also sampled controls of projects/actions.

        Greece has benefited from the CSF, with multiplicative effects on economic and social cohesion. A significant portion of the financial resources available from the Structural Funds under the 4th CSF has been dedicated to infrastructure projects (approximately 8.7% of the total budget for the period 2007-2013). The largest category is infrastructure, such as development projects in the productive areas at 68.7%. (Source: Ministry of Economy and Finance EU Fund Allocation http://www.espa.gr/elibrary/Xrimatodotiki_Katanomi_2007-2013.pdf).

        These investments have already begun to generate results which we believe will become increasingly visible in the near future. The intention is to increase the productivity and competitiveness of the regions. At the same time special emphasis is placed on social policy and cohesion through improvements in education and increased levels of employment, allowing the regions to ensure their people prosperity and full employment.

The Greek Policy on International Environmental Protection

        It is the position of Greece that environmental protection should be taken into consideration in all fields of human activity. As a result of this view, the country has incorporated the environmental dimension in as many governmental policies as possible. The Gothenburg Summit on Sustainable Development was an important step in the International Community efforts to ensure a sustainable environment for future generations. It is Greece's belief that the timetables set, the practical implementation measures adopted and government co-operation with civil society and private firms lay the foundations for effective environmental protection. Greece has already formed an Inter-Ministerial Committee for Sustainable Development, which recently developed a national strategy for sustainable development.

        In May 2002, Greece ratified the Kyoto Protocol on Climate Change and, together with the other EU Member States, submitted the Protocol's ratification documents to the United Nations Secretariat. In March 2002, Greece formulated the National Plan on Climate Change, which enforces a reduction in greenhouse gases emissions during the period 2000-2010. In order to achieve this goal, 'clean energy' alternatives need to be used. For this reason, Greece has concentrated its efforts on developing renewable energy sources (wind, sun, etc.). The international community has recently begun to exchange views on the matter of global environmental governance. Greece is open to all options concerning improved co-ordination and effective international environmental institutions, including the establishment of an International Authority and an International Court.

        We believe that we are in the forefront of environmental engineering as it pertains to waste management and the processing of waste from the manufacturing plants of our clients. In the past 25 years, we have studied and developed cost effective and efficient systems for converting animal waste products. At present, we have over €89 million (or $124.6 million) in expected revenues in projects in the backlog and pipeline in the biofuels and biogas areas alone (consisting of nine backlog projects with an aggregate value of €21.2 million (or $29.7 million), and 31 pipeline projects with an aggregate value of €68.5 million (or $95.9 million)). Some projects utilize solar energy to generate and augment power from the grid of the national electrical utility company. Some of these projects are also using animal or plant waste by-products from the processing operations of our clients to generate "green" energy and, in the case of electricity, to shift it back into the electrical grid system. These backlog and pipeline projects number 40 in total. Of these 40 pending projects in the green sector, five are "stand alone" projects wherein their scope of work is not tied to a larger facility contract involving processing or packaging. The other 35 projects relate to existing physical plants that we have constructed or are presently constructing for our clients.

Rural Development

        We have historically focused on the rural areas of the market place. As a result, the development and fiscal impact of any EU, Greek or other governmental influence is of paramount importance to us and we continually monitor and provide input as needed or requested in order to assure that such programs, pronouncements and resultant policies and procedures are properly enforced. We shall continue this effort in the future as we have in the past. Accordingly, a full understanding of the nature and impact of the rural/agricultural sector within Greece and within the EU is necessary in order to fully comprehend the scope and nature of our company's business.

        Greece's agriculture sector continues to hold a significant position, both as a field of economic activity and as a social and economic cohesion factor for large parts of the country.

        The general characteristics of Greek agriculture include:

  •
  the average agricultural holding approximates 4.3 hectares and includes 5-6 plots;

  •
  the mountainous and less-favored areas constitute 80% of the country's farmable land;

  •
  irrigated land constitutes 37% of cultivated land, a fact which shows the great efforts that have been made to improve the productivity of agriculture; and

  •
  the natural conditions in Greece favor Mediterranean products such as fruits and vegetables, olive growing, tobacco and cotton farming, vineyards, as well as free-range sheep and goat farming.

        The agricultural sector contributes to the total GDP a share of 3.4%, or €11.3 billion ($15.8 billion), employs 12.4% of the labor force. (Source:
https://www.cia.gov/library/publications/the-world-factbook/geos/gr.html). In addition, the agricultural sector creates the right conditions for development in a significant number of other economic fields, especially in the field of manufacturing (food and beverage, textile, tobacco industries and others). It must be emphasized that the agricultural sector share in certain Greek states is over 50% in both GDP and employment.

        Consequently, developmental restructuring of rural areas, which are dominated by the agricultural sector, constitutes a major factor in any effort aimed at regional development in the larger part of Greece.

        All of our projects are located in approved development areas for the processing and packaging of our client's products. Whether the client is processing animal products or plant products for food, the projects are located in pre-designated development areas for such facilities. As an example, a pork breeding, feeding and abattoir operations, with or without packaging facilities, would not be permitted in a populated metropolitan area. It would be in a designated area, likely in a less populated or rural setting. Even then, the projects all must meet stringent building and zoning regulations such as setbacks from roads and rail, height restrictions, waste management, impact on water aquifers and such other restrictions as may be imposed by the municipal and state authorities.

 BUSINESS

Overview

        We are a leading designer, builder, refurbisher and outfitter of manufacturing facilities, specializing in the agricultural sector in Greece. Our clients utilize European Union, or EU, grants to help pay for these new, expanded or refurbished facilities. In order to obtain EU grants, we first prepare a feasibility study and construction plan to be submitted by the client to the applicable Greek governmental ministry for approval, which ministry has been delegated grant approval authority by both the EU and Greek government. Following approval by the relevant Greek governmental ministry, we design and build the facility to the specifications outlined in the approved grant application.

        For the year ended December 31, 2009, we generated $35.0 million in revenues and net profit of $3.2 million. Additionally, we have a total of €388 million (or $543.2 million) in projects that are in process, in our project backlog and in our project pipeline and are expected to generate revenues during fiscal years 2011 through 2014. Of our completed projects, 81% have been in the agricultural and green sectors. Similarly, 89% of our current backlog and pipeline projects are in the agricultural and green sectors. We provide the following services to our clients

  •
  perform engineering and economic feasibility studies;

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  prepare EU grant applications under the CSF guidelines;

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  design building facilities;

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  design production lines and related equipment;

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  specify all facilities and all equipment to be installed in a facility;

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  order all equipment and materials;

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  install or construct all facilities and equipment in conformance with the study, the plans and the specification;

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  test all of the installed equipment in the facility to ensure workmanship according to the plans and specifications; and

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  conduct periodic follow-up inspections to ensure that the facility is performing at optimal conditions.

        At the present time, we believe that we are recognized in the Greek marketplace as a company that designs and constructs not only functional facilities but also "people friendly" facilities that promote employee awareness and good morale. These factors all contribute directly to the profitability of our clients' businesses. We believe this attention to the business needs of our clients is one of the primary reasons that approximately two-thirds of our clients are repeat clients. We are building and expanding our business by securing not only repeat business but also new clients on an ongoing basis.

        We believe that we employ a model that is unique in the Greek marketplace. We provide turnkey solutions, including designing and building processing and packaging facilities, to businesses and individuals that are recognized as being at the top of their specific segment in the agriculture sector.

        The way our business operates is best summarized by considering the typical planning and execution stages of a project:

  •
  During a series of planning meetings with a prospective client, our engineers and our economists, a preliminary outline of the project requirements is developed.

  •
  The client agrees to pay us for an economic and technical feasibility study, which may take several weeks or months to complete, depending on the scope of the proposed project. Such study covers the economic feasibility of the project, including all geographic and industry sector demographics that may be relevant to the project. As part of the study, a full economic analysis, including projections and market study characteristics, are set forth in order to validate or to modify the projections that have been presented by the client. This study also encompasses the technical feasibility of the proposed plant to be constructed and the operating equipment to be installed. Once completed, the feasibility study will be fully compliant with the EU standards for grant submittal, as well as containing full specifications and designs for the proposed plant (including sections, profiles, plan views, roof and ceiling plans, and electrical and mechanical drawings and specifications). A complete bill of materials for the project, with specifications and quantities, is also prepared at this time. Additionally, all equipment to be installed has been identified, pro forma invoices prepared, and firm price quotations received.

  •
  The entire package is then submitted to the relevant Greek governmental ministry for approval. Included in the submittal are all financial guarantees from the client and its bank to assure that, upon receiving EU grant approval, the project will be 100% financed. The review and approval process is typically short and, when completed, the project will have received full approval for not only the actual construction, but also of all grant submittals. This review and approval process is undertaken in accordance with applicable Greek laws and EU regulations, and in our founder's 31 year history of making these types of EU grant-based submittals and proposals, only one package that we submitted was not approved. After the project has received this approval, a formal contract may be entered into between the client and us pursuant to which the parties agree on the scope and timing of the work. The construction may then commence with full grant support.

  •
  The project materials are then forwarded to an internal ministerial committee for formal approval in accordance with both EU regulations and Greek law. There is no appeal or disapproval at this phase as the project has already been approved. This step is simply a bureaucratic requirement that consists of transcribing the previous approval, which is handwritten, into electronic format.

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  In a typical scenario, we will collect at least 20% of the project cost from the client (usually paid at the time the feasibility study commences). Approximately 50% of the cost will be covered by EU grants, and the remaining 30% will take the form of conventional bank financing arranged either by the client or by us for the client.

  •
  The project then commences with all specifications and approvals in place, and will be completed, on average, within eight months. In the event of a change in the scope of work or in any cost overruns that result in any change orders, any increase in the cost of the project will be the responsibility of the client. Conversely, in the event of cost savings, such savings, per the standard project contract, inure to us, and not the client.

        The following flow chart highlights the typical project lifecycle:

Competitive Strengths

        Our competitive strengths are based on the following:

        We have unmatched experience in the industry in which we operate.    During the past 31 years, we and our predecessors have focused on providing turnkey solutions to the agriculture sector in both primary processing and packaging. This focus has been supplemented by the implementation of the CSF program, which began in 1986 and is now into its fourth program. We have a strong relationship with the Ministry of Agriculture which has directed access to €6.3 billion (or $8.8 billion) EU Community Support Framework IV funds allocated to the agricultural sector in Greece. We believe that we are the only provider to the agricultural sector in Greece providing our clients with turnkey facilities in the areas of design and build as well as in the equipment and installation of production and packaging facilities. While there are other companies that each provide a particular subset of the services we offer, such as feasibility, economic and environmental studies, or architectural and engineering services, or construction and management expertise, to our knowledge, no other company in Greece offers the complete range of services we provide, from the initial feasibility study, to the grant process, and through to the construction and outfitting of the final facility.

        We have a successful track record for our past projects and a strong backlog and pipeline for future projects.    We believe we are the first and only company in Greece offering turnkey advisory services, construction, operational solution and financing to both the primary and processing segments of the agricultural industry. Since inception, we have successfully completed over 200 projects with no losses over the past 31 years of operations. Our total revenue from current contracted projects exceeded €130 million (or $182 million) over the past 3.5 years alone. Over 67% of all current clients are repeat clients. As of December 31, 2010, our projects in process, backlog and pipeline were expected to generate approximately €388 million (or $543.2 million) in revenues during fiscal years 2011 through 2014.

        Our clients have been highly satisfied with our services.    We believe that our competitive advantage rests in our ability to provide turnkey solutions to our clients. Over the past 31 years, we have continually provided innovative and cost effective solutions to benefit our clients. This is evidenced by the fact that over two-thirds of our current client base are repeat clients. Only one-third are new, or first time, clients. We believe that our staff of professional engineers and technicians enjoy a high level of professional peer respect, and have earned our clients' trust as a result of the quality service and advice provided over the years.

        Our management team has substantial experience in our industry.    Our management team plays a significant role in establishing and maintaining long-term relationships with our clients, supporting the growth of our business and managing the financial aspects of our operations. Our management team possesses significant industry experience and contains a deep understanding of our clients and their performance requirements.

Our Strategy

        The key elements of our business strategy are:

        Execute successfully on our existing backlog and pipeline.    As of December 31, 2010, our projects in process, in our project backlog and in our project pipeline were expected to generate approximately €388 million (or $543.2 million) in revenues during fiscal years 2011 through 2014. We intend to work closely with our clients to ensure we execute on our already signed contracts at a performance level that exceeds our clients' service requirements. In addition, we are dedicated to utilizing our expertise to ensure that we execute this existing backlog in a highly profitable manner.

        Expand and diversify our target business.    We are focused on growing and diversifying our backlog through increasing our relationships with existing clients and building relationships with new clients. The continued expansion and enhancement of not only our current operations, but also the acquisition and imposition of new technology into the existing operations is one of our primary focus areas. Specifically, we have formed an environmental division, led by our founder, Stavros Ch. Mesazos, to focus on growing our green sector capabilities and taking on a larger number of green projects in the future. At present, we have 39 projects that fall within the biofuels and biogas green sector, five of which are "stand alone" projects wherein their scope of work is not tied to a larger facility contract involving processing or packaging, and the other 34 of which relate to existing physical plants that we have constructed or are presently constructing for our clients. Of these 39 green projects, eight are backlog projects with an aggregate value of €19.3 million (or $27.0 million), and 31 pipeline projects with an aggregate value of €68.5 million (or $95.9 million) in expected revenues during fiscal years 2011 through 2014. We have a number of backlog and pipeline projects that will also utilize solar energy to generate and augment power into the grid of the national electrical utility company. We have projects that will use animal or plant waste by-products from the processing operations of our clients to generate "green" energy and, in the case of electricity, to shift it back into the electrical grid system.

        Pursue selective acquisitions to increase our revenue.    We plan to continue growing our core business at a measured rate, in light of our project stream and the availability of capital from both the private sector and the CSF funding programs. In addition, we are seeking to selectively acquire businesses that will enhance what we believe is our leading position in the sector. Our founder has continued to maintain his professional reputation and the high professional standards of our company in furtherance of this strategy. Acquisitions, should they occur, will be strategic to the growth of our business and will most likely involve certain of our existing suppliers and subcontractors with whom we have dealt over the years of business in a repeated and successful fashion. This will enable us to improve our profitability and enhance our position in the market place.

Greek and EU Market

        Both the Greek government and the EU have endorsed two major sectors of growth within Greece: agriculture and tourism. Since a key component of our business approach is the availability of EU grants, we have assiduously maintained and monitored the developments with respect to the EU's CSF project as it continues in its fourth phase. The recently endorsed Stability, Growth and Development Program by the Greek government is an excellent example. While "stability" and "growth" can be addressed internally by many of the programs espoused by the government, "development" can only occur with the participation of the private sector. This is where we believe we have a dominant role among other companies. The Greek government, through the Ministry of Rural Development and Food, has earmarked over €6.3 billion (or $8.8 billion) of the CSF funds for the agricultural sector, and has pledged an additional matching amount equal to 15% of these funds.

        We believe that we are well positioned to take advantage of the market and economic conditions currently prevalent in the EU and Greece. Our near term objectives are to:

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  solidify what we perceive as our dominant position in the agricultural processing and packaging industry of Greece;

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  become a leading player in the renewable energy sector as it directly relates to our position as a provider of "turnkey" solutions to successful companies in the agricultural processing and packaging industry;

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  undertake deliberate acquisitions of companies and suppliers that we believe can provide our company with economies of scale and allow us to expand vertically our operations via selective and accretive acquisitions, as described in more detail below; and

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  as a result of the above, to provide maximum shareholder value from our operations.

        Our long term objectives are to:

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  expand our scope of operations from Greece into the neighboring Balkan and Middle Eastern regions; these are also agriculturally dominated countries and we would offer our technology and processing skills in a "turnkey" manner to those markets;

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  apply our technological expertise in the renewable energy sector in these additional markets as we expand geographically;

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  establish a subsidiary that could provide financing to our clients enabling them to expand their operations without needing to rely on the commercial financing of Greek banks. We anticipate offering such financing services only to our client base and not to the general public; and

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  provide maximum shareholder value from all of our operations.

Consolidation and Vertical Integration

        Our current program is to accelerate our vertical integration within our business. We plan to undertake a series of deliberate, non-hostile acquisitions of our suppliers of goods and materials for our projects. We have not entered into any agreements or letters of intent for such acquisitions or investments, so we may not be successful in such undertakings.

        The elementary parameters of such an acquisition, should it occur, would be that the target company contributes at least 5%, on average, to our project costs. Such a participation in project costs would merit, in our opinion, a close examination as to the accretive value of an investment or acquisition. Also, we will generally require that we have worked with the target company on a number of projects over a period of several years before considering an acquisition. We believe this will mitigate any unknowns regarding operational characteristics of the target and will minimize the likelihood of any fiscal surprises during our due diligence on the targets financial affairs.

        There is no assurance that we will be successful in this effort or that any such acquisitions, should they occur, will be profitable and not be dilutive to our management and capital resources. Such dilutive effort, should it occur, could have a material adverse effect on our revenues, profitability and share value.

Projects Completed by Us

        The below table illustrates the projects we have completed since 2001. We have never lost money on a project nor, to its knowledge, ever failed to complete a project to the client's satisfaction.

Year	Number of Projects	Contract Value In €	Contract Value In $
2009	4	€9,447,898	$13,227,057
2008	15	€42,800,198	$59,920,277
2007	7	€15,883,643	$22,237,100
2006	9	€19,546,500	$27,365,300
2005	6	€14,030,000	$19,642,000
2004	5	€3,174,100	$4,443,740
2003	5	€11,096,000	$15,534,400
2002	1	€1,295,000	$1,813,000
2001	4	€3,188,600	$4,464,040

Backlog and Project Pipeline

        The following table sets forth our backlog and project pipeline at the dates indicated. "Backlog" refers to services that our clients have committed by contract to purchase from us, and for which full funding approval has been received from both the EU and a commercial banking source. "Pipeline" refers to services that our clients have committed by contract to purchase from us, but for which final financing approval is being sought or is pending from either or both of the EU and a commercial banking source. Our business is not cyclical and does not have a clear pattern of seasonality.

	As of December 31, 2009			As of December 31, 2010
	Number	Amount in €	Amount in $	Number	Amount in €	Amount in $
Backlog:
Projects approved for commencement of construction	11	84,481,761	118,274,465	20	105,581,761	147,814,465
Pipeline:
Projects for which funding is pending with government	8	42,850,000	59,990,000	49	175,650,000	245,910,000

Total Backlog and Pipeline:	19	127,331,761	178,264,465	69	281,231,761	393,724,465

Project Pricing Structure

        We use a standard form of contract, similar to the form of contract used by the American Institute of Architects in the U.S. and the Royal Institute of British Architects in the United Kingdom. Our form contract provides for specifications, workmanship, materials and equipment to be used in the construction of the client's facility, included in the economic and technical feasibility study submitted to the relevant Greek and EU officials for the CSF grant funding. These contracts are historically based on a cost plus system with a fixed price set and agreed at the outset. The fixed price may be modified by change orders either from the client or from us.

        Change orders may include, but are not limited to, a change in the scope of the project, a change in specifications of the equipment or of the processing involved in the project, or a change in the cost of raw materials or equipment for the project. Any change orders that result in an increase in the price are paid by the client; conversely, we will benefit from any change orders that reduce the price.

Suppliers and Subcontractors

        We employ subcontractors and suppliers on our projects who have applicable regional and industry experience, most of whom work with us on multiple projects. Our suppliers vary from project to project as the specifications of each project will differ and will dictate the technical expertise and equipment required.

Quality Assurance

        One of our top priorities is to ensure that we build high quality facilities for our clients. Although the standard contract used in Greece provides for a one year guarantee or warranty on parts, material, labor and overall workmanship, we periodically visit each job that has been completed for up to a 5 year period or longer, depending on the project, to ensure that both the construction and the processing technology continue to function as originally designed, specified and installed by us.

Sales and Marketing

        The majority of our work is awarded from new and existing clients. This work is awarded to us directly. On occasion, we may bid on a project, but such instances are rare as most of our work is sourced from referrals originating in either the private sector or from the government.

        We employ a sales and marketing team, led by our founder, Stavros Ch. Mesazos and assisted by two of our senior engineers and consultants, who respond to new opportunities as they are identified. We internally process new client requests for proposals as procured by such team. Through our proprietary systems, we track opportunities and respond based upon our resources, strict financial criteria and overall strategic objectives.

Clients

        Our clients are recognized as being at the top of their specific segment in the agricultural sector, including companies such as: N. Ladas, S.A., a premier olive oil bottler in Greece; Feta Producing Vonitsa, S.A., a producer of high quality Feta cheese; Kokiniotis S.A., a processor of fine Greek honey; Pharma Hita S.A., a provider of high quality processing and packaging of meats; A.T.I. S.A., a provider of high quality processing and packaging of vegetables; and Golden Eggs, S.A., a state-of-the-art egg processing operator. As of December 31, 2010, our work for A.T.I. S.A. constituted €7.4 million ($10.3 million), or 21.3%, of our revenues and Anaparogogiki Ipeirou S.A. constituted €7.2 million ($10.1 million), or 20.98%, of our revenues.

Government Regulation of Our Industry in Greece

        Since our focus is on the agricultural sector, our projects are typically conducted under various governmental supervision and oversight. For example, a project may fall under the purview of the Ministry of Rural Development and Food (Agriculture), the MEF or the Ministry of Development.

        Before we commence construction of a project, we require our clients to present us with written evidence that all environmental approvals required for such project have been received. These approvals, and any costs associated therewith, are incorporated into our standard proposal for EU grant and project approval at the Greek ministerial level. Accordingly, our compliance with state and local previsions enacted with respect to environmental protections have had no material effects on our capital expenditures.

Competition

        We estimate that there are over 2,000 construction companies in Greece. Many of these companies are small businesses conducting their trade on a local level. Some are large international construction firms with operations on an international scale.

        We operate in a narrowly defined niche that we believe to be unique to the market place in Greece. No projects are undertaken without EU grant approval, whereby we prepare the entire dossier. No project is commenced without all financing, both public and private, in place, so that payment is guaranteed from the outset. The effectiveness of this approach has been proven by the consistent profitability of the operations over the last three decades. We have never lost money on a project since our inception. This is further testimony to the level of repeat clients that make up our base of projects.

        There are other companies that perform feasibility studies, prepare architectural design of structures, or design and specify processing equipment for facilities. However, to our knowledge, there is no single firm that combines all of these areas of expertise, other than ourselves.

        With the global economic situation and the resultant uncertainties, we believe we are well positioned to increase our business and our client base in that the current governmental focus is agricultural processing or packaging of food items for consumption to the consumer. Therefore, we intend to capitalize on this timing and optimize our position in this important sector within Greece and with the continued support and endorsement of the EU.

History

        We were incorporated as an exempted company with limited liability under the laws of the Cayman Islands on March 10, 2006 for the purpose of identifying and entering into a business combination with a privately held business or company, domiciled and operating in an emerging market. On February 29, 2008, we completed the acquisition of Aegean Earth S.A. pursuant to a share exchange agreement. Aegean Earth S.A. was organized under the laws of Greece in July 2007 and with the objective of becoming engaged in the construction industry in Greece and surrounding Mediterranean countries. Since the acquisition of Aegean Earth S.A., we have entered into negotiations for the construction of a number of construction projects in Greece but have not commenced any construction projects or entered into any binding agreements to perform a construction project. In February 2010, we completed the acquisition of Temhka S.A. pursuant to a share exchange agreement. Prior to our acquisition of Aegean Earth S.A., we were a blank check company that had not yet realized revenue.

Recent Acquisition

        On February 9, 2010, we completed the acquisition of all of the issued and outstanding capital stock of Temhka S.A. from Temhka S.A.'s shareholders solely in exchange for 1,623,333 Series B Preference Shares. Of such Series B Preference Shares, 600,036 were placed in escrow pending the fulfillment of certain criteria. Each Series B Preference Share converted automatically into ten ordinary shares upon the earlier to occur of the consolidation of our ordinary shares or the amendment to Memorandum and Articles of Association. As a condition prior to the closing of our acquisition of Temhka S.A., Stavros Ch. Mesazos, the controlling shareholder of Temhka S.A., contributed $4,500,000 to Temhka S.A. during 2009.

Aegean Earth S.A.

        Aegean Earth S.A.'s business has been focused on construction and development of real estate projects, roads, utility structures, commercial buildings, and other related facilities in Greece, the Mediterranean and Balkan countries and other parts of Southern and Eastern Europe, either alone or by forming joint ventures with other companies. As a result of the acquisition of Temhka S.A. and the commencement of the consolidation and the vertical integration into Temhka S.A., we have focused our efforts on the growth of Temhka S.A. and are using Aegean Earth S.A. as a supporting vehicle for growth.

Employees

        As of September 30, 2010, we had 44 employees, of which 27 are full time.

Company Organization

        The following chart details the organization of our executive management team:

Executive Offices

        Our principal executive offices are located in Galatsi, a suburb of Athens. Our senior management team, our engineering staff, our economic and technical feasibility teams and our accounting department are housed in this location. Our engineers and economic and technical feasibility teams are supported by state of the art information technology using a suite of mathematical modeling tools as well as Computer Aided Design, or CAD, systems to support the initial economic feasibility study, our design-build program, and our monitoring of the grant approval process. Once the grant has been approved and the project construction commences, the project reporting performed by the project manager, under the direct supervision of our Engineering Department Manager and Mr. Mesazos, is managed from this office.

        Our accounting department uses the Kefaleo Accounting System, which is a state of the art system of accounting employed to ensure our timely and accurate reporting under both the Greek accounting and tax methodology as well as under the reporting requirements of the SEC and the Public Accounting Oversight Board, or PCAOB, in the U.S.

Key Clients

        We currently have approximately €388 million (or $543.2 million) in expected revenues of projects in process, in our project backlog and in our project pipeline for the next three years from 69 clients. Of these clients, 46 are repeat clients and 23 are new clients. Of the current projects under construction, projects with two of these clients account for over €34.6 million (or $48.4 million) of revenues. Such a concentration of business could result in a decrease in our revenue or profit should either of these clients suffer adverse financial setbacks that might impact their ability to commence or finalize such project.

Seasonality

        Our business is not cyclical and does not have a clear pattern of seasonality.

Property

        We rent our corporate offices at 5, Ichous Str.—Galatsi 111 46 Athens, Greece. We do not own any real property.

Legal Proceedings

        From time to time we may become party to litigation or other legal proceedings that we consider to be a part of the ordinary course of business. We are not currently involved in legal proceedings that we believe could reasonably be expected to have a material adverse effect on our business, prospects, financial condition or results of operations.

MANAGEMENT

Executive Officers and Directors

        The following table sets forth as of January 14, 2011 the names, positions and ages of our current executive officers and directors:

Name	Age	Position(s)
Stavros Ch. Mesazos	55	Director, Executive Chairman of the Board of Directors and Chief Operating Officer
Dimitrios K. Vassilikos	43	Director and Chief Executive Officer
Sofia Douskali	46	Chief Financial Officer
Joseph B. Clancy	69	Director and Manager of Aegean Earth, S.A.
Rizos P. Krikis	43	Director
Konstantinos G. Moschopoulos	55	Director

        Stavros Ch. Mesazos, Director, Executive Chairman of the Board of Directors and Chief Operating Officer.    Mr. Mesazos was appointed as our Chief Operating Officer and Executive Chairman of our board of directors effective April 13, 2010. Prior thereto, Mr. Mesazos was the Managing Director of the Mesazos Group of Companies, which he founded in 1979. The Mesazos Group of Companies were consolidated into Temhka S.A. on January 1, 2010. Mr. Mesazos has over thirty years of experience in the construction industry. He graduated from the Athens Polytechnic Institute in 1983 and is a licensed mechanical engineer. Throughout his career, Mr. Mesazos has been instrumental in the design and construction of a variety of structures utilized in a number of industries.

        Dimitrios K. Vassilikos, Chief Executive Officer and Director.    Mr. Vassilikos was appointed as our Chief Executive Officer and as a member of our board of directors effective April 13, 2010. Prior thereto, since 2004, Mr. Vassilikos has been focused on facilitating private equity transactions for a number of companies, private individuals and wealth funds in the Middle East and the United States as an individual advisor. In 1999, he formed a broker dealer in the Athens market, Mega Trust AXEPEY and was the Responsible Party to the ATHEX Security Regulator. From 1996 to 1999, he headed all operations for trading and underwriting for Capital AXEPEY, and in 1996 took a seat on the Athens Stock Exchange. Mr. Vassilikos has twenty years experience in securities analysis, private equity and portfolio consulting. Mr. Vassilikos received a B.A. in Business Administration from the University of Macedonia in 1990.

        Sofia Douskali, Chief Financial Officer.    Ms. Douskali was appointed as our Chief Financial Officer effective May 3, 2010. Ms. Douskali served as Director of Corporate Finance at a number of securities firms in Greece, including Cyclos Securities S.A. from October 2007 through August 2008, Beta Securities S.A. from October 2008 through March 2010 and Sarros Securities S.A. from March 2010 to the present, in each case assuming responsibility for company and project valuations, and for preparing companies for listing on the Athens Stock Exchange. Prior thereto, from January through August 2007, Ms. Douskali served as an Executive Board Member and Head of Investments with Gefico Group Ltd. From August 2003 through January 2007, Ms. Douskali was Fund Manager and Treasurer with MTH Investments in Liechtenstein. Ms. Douskali also served as a Portfolio Manager for ASDOM Developers in Greece and as lecturer of Finance at European University, Greek Campus. Ms. Douskali received her Bachelor of Science from New York University in 1986 in Economics and her MBA from Hartford University in 1988. Ms. Douskali is also a Certified International Investment Analyst and Certified Derivatives Consultant.

        Joseph B. Clancy, Director.    Mr. Clancy was appointed as a member of our board of directors on February 29, 2008. Mr. Clancy also serves as the Manager of Aegean Earth S.A., a position he has held since Aegean Earth S.A.'s inception in July 2007. Mr. Clancy is an experienced professional in both private equity and construction and development. Since June 2006, he has served as one of the

National Representatives of AAI in Greece and Cyprus. From February 2003 to May 2006, he served as a consultant/advisor for Vibrant Capital Corporation in New York, where he oversaw the implementation of a life settlement acquisition program to secure a bond issued under the securities laws of Luxembourg and also implemented two private placement programs of investments in conjunction with that asset class. Mr. Clancy graduated with a B.Sc. from the United States Naval Academy in Annapolis, Maryland. He served as a Captain in the U.S. Marine Corps.

        Rizos P. Krikis, Director.    Mr. Krikis was appointed as a member of our board of directors on June 15, 2010 and our Chief Financial Officer on February 29, 2008. He resigned from his position as Chief Financial Officer effective May 3, 2010. Prior thereto, Mr. Krikis served as the chief financial officer of Aegean Earth S.A. since 2007. From 2004 to 2007, Mr. Krikis was chief financial officer of Cosmotelco Telecommunications, or Cosmotelco, in Greece. Prior to Cosmotelco, Mr. Krikis was a senior manager for the Emporiki Private Equity and Venture Capital Fund, where he was responsible for the initial investment decision and ongoing monitoring of the fund's portfolio investment. Mr. Krikis has a number of years of experience in the financial industry and has served in multiple capacities both in industry and private equity. Mr. Krikis also was a consultant from the Greek Trade Commission in New York. He graduated with both his Bachelor's and Master's degrees in Business Administration from Baruch College in New York, and is fluent in both English and Greek.

        Konstantinos G. Moschopoulos, Director.    Mr. Moschopoulos was appointed as a member of our board of directors effective June 15, 2010. Mr. Moschopoulos has over fifteen years experience as an independent economic and tax consultant for a variety of companies. Prior thereto, he served as a financial analyst and accountant for a number of companies, including Vogue A.E. and Alpha Bank. Mr. Moschopoulos received his B.A. in Economics from the University of Macedonia in 1980.

Election of Directors

        Holders of our ordinary shares are entitled to one (1) vote for each share held on all matters submitted to a vote of the shareholders, including the election of directors. Cumulative voting with respect to the election of directors is not permitted by our Memorandum of Association and Articles of Association.

        Our board of directors shall be ratified at the annual meeting of the shareholders or at a special meeting called for that purpose. Each director shall hold office until the next annual meeting of shareholders and until the director's successor is elected and qualified. If a vacancy on the board of directors, including a vacancy resulting from an increase in the number of directors then the shareholders may fill the vacancy at the next annual meeting or at a special meeting called for the purpose, or the Board of Directors may fill such vacancy.

Board Composition

        Our board of directors currently consists of five directors, Stavros Ch. Mesazos, Dimitrios K. Vassilikos, Joseph B. Clancy, Rizos P. Krikis and Konstantinos G. Moschopoulos.

        We have determined that each of Messrs. Clancy and Moschopoulos is an independent director within the meaning of the applicable rules of the SEC and NASDAQ, and that each of Messrs. Clancy and Moschopoulos is also an independent director under Rule 10A-3 of the Exchange Act for the purpose of audit committee membership. In addition, our board of directors has determined that Mr. Krikis is a financial expert within the meaning of the applicable rules of the SEC and NASDAQ.

Board Committees

        Prior to the consummation of this offering, we will establish the following committees of our board of directors:

        Audit Committee.    The Audit Committee of our board of directors will consist of Messrs. Clancy, Krikis and Moschopoulos. Mr. Krikis will serve as the chairman of the Audit Committee. The Audit Committee will operate pursuant to a charter that will be approved by our board of directors. The Audit Committee will review our internal accounting and financial controls and the accounting principles and auditing practices and procedures to be employed in preparation and review of our financial statements. The Audit Committee also will supervise the engagement of the independent public auditors and the scope of the audit to be undertaken by such auditors. The Audit Committee also will review and, as it deems appropriate, recommend to the board of directors corporate governance policies.

        Compensation Committee.    The Compensation Committee of our board of directors will consist of Dimitrios K. Vassilikos, Stavros Ch. Mesazos and Joseph B. Clancy. Joseph B. Clancy will serve as the chairman of the Compensation Committee. The Compensation Committee will operate pursuant to a charter that will be approved by our board of directors. The Compensation Committee will review and, as it deems appropriate, recommend to the board of directors policies, practices and procedures relating to the compensation of the officers and other managerial employees and the establishment and administration of employee benefit plans. The Compensation Committee will exercise all authority under our employee equity incentive plans and advise and consult with our officers as may be requested regarding managerial personnel policies.

Nomination of Directors

        Our board of directors does not have and does not currently intend to establish a Nominating Committee. Pursuant to the rules of the Nasdaq Global Market, our board of directors will delegate to its independent members the authority to select qualified nominees for election or appointment to our board of directors. The vote of a majority of the independent directors of our board of directors will be required to select a nominee.

Stock Option Plans

        We intend to implement a stock option plan for our executives within the next 12 months.

Corporate Governance

        We have adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. Our code of business conduct and ethics is available on our website at www.hellenicsolutions.com. We intend to disclose any amendments to the code, or any waivers of its requirements, on our website.

EXECUTIVE COMPENSATION

        We paid our Chief Financial Officer, Mr. Rizos Krikis, $4,260 in consulting fees for the year ended December 31, 2009. We did not pay any of our other executive officers or directors any compensation for the year ended December 31, 2009. We did not pay any of our executive officers compensation for the fiscal year ended December 31, 2008.

        Neither our Director, Executive Chairman and Chief Operating Officer, Stavros Ch. Mesazos, nor our Director and Chief Executive Officer, Dimitrios K. Vassilikos, have received any compensation from us to date. All compensation, in accordance with the employment agreements between each of Mr. Mesazos and Mr. Vassilikos and us, has been accrued until the Offering is completed.

        As of October 15, 2010, the accrued amounts are €167,000 (or $233,800) for Mr. Mesazos and €150,000 ($210,000) for Mr. Vassilikos.

        Ms. Douskali receives a monthly salary of €3,500 ($4,900) plus expenses.

Employment Agreements

        We have entered into employment agreements with each of Mr. Mesazos and Mr. Vassilikos. These agreements provide their amount of salary, establish standard health benefits, and establish their eligibility to receive bonuses and stock options. Each agreement has an initial term of five years, and will be renewed for successive two year terms thereafter unless terminated by either party upon at least 90 days notice prior to the expiration of such current time period. We are also entitled to terminate each of these employment agreement upon the occurrence of certain events, including such employee's death, permanent disability, breach or default of such employee's representations, warranties, obligations or covenants contained in such agreement, or upon the finding or conviction of such employee of any civil and/or criminal charge involving embezzlement, fraud, misappropriation of funds or moral turpitude. Additionally, we are entitled to terminate such agreements upon the occurrence of certain change of control transactions. Each employee is permitted to terminate his respective employment agreement 30 days following our receipt of notice of our breach of such agreement, provided such breach has not been cured. In the event we terminate such employee's employment in connection with a change in control transaction, or the agreement is terminated by the employee in connection with our uncured breach of such agreement, employee will be entitled to receive a severance payment equal to six months of such employee's then base salary (which severance amount may be offset by any amounts such employee receives during the six month period from other consulting jobs and/or other employment).

        Each of Mr. Mesazos and Mr. Vassilikos also agree that during the term of such employment agreements, and for a period of 36 months after the expiration or termination thereof, each will not directly or indirectly own an interest in or perform services for any business that is in competition with our company, subject to certain limited exceptions. Similarly, during the term of such employment agreements, and for a period of 30 months thereafter, each of Mr. Mesazos and Mr. Vassilikos agree that he will not directly or indirectly solicit the business of any client of the company, or induce or attempt to induce any company employee, agent, consultant, client or supplier to breach any contract with the company to which such person is a party.

        Mr. Vassilikos' agreement provides for a base salary of €225,000 (or $315,000) per year, commencing in February, 2010, and the receipt of 300,000 options vesting over three years with a strike price of $1.50 upon establishment of the company's stock option plan. Mr. Mesazos' agreement provides for a base salary of €250,000 (or $350,000), commencing in February, 2010, per year and the receipt of 250,000 options vesting over three years with a strike price of $1.50 upon establishment of the company's stock option plan. Both agreements expire February 17, 2015. All compensation, in accordance with the employment agreements between each of Mr. Mesazos and Mr. Vassilikos and us, has been accrued until the Offering is completed.

        The foregoing description of the employment agreements with each of Mr. Vassilikos' and Mr. Mesazos' does not purport to be complete and is qualified in its entirety by reference to the complete text of the agreements, which are filed as Exhibit 10.1 and Exhibit 10.2, respectively, to our Post Effective Amendment No. 1 to Form S-1 filed on July 1, 2010 and incorporated herein by reference.

Grants of Plan Based Awards

        There have been no awards made to any of our executive officers.

Compensation of Directors

        We have not paid our directors compensation for serving on our board of directors. Our board of directors may in the future decide to award the members of the board of directors cash or stock based consideration for their services to us, which awards, if granted shall be in the sole determination of the board of directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information as of December 31, 2010 with respect to the beneficial ownership of our ordinary shares by (i) each person who, to our knowledge, beneficially owns more than 5% of our ordinary shares; (ii) each of our directors and executive officers; and (iii) all of our executive officers and directors as a group:

Name and address of Beneficial Owner	Number of Shares	Percent of Class(1)
Directors and Named Executive Officers(2):
Stavros Ch. Mesazos(3)	12,499,670	59.1%
Dimitrios K. Vassilikos(4)	300,000	1.4%
Joseph B. Clancy(5)	130,853	*
Rizos P. Krikis	—	—
Sofia Douskali	—	—
Konstantinos G. Moschopoulos(6)	974,000	4.6%
All directors and executive officers as a group (6 persons)	13,904,523	65.2%
Other 5% or Greater Beneficial Owners
Haris Mesazos(7)	2,922,000	13.8%
Konstantinos Mesazos(8)	2,922,000	13.8%
Access America Fund, L.P.(9)	4,785,904	22.6%
11200 Westheimer Rd. Suite 508 Houston, TX 77042

*—Less than 1% Beneficial Ownership

(1)
Beneficial ownership is calculated based on the 21,133,481 ordinary shares outstanding as of December 31, 2010. Beneficial ownership is determined in accordance with Rule 13d-3 of the SEC. The number of ordinary shares beneficially owned by a person includes ordinary shares issuable upon conversion of securities and subject to options or warrants held by that person that are currently convertible or exercisable or convertible or exercisable within 60 days of the date hereof. The ordinary shares issuable pursuant to those convertible securities, options or warrants are deemed outstanding for computing the percentage ownership of the person holding such convertible securities, options or warrants but are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

(2)
Unless otherwise specified, the address for the directors, named executive officers, and other beneficial owners is c/o Temhka S.A. at The Mesazos Group of Companies, 5 IHOUS Street, Athens, Greece 11146.

(3)
Stavros Ch. Mesazos was issued 6,655,670 ordinary shares as consideration for his shares in Temhka S.A. in connection with our acquisition of Temhka S.A. Such number of shares also includes 5,844,000 shares owned in the aggregate by Haris Mesazos and Konstantinos Mesazos, the two sons of Mr. Mesazos. Accordingly, Mr. Mesazos may be deemed to beneficially own such additional 5,844,000 shares. Mr. Mesazos, however, disclaims beneficial ownership of such ordinary shares.

(4)
Mr. Vassilikos was issued such 300,000 ordinary shares in connection with his service as an advisor to us.

(5)
Includes 100,000 ordinary shares issued to such person in connection with his providing advisory services to us.

(6)
Mr. Moschopoulos was awarded such shares by the shareholders for his past services to the predecessor companies of Temhka S.A.

(7)
Haris Mesazos was issued the ordinary shares as consideration for his shares in Temhka S.A. in connection with our acquisition of Temhka S.A.

(8)
Konstantinos Mesazos was issued the ordinary shares as consideration for his shares in Temhka S.A. in connection with our acquisition of Temhka S.A.

(9)
This figure consists of (i) 982,639 ordinary shares held by AAF (ii) 1,901,633 ordinary shares purchased by AAF in a private offering following the March 2010 Temhka acquisition, and (iii) 1,901,633 ordinary shares issuable upon exercise of a warrant under that private offering.

 CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        We acquired Aegean Earth S.A. pursuant to an Acquisition Agreement dated as of February 29, 2008 by and among us, Aegean Earth S.A., Joseph B. Clancy and Konstantinos Polites for 92,559 of our ordinary shares. We valued the transaction at approximately $50,000 based on the latest third party transaction involving a purchase of our ordinary shares. At the time of the acquisition, Mr. Clancy was a controlling shareholder and a Manager of Aegean Earth S.A. and pursuant to the terms of the acquisition agreement, Mr. Clancy received 46,280 ordinary shares in exchange for his capital stock of Aegean Earth S.A. In April 2008, Mr. Clancy transferred 15,427 ordinary shares to PrimeLife Holdings, Ltd. Mr. Clancy is one of our directors and he is also the Manager of Aegean Earth S.A. Based on the prior transaction described above, the dollar value received for the transaction was approximately $50,000, and the dollar value received by Mr. Clancy was approximately $25,000.

        In December 2007, we made two loans to Aegean Earth S.A. evidenced by two promissory notes in the aggregate principal amount of $85,025. These notes bear interest at the rate of 6% per year and are payable on demand. These notes were written primarily to provide working capital to Aegean Earth S.A. prior to our acquisition of Aegean Earth S.A. Mr. Clancy was a controlling shareholder and a Manager of Aegean Earth S.A. and one of our directors at the time the loans were made.

        On February 9, 2010, we issued 300,000 shares to Dimitrios Vassilikos, our current Chief Executive Officer and 100,000 shares to Joseph B. Clancy in connection with consulting services.

        In May and November 2007, AAF made loans to us evidenced by promissory notes in the aggregate principal amount of $300,000. We used the loans to provide working capital to Aegean Earth S.A. prior to our acquisition of Aegean Earth S.A. The notes accrued interest at the rate of 6% per annum, were payable on demand, and were convertible at any time and from time to time by the holder into an aggregate of approximately 462,792 ordinary shares. On April 21, 2008, AAF converted the notes into 462,792 of our ordinary shares. As a result of the conversion, as of April 21, 2008, the remaining outstanding principal balance of the loans was $0. Access America Investments LLC, or AAI, is the general manager of AAF. Mr. Frank DeLape, our former Executive Chairman and a former director is the Chairman of AAI and was a beneficial owner of 33.3% of AAI. Mr. Joseph Rozelle, who was our Chief Financial Officer and a director at the time the loans were made is the Chief Financial Officer of AAI.

        In November 2007, we reimbursed AAI for $84,980 in due diligence related expenses that were incurred by AAI on behalf of us relating to our acquisition of Aegean Earth, S.A.

        In February, 2010, prior to our acquisition of Temhka S.A., AAF converted 175,001 Series A Preference Shares into 194,374 ordinary shares. In addition, we redeemed 450,000 Series A Preference Shares held by AAF for cash in the amount of $1,350,000.

        Following our acquisition of Temhka S.A., we sold to AAF in a private offering 1,901,633 ordinary shares and 5-year warrants to purchase up to 1,901,633 ordinary shares at an exercise price of $3.00 per ordinary share for aggregate gross proceeds of $2.85 million.

        We were founded in March 2006 by Nautilus Global Partners, LLC and Mid-Ocean Consulting Limited. Frank DeLape, our former Executive Chairman and a former director, is the owner, Chairman and CEO of Benchmark Equity Group, which owns 20% of the equity interests of Nautilus Global Partners and Mr. DeLape controls other entities that collectively own an additional 20% of the equity interests of Nautilus Global Partners. Accordingly, based on his ownership and management position with Benchmark Equity Group, Mr. DeLape may also be deemed to be one of our founders. In January 2009, we entered into a consulting agreement with Nautilus Global Partners to provide general consulting services to us. As of December 31, 2009, we paid $120,000 in consulting fees to Nautilus Global Partners related to this agreement. Our consulting agreement with Nautilus Global Partners was terminated on February 10, 2010. In order to provide us with funds for our formation costs, in April

2006, we issued 289,246 ordinary shares to Nautilus Global Partners and 14,463 ordinary shares to Mid-Ocean Consulting Limited, for aggregate consideration of $1,050 at a purchase price of $.0054 per share. At the time we received such funding, Joseph Rozelle, the President of Nautilus Global Partners was one of our directors. Nautilus Global Partners is also one of the founders of the following shell companies, each incorporated under the laws of the Cayman Islands. Each of the foregoing entities was formed for the purpose of engaging in an acquisition or business combination of an operating business.

  •
  Emerald Acquisition Corporation

  •
  Dragon Acquisition Corporation

  •
  Ruby Growth Corporation

  •
  Global Growth Corporation

  •
  China Growth Corporation

  •
  Lunar Growth Corporation

  •
  Action Acquisition Corporation

  •
  Pan Asian Corporation

  •
  Juniper Growth Corporation

  •
  Seven Seas Acquisition Corporation

  •
  Summit Growth Corporation

  •
  Bering Growth Corporation

  •
  Compass Acquisition Corporation

DESCRIPTION OF CAPITAL STOCK

Overview

        We are authorized to issue 100,000,000 ordinary shares, $0.00345728 par value per share, and 20,000,000 preference shares, $0.00064 par value per share, or the Preference Shares. We have designated 5,000,000 shares of our Preference Shares as Series A Preference Shares and 2,000,000 shares of our Preference Shares as Series B Preference shares. On January 8, 2008, we divided and increased our authorized ordinary share capital from 50,000,000 ordinary shares of $0.001 par value each to 78,125,000 ordinary shares of $0.00064 par value each by the division (split) of 50,000,000 ordinary shares of $0.001 par value each into 78,125,000 ordinary shares of $0.00064 par value each. On March, 27, 2006, we divided our authorized ordinary share capital from 5,000,000 ordinary shares of $0.01 par value each to 50,000,000 ordinary shares of $0.001 by the division (split) of 5,000,000 ordinary shares of $0.01 par value each into 50,000,000 ordinary shares of $0.001.

        On January 8, 2008, we also divided and increased our authorized preference share capital from 1,000,000 Preference Shares of $0.001 par value each to 20,000,000 Preference Shares of $0.00064 par value by the division of 1,000,000 Preference Shares of $0.001 par value each into 1,562,500 Preference Shares of $0.00064 par value each, and the authorization of an additional 18,437,500 Preference Shares with a par value of $0.00064 each. As a result of the split, our outstanding ordinary shares increased from 1,281,500 ordinary shares immediately prior to the share split to 2,002,691 ordinary shares immediately after the share split. We did not have any Preference Shares outstanding at the time of the share split.

        On May 14, 2010, we decreased our issued and outstanding shares by consolidating each 5.402 of our outstanding ordinary shares, par value $0.00064 per share into 1 ordinary share, par value $0.00345728 per share, resulting in 4,900,131 ordinary shares being issued and outstanding prior to the conversion of the Series B Preference shares. On May 14, 2010 we also increased the number of authorized Ordinary Shares to 100,000,000 ordinary shares, par value $0.00345728 per share.

        As of January 14, 2011, we had 21,133,481 ordinary shares, and no Preference Shares outstanding.

Ordinary Shares

        Holders of our ordinary shares are entitled to one (1) vote for each ordinary share held at all meetings of shareholders (and written actions in lieu of meetings). Dividends may be declared and paid on our ordinary shares from funds lawfully available therefore as, if and when determined by our board of directors and subject to any preferential rights of any then outstanding Preference Shares. We currently do not intend to pay cash dividends on our ordinary shares. Upon our voluntary or involuntary liquidation, sale, merger, consolidation, dissolution or winding up, holders of ordinary shares will be entitled to receive all of our assets available for distribution to shareholders, subject to any preferential rights of any then outstanding Preference Shares. Our ordinary shares are not redeemable.

Preference Shares

        Our board of directors is authorized to issue from time to time, subject to any limitation prescribed by law, without further shareholder approval, up to 20 million preference shares in one or more series. Preference shares will have such designations, preferences, voting powers, qualifications and special or relative rights or privileges as determined by our board of directors, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights. We have designated five (5) million of our preference shares as Series A Preference Shares and two (2) million of our Shares as Series B Preference Shares. No preference shares are outstanding.

Warrants

        In connection with the private placements of our ordinary shares in February 2010 and March 2010 we issued warrants to purchase 3,000,001 shares of our ordinary shares. Each warrant is exercisable for five (5) years at a price of $3.00 per ordinary share.

Registration Rights

        In connection with the private placement of our ordinary shares in February 2010, we entered into a Registration Rights Agreement with our investors, pursuant to which we agreed that within 60 calendar days of February 10, 2010, we would use our best efforts to file a registration statement with the SEC, on the appropriate form, covering the resale of the (1) the ordinary shares purchased by the investors, including ordinary shares underlying the warrants acquired by AAF, (2) the ordinary shares underlying the Series B Preference Shares held in Escrow pursuant to the Make Good Agreement entered into in connection with our acquisition of Temhka S.A., and (3) any and all ordinary shares issued in respect of the foregoing as a result of stock splits, stock dividends, reclassifications, consolidation, recapitalizations, or other similar events.

        We agreed to use our best efforts to (a) cause the registration statement to be declared effective within one hundred twenty days from the filing date, or, if not reviewed by the SEC, within three business days after the date on which the SEC informs us that the SEC will not review the registration statement, and (b) keep the registration statement continuously effective until such date as is the earlier of (i) the date when all the ordinary shares covered by such registration statement have been sold or (ii) the date on which the ordinary shares may be sold without any restriction pursuant to Rule 144.

        In connection with our private offering of units of Series A Preference Shares and ordinary shares, we granted to the purchasers thereof "piggy-back" registration rights. As long as no less than 30% of the ordinary shares included in the units remain issued and outstanding, and provided that such ordinary shares have not previously been registered for re-sale or are eligible for sale pursuant to Rule 144, the holders of such ordinary shares have the right to have such ordinary shares included in a registration statement that we file under the Securities Act.

        We expect to file a registration statement as required by the Registration Rights Agreement shortly following the commencement of this offering.

Listing

        Our ordinary shares are quoted on the OTCBB under the symbol "AEGZF.OB." We have applied for listing of our ordinary shares on the NASDAQ Global Market and, if approved, our ordinary shares will trade under the symbol HESC.

Limitation of Liability and Indemnification of Officers and Directors

        Cayman Islands law does not limit the extent to which a company's Articles of Association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences or committing a crime. Our Articles of Association provide for indemnification of officers and directors for actions, proceedings, costs, charges, expenses, losses, damages, and liabilities incurred or sustained in their capacities as such.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

 SHARES ELIGIBLE FOR FUTURE SALE

        Prior to this offering, there has been no market for our ordinary shares. Future sales of substantial amounts of our ordinary shares in the public market could adversely affect market prices prevailing from time to time. Furthermore, because only a limited number of shares will be available for sale shortly after this offering due to existing contractual and legal restrictions on resale as described below, there may be sales of substantial amounts of our ordinary shares in the public market after the restrictions lapse. This may adversely affect the prevailing market price and our ability to raise equity capital in the future.

        Upon completion of this offering, we will have                ordinary shares outstanding assuming no exercise of the underwriters' over-allotment option. Of these                 shares, the                        shares (                shares if the underwriters exercise their over-allotment option in full) sold in this offering, and 265,481 shares sold in a previous offering, will be freely transferable without restriction or registration under the Securities Act, except for any shares purchased by one of our existing "affiliates," as that term is defined in Rule 144 under the Securities Act. The remaining ordinary shares are "restricted shares" as defined in Rule 144. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 of the Securities Act.

Rule 144

        In general, under Rule 144, beginning 90 days after this offering, an affiliate who beneficially owns shares that were purchased from us, or any affiliate, at least six months previously, is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of our then-outstanding ordinary shares, which will equal approximately                shares immediately after this offering (assuming no exercise of the underwriters' over-allotment option), or the average weekly trading volume of our ordinary shares on the Nasdaq Global Stock Market during the four calendar weeks preceding the filing of a notice of the sale on Form 144. Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and availability of current public information about us.

        Following this offering, a person that is not an affiliate of ours at the time of, or at any time during the three months preceding, a sale and who has beneficially owned our restricted ordinary shares for at least six months, may sell shares without complying with the volume limitation, manner of sale or notice provisions described above, and any such person who has beneficially owned restricted ordinary shares for at least one year may sell shares without complying with the abovementioned restrictions and the current public information requirement.

        We are unable to estimate the number of shares that will be sold under Rule 144 since this will depend on the market price for our ordinary shares, the personal circumstances of the shareholder and other factors.

Warrants

        As of January 14, 2011, 3,000,001 ordinary shares reserved for issuance pursuant to outstanding warrants to purchase our ordinary shares, with a weighted average exercise price of $3.00 per share.

 MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following is a discussion of the material U.S. federal income tax consequences of an investment in our ordinary shares based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This discussion does not address all possible tax consequences relating to an investment in our ordinary shares, such as the tax consequences under state, local and other tax laws. The following discussion does not constitute legal or tax advice and you should consult your own tax advisors with respect to the consequences of acquisition, ownership and disposition of our ordinary shares. You should be aware that tax rules and practice and their interpretation may change.

        The following discussion does not address any U.S. federal estate and gift tax, state and local tax, or non-U.S. tax consequences. This discussion only applies to original purchasers of our ordinary shares who hold ordinary shares as capital assets for U.S. federal income tax purposes. It does not purport to discuss all aspects of U.S. federal income taxation which may be relevant to particular investors, such as:

  •
  banks and certain financial institutions;

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  insurance companies;

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  partnerships or entities classified as partnerships for U.S. federal income tax purposes or persons holding ordinary shares through such entities;

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  dealers in securities or currencies;

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  traders in securities that elect to use a mark-to-market method of accounting for securities holdings;

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  tax-exempt entities;

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  persons liable for alternative minimum tax;

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  persons holding our ordinary shares as part of a position in a straddle or as part of a hedging transaction or conversion transaction;

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  persons that enter into a constructive sale transaction with respect to our ordinary shares;

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  persons owning or treated as owning 10% or more of our voting shares; or

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  U.S. Holders (as defined below) whose functional currency for U.S. federal income tax purposes is not the U.S. dollar.

        This discussion is based upon the Internal Revenue Code of 1986, as amended, or the Code, its legislative history, existing and proposed U.S. Treasury regulations promulgated thereunder, published rulings by the U.S. Internal Revenue Service, or the IRS, and court decisions, all as currently in effect as of the date of this prospectus. These authorities are subject to change, possibly on a retroactive basis. You should consult your own tax advisors concerning the U.S. federal, state, local and non-U.S. tax consequences of purchasing, owning and disposing of our ordinary shares in your particular circumstances.

        For purposes of this discussion, you are a "U.S. Holder" if for U.S. federal income tax purposes, you are a beneficial owner of our ordinary shares who or which is:

  •
  an individual citizen or resident of the United States;

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  a corporation or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S. or of any political subdivision of the United States;

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  an estate the income of which is subject to U.S. federal income tax regardless of its source; or

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  a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust, or the trust elects under U.S. Treasury regulations to be treated as a U.S. person.

        If a partnership holds our ordinary shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our ordinary shares, you should consult your tax advisors.

        For purposes of this discussion, a non-US Holder is any beneficial owner (other than a partnership) who does not meet the definition of US Holder.

U.S. Holders

        Dividends.    Subject to the "Status as a PFIC" discussion below, in the event a U.S. Holder receives a distribution, other than a pro rata distribution of our ordinary shares or rights with respect to our ordinary shares, the U.S. Holder will be required to include the gross amount of the distribution (including the amount of any non-U.S. taxes withheld therefrom) in gross income as a foreign source taxable dividend to the extent the distribution is paid from our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Dividends received by U.S. Holders that are corporations generally will not be eligible for a dividends received deduction. Subject to applicable limitations, dividends paid to a non-corporate U.S. Holder in taxable years beginning before January 1, 2011 will constitute "qualified dividend income" subject to tax at capital gains rates (generally 15%) provided that (1) the ordinary shares are readily tradable on an established securities market in the United States, (2) we are not a PFIC (as discussed below) with respect to such U.S. Holder, for either our taxable year in which the dividend was paid or the preceding taxable year and (3) certain holding period and other requirements are met. We expect our ordinary shares will be readily tradable on an established securities market in the United States. Non-corporate U.S. Holders should consult their tax advisors regarding the availability of the lower income tax rate for dividends paid with respect to our ordinary shares.

        Distributions in excess of our current and accumulated earnings and profits, as determined in accordance with U.S. tax principles, will first be treated, for U.S. federal income tax purposes, as a nontaxable return of capital to the extent of the U.S. Holder's basis in our ordinary shares and thereafter as gain from the sale or exchange of a capital asset. The character of such gain is described below under "Sales and Other Dispositions of our Ordinary Shares."

        As we do not calculate our earnings and profits in accordance with U.S. tax principles, the entire amount of any distributions will likely be reported to investors as taxable dividend distributions.

        Any non-U.S. withholding taxes imposed on dividends paid to a U.S. Holder (at a rate applicable to U.S. Holders) shall generally be eligible for the foreign tax credit or as a deduction in computing such U.S. Holder's taxable income, subject to any applicable limitations. For foreign tax credit purposes, dividends distributed with respect to ordinary shares will generally constitute "passive category income," but could, in the case of certain U.S. Holders, constitute "general category income." If the dividends are qualified dividend income (as discussed above), special limitations may apply in determining the foreign tax credit calculation. The rules relating to the determination of the U.S. foreign tax credit are complex and U.S. Holders should consult their tax advisors to determine whether and to what extent a credit would be available in their particular circumstances.

        Sales and Other Dispositions of our Ordinary Shares.    For U.S. federal income tax purposes, and subject to the "Status as a PFIC" discussion below, gain or loss recognized by a U.S. Holder on the sale or other disposition of our ordinary shares will be subject to U.S. federal income tax as capital gain or loss in an amount equal to the difference between that U.S. Holder's basis in our ordinary shares and the amount realized on the disposition. If the consideration you receive for the ordinary shares is not paid in U.S. dollars, the amount realized will be the U.S. dollar value of the payment received. A U.S. Holder's basis in our ordinary shares will generally equal the amount the U.S. Holder paid for such ordinary shares. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder has held our ordinary shares for more than one year at the time of the sale or exchange. The maximum rate of tax on long-term capital gain recognized before January 1, 2011 is generally reduced to 15% for taxpayers other than corporations. The deductibility of capital losses is subject to limitations. Generally, gain or loss recognized by a U.S. Holder will be treated as U.S. source gain or loss for U.S. foreign tax credit purposes. You should consult your tax advisors regarding the tax consequences if a foreign tax is imposed on gain on a disposition of our ordinary shares, including the availability of the foreign tax credit under your particular circumstances.

        Status as a PFIC.    Based on the projected composition of our income and valuation of our assets, we do not believe we were a PFIC in 2009 or will be in 2010, and we do not expect to become a PFIC in the foreseeable future, although there can be no assurance in this regard. A non-U.S. corporation is considered a PFIC for any taxable year if either:

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  at least 75% of the non-U.S. corporation's gross income is passive income; or

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  at least 50% of the average value of all the non-U.S. corporation's assets (based on an average of the quarterly values of the assets during a taxable year) produces or are held for the production of passive income.

        For this purpose, passive income generally includes dividends, interest, royalties and rents that are derived in the active conduct of a trade or business. If we own directly or indirectly at least 25% (by value) of the stock of another corporation, we will be treated, for purposes of the PFIC tests, as owning our proportionate share of the other corporation's assets and receiving our proportionate share of the other corporation's income.

        In determining that we are not a PFIC, we are relying on our business projections for the current year and for future years. If our actual business results do not match our projections, we may become a PFIC. We must make a separate determination each year as to whether we are a PFIC and, as a result, our PFIC status may change. Accordingly, it is possible that we may become a PFIC in the current or any future taxable year due to changes in our asset or income composition.

        If we are a PFIC for any taxable year during which you hold ordinary shares, U.S. Holders will be subject to special tax rules with respect to any "excess distribution" that you receive and any gain you realize from a sale or other disposition (including a pledge) of our ordinary shares, unless you make a mark-to-market election as discussed below. Any distribution you receive in a taxable year that is greater than 125% of the average annual distribution you received during the shorter of the three preceding taxable years or your holding period for the ordinary shares will be treated as an excess distribution. Under these special tax rules:

  •
  the excess distribution or gain will be allocated ratably over your holding period for the ordinary shares;

  •
  the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we were a PFIC, will be treated as ordinary income; and

  •
  the amount allocated to each other year will be subject to income tax at the highest rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

        The tax liability for amounts allocated to years in which we are a PFIC prior to the year of disposition or excess distribution cannot be offset by any net operating loss, and gains (but not losses) realized on the transfer of the ordinary shares cannot be treated as capital gains, even if you hold the ordinary shares as capital assets. In addition, non-corporate U.S. Holders will not be eligible for reduced rates of taxation on any dividends received from us in taxable years beginning prior to January 1, 2011, if we are a PFIC in the taxable year in which such dividends are paid or in the preceding taxable year.

        If we are a PFIC for any taxable year during which you hold our ordinary shares and any of our non-United States subsidiaries is also a PFIC, a U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules.

        Under recently enacted legislation, unless otherwise provided by the U.S. Treasury, each U.S. shareholder of a PFIC is required to file an annual report containing such information as the U.S. Treasury may require. Prior to such legislation, a U.S. shareholder of a PFIC was required to file U.S. Internal Revenue Service Form 8621 only for each taxable year in which such shareholder received distributions from the PFIC, recognized gain on a disposition of the PFIC stock, or made a "reportable election." If we are or become a PFIC, you should consult your tax advisors regarding any reporting requirements that may apply to you. You should consult your tax advisors regarding the tax consequences if the PFIC rules apply to any us or of our subsidiaries.

        A U.S. Holder may avoid some of the adverse tax consequences of owning shares in a PFIC by making a "qualified electing fund" election. The availability of this election requires that we provide information to shareholders making the election. We do not intend to provide you with the information you would need to make or maintain a qualified electing fund election and you will, therefore, not be able to make such an election with respect to your ordinary shares.

        Alternatively, a U.S. Holder owning marketable stock in a PFIC may make a mark-to-market election for stock of a PFIC to elect out of the tax treatment discussed above. If you make a valid mark-to-market election for the ordinary shares, you will include in income each year an amount equal to the excess, if any, of the fair market value of the ordinary shares as of the close of your taxable year over your adjusted basis in such ordinary shares. You are allowed a deduction for the excess, if any, of the adjusted basis of the ordinary shares over their fair market value as of the close of your taxable year. Deductions are allowable, however, only to the extent of any net mark-to-market gains on the ordinary shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the ordinary shares, are treated as ordinary income. Ordinary loss treatment also applies to the deductible portion of any mark-to-market loss on the ordinary shares, as well as to any loss realized on the actual sale or disposition of the ordinary shares, to the extent the amount of such loss does not exceed the net mark-to-market gains previously included for such ordinary shares. Your basis in the ordinary shares will be adjusted to reflect any such income or loss amounts. If you make a mark-to-market election, it will be effective for the taxable year for which the election is made and all subsequent taxable years unless ordinary shares are no longer regularly traded on NASDAQ or the IRS consents to the revocation of the election.

        The mark-to-market election is available only for stock which is regularly traded on (i) a national securities exchange that is registered with the U.S. Securities and Exchange Commission, (ii) NASDAQ, or (iii) an exchange or market that the U.S. Secretary of the Treasury determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. We expect that the ordinary shares will be listed on the NASDAQ Global Market and, consequently, we expect that, assuming the ordinary shares are so listed and are regularly traded, the mark-to-market election would be available to you were we to be or become a PFIC.

        Although we do not believe we were a PFIC in 2009 or will be in 2010, and we do not expect to become a PFIC in the foreseeable future, there can be no assurance in this regard. You are urged to consult your tax advisers concerning the U.S. federal income tax consequences of holding ordinary shares if we are considered a PFIC in any taxable year.

        Recent Legislation.    Recently enacted legislation requires certain U.S. Holders who are individuals, estates, or trusts to pay a 3.8% tax on, among other things, dividends and capital gains from the sale or other disposition of shares of common stock for taxable years beginning after December 31, 2012. In addition, for taxable years beginning after March 18, 2010, new legislation requires certain U.S. Holders who are individuals to report information relating to an interest in our ordinary shares, subject to certain exceptions. U.S Holders are urged to consult their tax advisers regarding the effect, if any, of new U.S. federal income tax legislation on their ownership and disposition of our ordinary shares.

Non-U.S. Holders

        Generally, you will not be subject to U.S. federal income tax or withholding on dividends received from us with respect to our ordinary shares unless the dividends are effectively connected with your conduct of a trade or business in the U.S. and, if an applicable income tax treaty so requires as a condition for you to be subject to U.S. federal income tax on a net basis with respect to such income, the dividends are attributable to a permanent establishment that you maintain in the U.S. In such cases, you will generally be taxed in the same manner as a U.S. Holder.

        Generally, you will not be subject to U.S. federal income tax or withholding on any gain realized on the sale or other disposition of our ordinary shares unless:

  •
  the gain is effectively connected with your conduct of a trade or business in the United States and, if an applicable income tax treaty so requires as a condition for you to be subject to U.S. federal income tax on a net basis with respect to such income, the gain is attributable to a permanent establishment that you maintain in the United States, in which case you generally will be taxed in the same manner as a U.S. Holder; or

  •
  you are an individual present in the United States for at least 183 days in the taxable year of sale or disposition and either your gain is attributable to an office or other fixed place of business that you maintain in the United States or you have a tax home in the United States, in which case you generally will be taxed at a 30% rate (or a reduced rate under an applicable treaty) on the excess of such gain over U.S. source capital losses.

        If you are a corporate non-U.S. Holder, your earnings and profits attributable to the effectively connected gain may be subject to an additional branch profits tax at a rate of 30% or a lower rate if you are eligible for the benefits of an applicable tax treaty.

Backup Withholding and Information Reporting

        Payment of dividends and proceeds from the sale or other disposition of our ordinary shares that are made to you in the United States (and in certain cases, outside the United States) will generally be subject to information reporting to the IRS, unless you are an exempt recipient. In addition, a backup withholding tax generally will apply to those payments unless the beneficial owner provides an accurate taxpayer identification number and complies with certification procedures or otherwise establishes an exemption from backup withholding.

        Any amount withheld under the backup withholding rules may be credited against a holder's U.S. federal income tax liability, if any, or a holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS.

        PROSPECTIVE PURCHASERS OF OUR ORDINARY SHARES SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES RESULTING FROM PURCHASING, HOLDING OR DISPOSING OF OUR ORDINARY SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF THE TAX LAWS OF ANY STATE, LOCAL OR NON-U.S. JURISDICTION AND INCLUDING ESTATE, GIFT, AND INHERITANCE LAWS.

 UNDERWRITING

        We are offering the ordinary shares described in this prospectus through Rodman & Renshaw, LLC. Rodman & Renshaw, LLC is acting as sole manager of the offering. We have entered into an underwriting agreement dated July 29, 2010 with the underwriter. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of ordinary shares listed next to its name in the following table:

Underwriters	Number of Shares
Rodman & Renshaw, LLC

Total

        The underwriter is committed to purchase all the ordinary shares offered by us other than those covered by the option to purchase additional shares described below, if it purchases any shares. The obligations of the underwriter may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriter's obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriter of officers' certificates and legal opinions.

        Our ordinary shares are quoted on the OTCBB under the symbol "AEGZF.OB." The last reported market price of our ordinary shares on              was $              .

        The underwriter proposes to offer the ordinary shares directly to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers that are members of the Financial Industry Regulatory Authority, or FINRA, at that price less a concession not in excess of $              per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $              per share from the public offering price. After the public offering of the shares, the offering price and other selling terms may be changed by the underwriter.

        The following table shows the per share and total underwriting discounts and commissions that we are to pay to the underwriter in connection with this offering.

	Per Share	Total Without Over- Allotment Option	Total With Over- Allotment Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Non-accountable expense allowance	$	$	$
Proceeds, before expenses, to us	$	$	$

        We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $              .

Overallotment Option

        We have granted a 45-day option to the underwriter to purchase up to an additional              ordinary shares sold on the date hereof, at the same price as the initial shares offered. If the underwriter fully exercises this option, the total public offering price (before expenses) and net

proceeds to us will be approximately $              million, and $              million, respectively, based on an-assumed-public offering price of $              per share.

        A prospectus in electronic format may be made available on the web sites maintained by the underwriters, or selling group members, if any, participating in the offering. The underwriter may agree to allocate a number of shares to selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriter to selling group members that may make Internet distributions on the same basis as other allocations.

Lock-ups

        We have agreed that we will not for a period of ninety (90) days from the effective date of the offering of which this prospectus is a part, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any ordinary shares or any securities convertible into or exercisable or exchangeable for ordinary shares; (ii) file or caused to be filed any registration statement with the SEC relating to the offering of any ordinary shares or any securities convertible into or exercisable or exchangeable for ordinary shares, or (iii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of ordinary shares, whether any such transaction described in clause (i), (ii) or (iii) above is to be settled by delivery of ordinary shares or such other securities, in cash or otherwise, other than the shares to be sold hereunder, and shares issuable upon the exercise or conversion of outstanding securities, securities issued under any of our stock or equity compensation plans.

        Our directors and executive officers and substantially all of our shareholders, holding an aggregate of 5% of our outstanding ordinary shares immediately prior to the completion of this offering, have entered into lock up agreements with the underwriter prior to the commencement of this offering pursuant to which each of these persons or entities, for a period of 90 days after the effective date of the offering, may not, without the prior written consent of the underwriter, (1) offer, pledge, sell, contract to sell, grant, lend, or otherwise transfer or dispose of, directly or indirectly, any ordinary shares or any securities convertible into or exercisable or exchangeable for ordinary shares.

Stabilization

        In connection with this offering, the underwriter may engage in stabilizing transactions, which involve making bids for, purchasing and selling ordinary shares in the open market for the purpose of preventing or retarding a decline in the market price of the ordinary shares while this offering is in progress. These stabilizing transactions may include making short sales of the ordinary shares, which involves the sale by the underwriter of a greater number of ordinary shares than they are required to purchase in this offering, and purchasing ordinary shares on the open market to cover positions created by short sales. Short sales may be "covered" shorts or may be "naked" shorts. The underwriter may close out any covered short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the ordinary shares in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriter creates a naked short position, it will purchase shares in the open market to cover the position.

        The underwriter has advised us that, pursuant to Regulation M promulgated under the Securities Act, it may also engage in other activities that stabilize, maintain or otherwise affect the price of the ordinary shares, including the imposition of penalty bids. This means that if the representatives of the underwriter purchase ordinary shares in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriter that sold those shares as part of this offering to repay the underwriting discount received by them.

        These activities may have the effect of raising or maintaining the market price of the ordinary shares or preventing or retarding a decline in the market price of the ordinary shares, and, as a result, the price of the ordinary shares may be higher than the price that otherwise might exist in the open market. If the underwriter commences these activities, it may discontinue them at any time. The underwriter may carry out these transactions on the OTCBB or otherwise.

        In determining the public offering price, we and the underwriter expects to consider a number of factors including:

  •
  the information set forth in this prospectus and otherwise available to the representatives;

  •
  our prospects and the history and prospects for the industry in which we compete;

  •
  an assessment of our management;

  •
  our prospects for future earnings;

  •
  the general condition of the securities markets at the time of this offering;

  •
  the recent market prices of, and demand for, publicly traded ordinary shares of generally comparable companies; and

  •
  other factors deemed relevant by the underwriter and us.

        Neither we, nor the underwriter can assure investors that an active trading market will develop for our ordinary shares, or that the shares will trade in the public market at or above the public offering price.

        Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Other Terms

        In connection with this offering, the underwriter and certain of the securities dealers may distribute prospectuses electronically. No forms of prospectus other than printed prospectuses and electronically distributed prospectuses that are printable in Adobe PDF format will be used in connection with this offering.

        For a period of twelve months from the closing of this offering, we will grant the underwriter the right of first refusal to act as, in our discretion, lead underwriter or minimally as a co-manager with at least 50% of the economics, or, in the case of a three-underwriter or placement agent transaction, 33% of the economics, for each and every future public and private equity and public debt offerings that we undertake during such twelve month period.

        In addition, the underwriter and its affiliates may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they may receive customary fees and commissions.

        From time to time, the underwriter and its affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

        We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, or the Securities Act.

        Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction.

        We have also agreed to issue to Rodman & Renshaw, LLC, for $          , a ordinary shares purchase warrant to purchase a number of ordinary shares equal to an aggregate of five (5%) percent of the shares sold in the offering. The warrant will have an exercise price equal to 125% of the offering price of the shares sold in this offering. The warrants are exercisable commencing one year (1) year after the closing of this offering, and will be exercisable, in whole or in part, for four (4) years thereafter. The warrant is not redeemable by us, and allows for "cashless" exercise. The warrant also provides for one demand registration right and unlimited "piggyback" registration rights at our expense with respect to the underlying ordinary shares during the four (4) year period commencing one (1) year after the closing of this offering. Pursuant to the rules of FINRA (formerly the NASD), and in particular Rule 5110, the warrant (and underlying shares) issued to Rodman & Renshaw, LLC may not be sold, transferred, assigned, pledged, or hypothecated, or the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective disposition of the securities by any person for a period of 180 days immediately following the date of delivery and payment for the shares offered; provided, however, that the warrant (and underlying shares) may be transferred to officers or partners of Rodman & Renshaw, LLC and members of the underwriting syndicate as long as the warrants (and underlying shares) remain subject to the lockup.

Foreign Regulatory Restrictions on Purchase of the Ordinary Shares

        No action may be taken in any jurisdiction other than the United States that would permit a public offering of the ordinary shares or the possession, circulation or distribution of this prospectus in any jurisdiction where action for that purpose is required. Accordingly, the ordinary shares may not be offered or sold, directly or indirectly, and neither the prospectus nor any other offering material or advertisements in connection with the ordinary shares may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable rules and regulations of any such country or jurisdiction.

        In addition to the public offering of the shares in the United States, the underwriter may, subject to the applicable foreign laws, also offer the common shares to certain institutions or accredited persons in the following countries:

        Australia.    If this document is issued or distributed in Australia it is issued or distributed to "wholesale clients" only, not to "retail clients". For the purposes of this paragraph, the terms "wholesale client" and "retail client" have the meanings given in section 761 of the Australian Corporations Act 2001 (Cth). This document is not a disclosure document under the Australian Corporations Act, has not been lodged with the Australian Securities & Investments Commission and does not purport to include the information required of a disclosure document under the Australian Corporations Act. Accordingly, (i) the offer of securities under this document is only made to persons to whom it is lawful to offer such securities under one or more exemptions set out in the Australian Corporations Act, (ii) this document is only made available in Australia to those persons referred to in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that, by accepting this offer, the offeree represents that the offeree is such a person as referred to in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this document.

        China.    THIS PROSPECTUS HAS NOT BEEN AND WILL NOT BE CIRCULATED OR DISTRIBUTED IN THE PRC, AND ADSs MAY NOT BE OFFERED OR SOLD, AND WILL NOT BE OFFERED OR SOLD TO ANY PERSON FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY, TO ANY RESIDENT OF THE PRC EXCEPT PURSUANT TO APPLICABLE LAWS AND REGULATIONS OF THE PRC

        UAE.    The offering has not been approved or licensed by the Central Bank of the United Arab Emirates (the "UAE"), Securities and Commodities Authority of the UAE and/or any other relevant licensing authority in the UAE including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the territory of the UAE, in particular the Dubai Financial Services Authority (the "DFSA"), a regulatory authority of the Dubai International Financial Centre (the "DIFC").

        The offering does not constitute a public offer of securities in the UAE, DIFC and/or any other free zone in accordance with the Commercial Companies Law, Federal Law No. 8 of 1984 (as amended), DFSA Offered Securities Rules and NASDAQ Dubai Listing Rules, accordingly, or otherwise. The securities offered hereby may not be offered to the public in the UAE and/or any of the free zones, including, in particular, the DIFC.

        The securities offered hereby may be offered and issued only to a limited number of investors in the UAE or any of its free zones (including, in particular, the DIFC) who qualify as sophisticated investors under the relevant laws and regulations of the UAE or the free zone concerned, including, in particular, the DIFC.

        The company represents and warrants that the securities offered hereby will not be offered, sold, transferred or delivered to the public in the UAE or any of its free zones, including, in particular, the DIFC."

        Dubai.    The issuer is not licensed by the Dubai Financial Services Authority ("DFSA") to provide financial services in the Dubai International Financial Centre ("DIFC"). The offering has not been approved or licensed by the Central Bank of the United Arab Emirates (the "UAE"), Securities and Commodities Authority of the UAE and/or any other relevant licensing authority in the UAE including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the territory of the UAE, in particular the DFSA, a regulatory of the DIFC.

        The offering does not constitute a public offer of securities in the UAE, DIFC and/or any other free zone in accordance with the Commercial Companies Law, Federal Law No. 8 of 1984 (as amended), DFSA Offered Securities Rules and NASDAQ Dubai Listing Rules, accordingly, or otherwise. The securities offered hereby may not be offered to the public in the UAE and/or any of the free zones, including, in particular, the DIFC.

        The securities offered hereby may be offered and issued only to a limited number of investors in the UAE or any of its free zones (including, in particular, the DIFC) who qualify as sophisticated investors under the relevant laws and regulations of the UAE or the free zone concerned, including, in particular, the DIFC.

        The company represents and warrants that the securities offered hereby will not be offered, sold, transferred or delivered to the public in the UAE or any of its free zones, including, in particular, the DIFC.

        Israel.    The common stock offered by this prospectus has not been approved or disapproved by the Israeli Securities Authority (the ISA), or ISA, nor has such common stock been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the common stock being offered. Any resale, directly or indirectly, to the public of the common stock offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations

        Pakistan.    The investors / subscribers in Pakistan will be responsible for ensuring their eligibility to invest under the applicable laws of Pakistan and to obtain any regulatory consents if required for such purpose.

        Saudi Arabia.    NO OFFERING OF SHARES IS BEING MADE IN THE KINGDOM OF SAUDI ARABIA, AND NO AGREEMENT RELATING TO THE SALE OF THE SHARES WILL BE CONCLUDED IN SAUDI ARABIA. THIS DOCUMENT IS PROVIDED AT THE REQUEST OF THE RECIPIENT AND IS BEING FORWARDED TO THE ADDRESS SPECIFIED BY THE RECIPIENT. NEITHER THE AGENT NOR THE OFFERING HAVE BEEN LICENSED BY THE SAUDI'S SECURITIES AND EXCHANGE COMMISSION OR ARE OTHERWISE REGULATED BY THE LAWS OF THE KINGDOM OF SAUDI ARABIA.

        THEREFORE, NO SERVICES RELATING TO THE OFFERING, INCLUDING THE RECEIPT OF APPLICATIONS AND/OR THE ALLOTMENT OF THE SHARES, MAY BE RENDERED WITHIN THE KINGDOM BY THE AGENT OR PERSONS REPRESENTING THE OFFERING.

        UK.    The content of this Memorandum has not been issued or approved by an authorised person within the meaning of the United Kingdom Financial Services and Markets Act 2000 ("FSMA"). Reliance on this Memorandum for the purpose of engaging in any investment activity may expose an Investor to a significant risk of losing all of the property or other assets invested. This Memorandum does not constitute a Prospectus within the meaning of the FSMA and is issued in reliance upon one or more of the exemptions from the need to issue such a prospectus contained in section 86 of the FSMA.

LEGAL MATTERS

        The validity of our ordinary shares and other legal matters in connection with this offering with respect to Cayman Islands law will be passed upon for us by Stuarts Walker Hersant, Attorneys-at-Law, Grand Cayman, Cayman Islands. Legal matters with respect to U.S. securities law will be passed upon for us by DLA Piper LLP (US), New York, New York. Legal matters as to Greek law will be passed upon for us by E. Karavelakis & Associates, Athens, Greece. Certain legal matters in connection with this offering will be passed upon for the underwriters by                      with respect to Cayman Islands law, by Kramer Levin Naftalis & Frankel LLP, New York, New York with respect to U.S. securities laws and Vgenopoulos & Partners Law Firm with respect to matters governed by Greek law.

EXPERTS

        The audited financial statements of Temhka S.A., for the year ended December 31, 2009 included in the prospectus have been audited by Friedman, LLP an independent registered public accounting firm, to the extent and for the periods set forth in their respective reports appearing elsewhere herein and are included in reliance upon such reports given upon the authority of said firms as experts in auditing and accounting. The audited financial statements of Temhka S.A., for the year ended

December 31, 2008 included in the prospectus have been audited by Bagell, Josephs, Levine & Company, L.L.C. an independent registered public accounting firm, to the extent and for the periods set forth in their respective reports appearing elsewhere herein and are included in reliance upon such reports given upon the authority of said firms as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-1 under the Securities Act, as amended, with respect to the ordinary shares we are offering by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our ordinary shares, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. These documents, the registration statement and other information may be read and copied at the SEC's Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website http://www.sec.gov that contains the registration statements, reports, proxy and information statements and other information regarding registrants that file electronically with the SEC such as us.

        You may also read and copy any reports, statements or other information that we have filed with the SEC at the addresses indicated above and you may also access them electronically at the web site set forth above. These SEC filings are also available to the public from commercial document retrieval services.

Hellenic Solutions Corporation

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30, 2010	December 31, 2009
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$172,189	$57,159
Contract receivables	4,900,875	22,548,331
Costs and estimated earnings in excess of billings and uncompleted contracts	51,944,978	—
Prepaid expenses	2,041,550	4,271,458
Total current assets	59,059,592	26,876,948

Property, plant & equipment, net of accumulated depreciation	113,336	27,795

Total assets	$59,172,928	$26,904,743

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Lines of credit	$7,848,229	$11,356,165
Due to suppliers	26,400,145	7,376,566
Payable to shareholder	4,924,187	—
Taxes payable	1,069,633	—
Accounts payable and accrued liabilities	700,367	129,709

Total current liabilities	40,942,561	18,862,440

LONG TERM LIABILITIES
Deferred taxes	1,347,572	569,674
Other liabilities	—	25,685

Total long term liabilities	1,347,572	595,359

Total liabilities	42,290,133	19,457,799

COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY
Preference shares, $0.00064 par value, 20,000,000 shares authorized, none issued and outstanding	—	—
Ordinary shares, $0.00345728 par value; 100,000,000 shares authorized; 21,133,481 and 17,538,964 issued and outstanding as of September 30, 2010 and December 31, 2009, respectively	73,064	60,637
Additional paid in capital	4,299,626	41,696
Accumulated other comprehensive income	(25,461)	125,914
Retained earnings	12,535,566	7,218,697

Total shareholders' equity	16,882,795	7,446,944

Total liabilities and shareholders' equity	$59,172,928	$26,904,743

The accompanying footnotes are an integral part of the condensed consolidated financial statements.

Hellenic Solutions Corporation

Condensed Consolidated Statements of Income

(Unaudited)

	Nine Months Ended September 30, 2010	Nine Months Ended September 30, 2009
Revenues	$54,224,847	$28,927,013
Cost of sales	(45,657,731)	(24,872,916)

Gross profit	8,567,116	4,054,097
Operating Expenses
Selling, general and administrative expenses	(1,142,917)	(366,530)

Total operating expenses	(1,142,917)	(366,530)
Operating income	7,424,199	3,687,567

Other income (expenses)
Foreign currency translation gain (loss)	36,573	—
Interest and other expense	(389,874)	(685,852)

Total other expenses	(353,301)	(685,852)
Income before income taxes	7,070,898	3,001,715
Provision for income taxes	(1,789,473)	(750,429)

Net income	$5,281,425	$2,251,286

Net income per share—basic and diluted	$0.26	$0.13
Weighted average ordinary shares outstanding—basic and diluted	20,375,390	17,538,964

The accompanying footnotes are an integral part of the condensed consolidated financial statements.

Hellenic Solutions Corporation

Condensed Consolidated Statements of Income (Continued)

(Unaudited)

	Three Months Ended September 30, 2010	Three Months Ended September 30, 2009
Revenues	$19,673,668	$9,187,036
Cost of sales	(16,424,678)	(8,192,903)

Gross profit	3,248,990	994,133
Operating Expenses
Selling, general and administrative expenses	(592,739)	(150,224)

Total operating expenses	(592,739)	(150,224)
Operating income	2,656,251	843,909

Other income (expenses)
Foreign currency translation gain	36,570	—
Interest and other expense	(61,319)	(229,184)

Total other expenses	(24,749)	(229,184)
Income before income taxes	2,631,502	614,725
Provision for income taxes	(628,553)	(122,945)

Net income	$2,002,949	$491,780

Net income per share—basic and diluted	$0.09	$0.03
Weighted average ordinary shares outstanding—basic and diluted	21,133,481	17,538,964

The accompanying footnotes are an integral part of the condensed consolidated financial statements.

Hellenic Solutions Corporation

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended September 30, 2010	Nine Months Ended September 30, 2009
Cash flows from operating activities:
Net income	$5,281,425	$2,251,286
Adjustments to reconcile net income to cash provided by (used in) operating activities
Depreciation and amortization	6,400	17,706
Deferred income tax	858,933	750,429
Changes in operating assets and liabilities:
Contracts receivable	17,647,456	21,313,439
Cost and estimated earnings in excess of billing	(51,944,978)	(25,968,943)
Prepaid expenses	3,610,431	—
Other current assets	(1,380,522)	10,122,121
Due to suppliers	19,318,770	(7,642,466)
Accrued liabilities	1,345,099	(1,013,509)
Other liabilities	(25,685)	—
Billings in excess of costs and estimated earnings	—	(405,659)

Net cash used in operating activities	(5,282,671)	(575,596)

Cash flows from investing activities:
(Purchase) Disposition of property, plant, and equipment	(85,541)	—

Net cash provided by (used in) investing activities	(85,541)	—

Cash flows from financing activities:
Net proceeds from issuance of equity	4,270,357	—
Net proceeds from (payments of) lines of credit	(3,507,936)	8,183,794
Loan Repayment	—	(8,557,173)
Payable to shareholder	4,924,187	—

Net cash provided by (used in) financing activities	5,686,608	(373,379)

Foreign exchange effect on cash	(203,366)	(16,637)
Net increase (decrease) in cash and cash equivalents	318,396	(965,612)
Cash and cash equivalents at beginning of the period	57,159	987,417

Cash and cash equivalents at end of the period	$172,189	$21,805

Supplemental disclosures of cash flow information:
Interest paid	$389,874	$685,852

Income taxes paid	$—	$—

Supplemental schedule of investing and financing activities:
Assets acquired through issuance of shares:
Cash	$813,002
Prepaid expenses	180,546
Other assets	50,669
Property, plant and equipment	6,876
Accounts payable and other liabilities	(160,736)

Net assets acquired	$890,357

The accompanying footnotes are an integral part of the condensed consolidated financial statements.

Hellenic Solutions Corporation

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2010

(Unaudited)

NOTE 1—Organization, Business and Operations

        On March 10, 2006, Hellenic Solutions Corporation, formerly Aegean Earth and Marine Corporation ("we", "us", "our" or the "Company"), was formed in the Cayman Islands with the objective to acquire, or merge with, a foreign operating business. On February 29, 2008, the Company acquired Aegean Earth S.A., a Greek company formed with the intention of operating in the construction and development sectors in Greece and the surrounding areas.

        On February 1, 2010, the Company agreed to redeem 450,000 of the Company's Series A Preference Shares for $3.00 per share, or $1,350,000 in cash. The Company also agreed to convert 175,001 of its Series A Preference Shares for 194,374 of the Company's ordinary shares. As a result of these transactions, Access America Fund, LP, holder of all outstanding Series A Preference Shares as of February 1, 2010, agreed to cancel the remaining 350,000 Series A Preference Shares of the Company, resulting in no outstanding Series A Preference Shares.

        On February 9, 2010, the Company entered into an Acquisition Agreement with Temhka S.A. ("Temhka"), a company organized under the laws of the Hellenic Republic and all the shareholders of Temhka pursuant to which the Company acquired all the issued and outstanding capital stock of Temhka from the Temhka shareholders solely in exchange for 1,623,333 Series B Preference Shares. Each Series B Preference Share automatically converted into ten ordinary shares upon the reverse share split of 5.402 ordinary shares to 1 Ordinary Shares and increase in the Company's authorized ordinary shares. Consequently, the Company acquired 100% of the issued and outstanding capital stock of Temhka, resulting in Temhka becoming a wholly owned subsidiary of the Company. In conjunction with the acquisition, the Company issued a total of 400,000 ordinary shares for consulting services to a director of the Company and the Chief Executive Officer designate.

        On February 10, 2010, the Company sold in an initial closing of a private offering (the "Offering"), 1,666,667 ordinary shares and 1,666,667 warrants with a strike price of $3.00 per share for aggregate gross proceeds of $2,500,000. On March 30, 2010, the Company completed its private offering through the issuance of an additional 1,333,334 ordinary shares and 1,333,334 warrants with a strike price of $3.00 per share for aggregate gross proceeds of $2,000,000. There were 21,133,481 shares outstanding after these transactions.

        On May 14, 2010, the Company amended its Memorandum and Articles of Association to increase its authorized share capital from 78,125,000 ordinary shares to 100,000,000 ordinary shares. In addition, our issued and outstanding ordinary shares were consolidated on a 1 for 5.402 basis so that each shareholder would receive 1,000 shares for each 5,402 shares previously held. All share and per share data, give effect to this split and the automatic conversion of the Series B Preference Shares as discussed above, applied retroactively as if such split and conversion occurred at the date of inception. The Company also changed its corporate name to Hellenic Solutions Corporation. Every 5.402 of our ordinary shares was automatically combined into 1 Ordinary Shares.

        The acquisition was accounted for as a reverse merger under the purchase method of accounting since there was a change of control. Accordingly, Temhka will be treated as the continuing entity for accounting purposes.

Hellenic Solutions Corporation

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2010

(Unaudited)

NOTE 1—Organization, Business and Operations (Continued)

        With these acquisitions, the Company is an engineering and construction firm that specializes in the design, construction, and outfitting of commercial, agricultural, and industrial facilities in Greece. The Company provides a turnkey solution for companies that are planning to build new, or upgrade existing, facilities, including the design of the building, assistance in procuring European Union or Greek government grants, when applicable, managing the construction of the buildings, and overseeing the purchase, installation and testing of the installed equipment. The Company is a consolidated provider of solutions for the agricultural industry, focusing on processing, packaging, and distributing agricultural products and providing turnkey solutions for agricultural facilities.

NOTE 2—Summary of Significant Accounting Policies

Basis of Presentation

        The accompanying unaudited condensed financial statements have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP") for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. All adjustments (all of which are of a normal recurring nature) considered necessary for a fair presentation have been included. Operating results for the nine months ended September 30, 2010 and 2009 are not indicative of the results that may be expected for the year ending December 31, 2010 or for any other future period. These condensed consolidated financial statements and the notes thereto should be read in conjunction with the audited financial statements and notes thereto included in our Form 8-K/A filed with the Securities and Exchange Commission (the "SEC") on May 3, 2010. The financial statements presented for the current period ended September 30, 2010, are the results of the Company's subsidiary, Temhka S.A. as provided to the Company and consolidated with the results of the Stavros Mesazos Group of Companies (the predecessor company to Temhka SA).

Principles of Consolidation

        The accounts of the Company and its consolidated subsidiaries are included in the condensed consolidated financial statements after elimination of significant inter-company accounts and transactions.

Income Per Ordinary Share

        The Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") 260-10 (Prior authoritative literature: FASB Statement 128, "Earnings Per Share") requires the presentation of basic earnings per share ("basic EPS") and diluted earnings per share ("diluted EPS").

        The Company's basic earnings per ordinary share is based on net income for the relevant period, divided by the weighted average number of ordinary shares outstanding during the period. Diluted earnings per ordinary share is based on net earnings, divided by the weighted average number of ordinary shares outstanding during the period, including ordinary share equivalents, such as outstanding stock options and beneficial conversion of related party accounts.

Hellenic Solutions Corporation

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2010

(Unaudited)

NOTE 2—Summary of Significant Accounting Policies (Continued)

        Outstanding share options and shares issued and reserved for outstanding share options have been excluded from the calculation of basic and diluted net loss per share to the extent such securities are anti-dilutive.

Use of Estimates

        The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

        Certain of the Company's accounting policies require higher degrees of judgment than others in their application. These include the recognition of revenue and earnings from construction contracts under the percentage of completion method, the valuation of long-term assets, and income taxes. Management evaluates all of its estimates and judgments on an on-going basis.

Revenue Recognition

Construction

        The Company's primary business is as a provider of engineering and contracting services to private sector companies and industry cooperatives. Credit risk with private owners is minimized because of the receipt of postdated checks and other liens throughout the construction progress until final cash payment has been secured.

        Revenues are recognized on the percentage-of-completion method, which is based upon costs incurred as a percentage of total costs for each contract.

        Revenues recognized in excess of amounts billed are recorded as a current asset under the caption "Costs and estimated earnings in excess of billings on uncompleted contracts." Billings in excess of revenues recognized are recorded as a current liability under the caption "Billings in excess of costs and estimated earnings on uncompleted contracts."

        Contract costs include all direct material, labor, subcontracting and other costs and those indirect costs related to contract performance, such as indirect salaries and wages, equipment repairs and depreciation, insurance and payroll taxes. Administrative and general expenses are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions and estimated profitability, including those changes arising from contract penalty provisions and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined. An amount attributable to contract claims is included in revenues when realization is probable and the amount can be reliably estimated. If it were to be estimated that an uncompleted contract would result in a loss, the entire amount of the loss would be accrued.

Hellenic Solutions Corporation

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2010

(Unaudited)

NOTE 2—Summary of Significant Accounting Policies (Continued)

Architecture

        The Company recognizes revenue from architectural and design services on the basis of the Company's estimates of the percentage-of-completion of the underlying construction contracts or based on progress towards completion of design and other service agreements. A portion of the total contract price is recognized as revenue based on management's estimate of the percentage-of-completion as compared to the total contract amount. Certain long-term contracts may extend over one or more years, and revisions in cost and profit estimates during the course of the work are reflected in the period in which the facts become known. At the time a loss on a contract becomes known, the entire amount of the loss is accrued.

Cash and Cash Equivalents

        The Company considers all highly liquid investments with maturities of three months or less at the time of purchase to be cash equivalents. The Company has minimized its risk for cash by maintaining deposits in bank accounts which are insured by the Greek Government up to a limit of €100,000 (approximately $149,331 as of September 30, 2010) per account holder, regardless of which bank is the depository. Uninsured bank deposits as of September 30, 2010 and December 31, 2009 were $0 and $0, respectively.

Contracts Receivable

        Contract receivables are primarily concentrated with private companies located throughout Greece. Credit terms for payment of products and services are extended to clients in the normal course of business and no interest is charged. The Company often accepts various forms of collateral, including postdated checks, and can follow the practice of filing statutory liens or stop notices on all construction projects if collection problems are anticipated. The Company uses the allowance method of accounting for losses from uncollectible accounts. Under this method an allowance is provided based upon historical experience and management's evaluation of outstanding contract receivables. Because of the short-term nature of the projects and the frequent collection of collateral in the form of postdated checks from the clients, receivables are rarely deemed uncollectible. During 2009 and 2010, the Company did not designate any receivables as uncollectible. During 2010, there were three (3) clients that created accounts receivables of more than 10% of the Company's total receivables as of September 30, 2010. The three clients, ATI SA, Anaparagogiki Ipeirou SA and SOVIMO HELLAS SA for the nine months ended September 30, 2010 contributed $19.9 million, or 38%, to our accounts receivables.

Retainage

        The Company does not have retention provisions in its present operations since all contracts are pre-approved in the governmental grant program, if applicable, and are fixed price contracts. Any change orders upward are paid in advance by the client and change orders downward cause a credit to the client's contractual balance.

Hellenic Solutions Corporation

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2010

(Unaudited)

NOTE 2—Summary of Significant Accounting Policies (Continued)

Foreign currency translation and other comprehensive income

        The Company's principal country of operations is Greece. The financial position and results of operations of the Company are primarily determined using the Euro as the functional currency. The results of operations and the statement of cash flows denominated in foreign currency are translated at the average rate of exchange during the reporting period. Assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the applicable rates of exchange in effect at that date. The equity denominated in the foreign currency is translated at the historical rate of exchange at the time of capital contribution. Because cash flows are translated at the average rate, amounts related to assets and liabilities on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet. Translation adjustments arising from the use of different exchange rates from period to period are included as a component of shareholders' equity as "Accumulated other comprehensive income."

        The value of the Euro against the U.S. Dollar and other currencies will fluctuate and is affected by, among other things, changes in European political and economic conditions. Any significant revaluation of the Euro compared to the U.S. Dollar may materially affect the Company's financial condition in terms of reporting in U.S. Dollars.

Property, Plant and Equipment

        Property, plant and equipment is stated at cost. Depreciation is computed using the straight-line method based upon the estimated useful lives of the assets, generally ten to thirty years. Maintenance and repairs are charged to expense as incurred.

Deferred Taxes

        Deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates.

Fair Value of Financial Instruments

        United States generally accepted accounting principles ("GAAP") requires certain financial assets and liabilities to be measured at fair value. GAAP defines fair value, provides guidance for measuring fair value, requires certain disclosures and discusses valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash flow) and the cost approach (cost to replace the service capacity of an asset or replacement cost). GAAP also provides for a fair value hierarchy that prioritizes the inputs of valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

    Level 1:    Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

    Level 2:    Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active

Hellenic Solutions Corporation

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2010

(Unaudited)

NOTE 2—Summary of Significant Accounting Policies (Continued)

    markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

    Level 3:    Unobservable inputs that reflect management's own assumptions

        As of September 30, 2010 and December 31, 2009, the Company's book value of its financial assets and liabilities approximated fair value due to the current nature of these assets and liabilities.

NOTE 3—Accumulated Other Comprehensive Income

        The components of comprehensive income, net of related tax, are as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Net Income	$2,315,143	$491,780	$5,593,618	$2,401,372
Foreign Currency Translation
Adjustment—CTA	(1,691,237)	31,479	(11,466)	125,914
Comprehensive Income	$623,906	$523,259	$5,582,152	$2,527,286

NOTE 4—Contract Receivables

        Contract receivables are summarized as follows:

	September 30, 2010	December 31, 2009
Completed Contracts	$—	303,014
Contracts in Progress	4,900,875	22,245,317

Total	$4,900,875	22,548,331

        Contracts receivable are primarily concentrated with private companies located throughout Greece. Credit terms for payment of products and services are extended to clients in the normal course of business and no interest is charged. Collateralized receivables are receivables from clients in which payment has already been secured through the issuance of a post dated check by the client that is held by the Company until the work has been completed and payment agreed to. These checks are either held in banks or by the Company directly. The amount of receivables above that were collateralized at September 30, 2010 was $4,900,875.

NOTE 5—Costs in excess of billings / billings in excess of costs

        At December 31, 2009, the Company had billed all of its costs and estimated earnings that it had calculated based on the percentage of completion method. The Company has billed the total amount of

Hellenic Solutions Corporation

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2010

(Unaudited)

NOTE 5—Costs in excess of billings / billings in excess of costs (Continued)

$4,177,008 for the nine months ended September 30, 2010. Costs and estimated earnings in excess of billings on the balance sheet also reflect activity prior to the Company's acquisition at February 9, 2010.

September 30, 2010
Costs incurred on uncompleted contracts	$45,658,654
Estimated earnings	8,567,288

Total	54,225,942
Less: Billings to date	(4,177,008)

Total	$50,048,934

Included in balance sheet under the following captions:
Costs and estimated earnings in excess of billings	$51,944,978
Billings in excess of costs and estimated earnings	—
Foreign exchange effect	(1,896,044)

Total	$50,048,934

        Costs incurred on uncompleted contracts, estimated earnings and billings to date, have been converted using the average of the period exchange rate, EUR/USD 1.3145; whereas the Costs and estimated earnings in excess of billings used the balance sheet exchange rate, EUR/USD 1.3648. As a result, a Foreign exchange effect has been created in the amount of ($1,896,044).

        Work is generally billed at 50% completion and 100% completion in order for the customer to submit a request for reimbursement from the EU grant program. Customers can be billed at different time periods upon agreement of the parties. Upon issuance of the bill the client is subjected to a 23% VAT tax within 45 days of the invoice date. If, for any reason, these invoices are not paid within that time period, the Company is subject to the 23% VAT tax. In order to minimize payment risk, we invoice our clients when 50% of the project has been completed or upon completion of the project, concurrent with the European Union ("EU") grant payout. By so doing, the Company minimizes the risk that the client will not pay the VAT tax so that the Company would not be subject to VAT tax on uncollected amounts.

        During the first six months of 2010 no work was billed to customers. There had been a slow down of progress on work due to the completion of the 3 rd CSF grant and the beginning of the 4th CSF grant program and elections at both the EU and Greek levels which slowed the availability of funding for the program. As a result Management determined that it they would not bill in the first 2 quarters. As of the 3 rd quarter funding freed up and management billed $4,177,008 in the quarter.

NOTE 6—Lines of Credit

        All loans are guaranteed by the checks issued by the client and/or its principal shareholder or owner. Amounts below are shown in dollars, but each loan is denominated in Euros. Each line is used

Hellenic Solutions Corporation

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2010

(Unaudited)

NOTE 6—Lines of Credit (Continued)

for general project purposes. Amounts in the credit lines are due upon completion of the corresponding project and payment from the client. The loans are set forth below:

Bank	Interest Rate	September 30, 2010
PROBANK	8.50%	$663,279
ALPHA BANK	8.50%	820,918
ALPHA BANK	8.50%	1,178,600
NATIONAL BANK OF GREECE	8.50%	62,257
PANELLINIA BANK	8.60%	3,526,694
HELLENIC BANK	11.30%	816,776
MILLENIUM BANK	8.10%	779,705

Total		$7,848,229

        As of September 30, 2010, there were no covenants on the lines of credit. The Company utilizes post-dated checks received from clients as collateral for these credit lines. The Banks have historically lent 70%-90% of the face value of these post-dated checks to the Company through these credit lines. As of September 30, 2010, the value of collateral held by the banks was $7,848,229. The Company is currently evaluating its lines of credit due to the reorganization. The loans are evaluated on a semi-annual basis by the banks and are renewed if necessary. Each loan is associated with a specific project and is paid when the project is completed and the receivables have been settled. As of September 30, 2010 there was $0 available on the lines of credit.

NOTE 7—Income Taxes and Deferred Tax Asset/Liability

        Hellenic Solutions Corporation was registered as an exempted company in the Cayman Islands, and therefore, is not subject to Cayman Island income taxes for 20 years from the date of inception. While the Company has no intention of conducting any business activities in the United States, the Company would be subject to United States income taxes based on such activities that would occur in the United States. The Company's wholly-owned subsidiaries, Aegean Earth S.A. and Temhka are subject to income and other taxes in Greece. In July 2010 the statutory corporate income tax rate in Greece decreased from 25% to 24%. The Greek government also announced in September 2010 that the corporate income tax will decrease to 20% before the end of 2010. Such decrease is not scheduled to officially become effective until November 2010 and accordingly these financial statements reflect the current rate. During 2009, the Company was organized under different tax structures, which resulted in tax rates ranging from 10%-40% rather than the 24% shown today.

        The Company accounts for income taxes using the liability method whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Hellenic Solutions Corporation

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2010

(Unaudited)

NOTE 7—Income Taxes and Deferred Tax Asset/Liability (Continued)

        The provision for taxes on net income consists of the following:

	September 30, 2010		September 30, 2009
	Taxable Income	Tax	Taxable Income	Tax
Current	$4,177,008	$1,002,482	$3,001,715	$600,343
Deferred	2,893,890	786,991	—	—

Total Taxable Income	$7,070,898	$1,789,473	$3,001,715	$600,343

        Provision for taxes is based on taxable income from the Company's wholly-owned subsidiary Temhka, and not on income from the Company's consolidated income statement.

        Deferred taxes as of September 30, 2010 were primarily due to the requirement to use the completed contract method for calculating current income taxes in Greece.

        Current taxes in Greece are calculated based upon revenues that are billed during a period, not on revenues recognized through the percentage of completion method. The Company has billed to date $4,177,008. Income taxes that are due from the billed amount are classified as current and are calculated at the rate of 24%.

        The effective tax rate, based on the Company's actual operating results for the three and nine months ended September 30, 2010 was 25% and 20%, respectively, compared to 23.38% and 20% for the corresponding periods of 2009. The effective tax rate was lower during the three month period ended September 30, 2010 primarily due to a tax decrease of 1% announced by the Greek government in July 2010.

NOTE 8—Concentrations

Clients

        The following table shows contract revenues generated by the Company's clients that accounted for more than 10% of revenues for a particular year:

	September 30, 2010		September 30, 2009
Clients	Revenues	% of Revenues	Revenues	% of Revenues
ANAPARAGOGIKI IPEIROU S.A.	$7,182,058	13.24%	—	—
ATI S.A.	7,286,394	13.44%	9,457,164	32.69%
SOVIMO HELLAS S.A. (SKONI)	5,424,779	10.00%	3,772,789	13.04%
INDUSTRIAL BUTCHERY OF ACHELOOU S.A.	—	—	3,743,736	12.94%
Total	$19,893,231	36.68%	$16,973,690	58.68%

        Most, if not all, of the Company's clients rely heavily on the EU grant program as a significant amount of their financing for the projects undertaken by the Company in any given year. In 2010 and 2009, all of the Company's clients received grant assistance from the EU for up to 50% of the project's cost. Also, all of the Company's clients to date have been located in Greece.

Hellenic Solutions Corporation

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2010

(Unaudited)

NOTE 8—Concentrations (Continued)

Political and economic risk

        The Greek economy has been characterized by heavy government spending, a bloated public sector, rigid labor rules and an overly generous pension system. Efforts by the government to effect structural reforms have often faced opposition from Greece's powerful labor unions and the general public. Public debt, inflation and unemployment have been above the average for EU member states. Greece is a major beneficiary of EU aid and any reduction in such aid could adversely affect its economy.

        Greece is prone to severe earthquakes, which have the potential to disrupt its economy. Many of these countries are members of the EU and are member states of the EU's Economic Monetary Union ("EMU"). The member states of the EU and EMU, including Greece, are heavily dependent on each other economically and politically.

        In September 2010, the International Monetary Fund ("IMF") released its first report on the progress of the Greek government under the accord reached in May 2010 between Greece, the IMF, the EU and the European Central Bank (ECB), referred to as the May Accord. The report stated that "...the program has made a strong start. End-June quantitative performance criteria have been met, led by forceful implementation of the fiscal program, and major reforms are ahead of schedule." (Source: IMF Greece First Review dated August 26, 2010). The report and analysis continued to state that, although a strong start has been made by the Greek government, there remains much to be accomplished to continue to meet the benchmarks as agreed in the May Accord. The Company continues to monitor these developments and signs of any adverse or positive occurrences. Although the Company believes that there have been no negative events that have impacted its core business to date, there is no assurance that, despite the assertions and efforts of the Greek government, there will not be any negative events or adverse setbacks in the future. Should any of these events occur, this could have a material adverse effect on the Company's revenues and earnings.

NOTE 9—Payable to Shareholder

        During the first nine months in 2010, the Company was advanced $4,924,187 in funds from its largest shareholder to pay certain suppliers. This advance is non interest bearing and payable upon demand.

NOTE 10—Currency Translation Adjustments ("CTA")

        The functional currency of Temhka, S.A. is the Euro. For financial reporting purposes, Euro has been translated into United States dollars ("USD") as the reporting currency. Assets and liabilities are translated at the exchange rate in effect at the balance sheet date. Income statement accounts are translated at the average rate of exchange prevailing for the period. Capital accounts are translated at their historical exchange rates when the capital transaction occurred. Translation adjustments arising from the use of different exchange rates from period to period are included as a component of stockholders' equity as "Accumulated other comprehensive income." Gains and losses resulting from foreign currency translation are included in accumulated other comprehensive income.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Stavros Mesazos Group Companies

        We have audited the accompanying consolidated balance sheets of the Stavros Mesazos Group of Companies as of December 31, 2009, and the related consolidated statements of income, shareholders' equity and accumulated other comprehensive income, and cash flows for the year ended December 31, 2009. The Stavros Mesazos Group of Companies' management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statement of Stavros Mesazos Group of Companies as of December 31, 2008 and for the two years in the period ended December 31, 2008 were audited by the other auditors who have ceased operations. The auditors expressed an unqualified opinion on those financial statements, dated December 22, 2009.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The companies are not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Stavros Mesazos Group of Companies as of December 31, 2009 and the results of its operations and its cash flows for the year ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

/s/ Friedman, LLP

Friedman, LLP

Marlton, NJ 08053

April 29, 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Stavros Mesazos Group of Companies

        We have audited the accompanying combined balance sheets of the Stavros Mesazos Group of Companies as of December 31, 2008, and the related combined statements of income, shareholders' equity and accumulated other comprehensive income, and cash flows for the year ended December 31, 2008. The Stavros Mesazos Group of Companies' management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The companies are not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Stavros Mesazos Group of Companies as of December 31, 2008, and the results of its operations and its cash flows for the year ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America.

/s/ Bagell, Josephs, Levine & Company, L.L.C.

Bagell, Josephs, Levine & Company, L.L.C.

December 22, 2009

STAVROS MESAZOS GROUP OF COMPANIES

BALANCE SHEETS

DECEMBER 31, 2009 AND 2008

	2009	2008
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$57,159	$987,417
Receivable from owner	—	9,793,605
Contract receivables	22,548,331	24,271,953
Cost and estimated earnings in excess of billings	—	386,311
Prepaid taxes and expenses	4,271,458	1,452,801

TOTAL CURRENT ASSETS	26,876,948	36,892,087

PROPERTY, PLANT AND EQUIPMENT, NET
Property, plant and equipment, net	27,795	383,861

TOTAL ASSETS	$26,904,743	$37,275,948

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Lines of credit	$11,356,165	$9,793,605
Due to suppliers	7,376,566	23,179,868
Accounts payable and other accrued expenses	129,709	972,640
Billings in excess of costs and estimated earnings	—	447,938

TOTAL CURRENT LIABILITIES	18,862,440	34,394,051
OTHER LIABILITIES
Deferred taxes	569,674	572,633
Other liabilities	25,685	95,854

TOTAL OTHER LIABILITIES	595,359	668,487
TOTAL LIABILITIES	19,457,799	35,062,538
COMMITMENTS AND CONTINGENCIES	—	—
SHAREHOLDERS' EQUITY
Owner's capital	102,333	102,333
Accumulated other comprehensive income (loss)	125,914	(115,843)
Retained earnings	7,218,697	2,226,920
TOTAL SHAREHOLDERS' EQUITY	7,446,944	2,213,410

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$26,904,743	$37,275,948

The accompanying notes are an important part of these financial statements.

STAVROS MESAZOS GROUP OF COMPANIES

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

	2009	2008
REVENUE	$34,990,864	$61,965,224
COST OF REVENUE	29,490,537	54,341,895

GROSS PROFIT	5,500,327	7,623,329
OPERATING EXPENSES
Selling, general and administrative expenses	906,860	1,306,282

INCOME FROM OPERATIONS	4,593,467	6,317,047
OTHER EXPENSES
Interest expense	710,738	1,161,975

INCOME BEFORE PROVISION
FOR INCOME TAXES	3,882,729	5,155,072
PROVISION FOR INCOME TAXES	698,891	1,164,632

NET INCOME	$3,183,838	$3,990,440

The accompanying notes are an important part of these financial statements.

STAVROS MESAZOS GROUP OF COMPANIES

STATEMENT OF SHAREHOLDERS' EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

	Owners' Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total
Balance as of December 31, 2007	$60,582	$1,261,848	$180,759	$1,503,189
Distributions		(3,025,368)		(3,025,368)
Contributions	41,751			41,751
Comprehensive income:
Net income for the year ended December 31, 2008		3,990,440		3,990,440
Foreign currency translation adjustment, net of taxes of $-0-			(296,602)	(296,602)

Total Comprehensive Income	—	—	—	3,693,838
Balance as of December 31, 2008	$102,333	$2,226,920	$(115,843)	$2,213,410

Distributions		(16,985,367)		(16,985,367)
Contributions		18,793,306		18,793,306
Comprehensive income:
Net income for the year ended December 31, 2009		3,183,838		3,183,838
Foreign currency translation adjustment, net of taxes of $-0-			241,757	241,757

Total Comprehensive Income	—	—	—	3,425,595

Balance as of December 31, 2009	$102,333	$7,218,697	$125,914	$7,446,944

The accompanying notes are an important part of these financial statements.

STAVROS MESAZOS GROUP OF COMPANIES

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$3,183,838	$3,990,440
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation	72,932	34,540
Deferred income taxes	56,089	207,325
Foreign exchange effect	241,757	(57,045)
Changes in operating assets and liabilities receivable from owner	9,793,605	—
Contract receivables	1,723,622	(22,647,639)
Costs in excess of billings	386,311	65,129
Prepaid taxes and expenses	(2,818,657)	2,329,592
Due to suppliers	(15,803,302)	17,754,261
Accrued liabilities	(972,148)	692,747
Billings in excess of costs and estimated earnings	(447,938)	(1,296,008)

Net cash provided by (used in) operating activities	(4,583,891)	1,073,342

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property, plant and equipment	283,134	—
Purchase of property, plant and equipment	—	(44,582)

Net cash provided by (used in) investing activities	283,134	(44,582)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of equity	—	44,123
Net proceeds from lines of credit	1,562,560	29,468,959
Repayment of loans	—	(27,404,827)
Contributions from owners	18,793,306	—
Distributions to owners	(16,985,367)	(3,197,235)

Net cash provided by (used in) financing activities	3,370,499	(1,088,980)

NET DECREASE IN CASH	(930,258)	(60,220)
CASH—BEGINNING OF YEAR	987,417	1,047,637

CASH—END OF YEAR	$57,159	$987,417

Supplemental disclosures of cash flow information:
Interest paid	$706,197	$1,161,975

Income taxes paid	$125,108	$650,892

The accompanying notes are an important part of these financial statements.

STAVROS MESAZOS GROUP OF COMPANIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2009 AND 2008

NOTE 1. Summary of Business and Significant Accounting Policies

Basis of Presentation

        Stavros Mesazos Group of Companies ("SM" or "the Company") a group of construction entities domiciled in Greece and controlled by Stavros X. Mesazos, is a leading engineering and construction firm that specializes in the design, construction, and outfitting of commercial, agricultural, and industrial facilities in Greece. SM provides a turnkey solution for companies that are looking to build new or upgrade existing facilities, including design of the building, assistance in procuring EU or Greek government grants, when applicable, managing the construction, and the purchasing and installation of equipment.

Basis of Consolidation

        These projects have been undertaken by three companies: "STAVROS MESAZOS," a personal company, "STAVROS X. MESAZOS & SIA E.E." and "MESAZOS STAVROS & SIA E.E." These three entities comprise the "STAVROS MESAZOS GROUP OF COMPANIES." These entities are consolidated in these financial statements for the years ended December 31, 2009 and 2008 as though they were one entity. All of the companies historically operated as separate entities, and there were no intercompany transactions between the entities. The financial statements for the period reflect those operations. During early 2010 a new company called Temhka, S.A. was formed and all contracts were assigned to this company.

        In both E.E.s that operated in 2008, we were not owned by shareholders, but by percentage interests as in a partnership. In Stavros X. Mesazos & SIA E.E., Stavros X. Mesazos is the beneficial owner of forty percent (40%) of the interests and his two sons, Haris Mesazos and Konstantinos Mesazos each own thirty percent (30%). In the Mesazos Stavros & SIA E.E., Stavros X. Mesazos is the beneficial owner of twenty percent (20%) of the interests and his two sons, Haris Mesazos and Konstantinos Mesazos each own forty percent (40%). In the personal entity, Stavros X. Mesazos is the sole entity as it is a personal operation, as in a sole proprietorship. In all entities, Stavros X. Mesazos holds all of the voting rights of the interests.

        In 2008, each of the shareholders of Stavros X. Mesazos & SIA E.E. contributed a total of $41,751 (30,000 Euro) in proportion to their ownership interests to increase the regulatory capital of the Company.

        In 2009, the shareholders of Mesazos Stavros & SIA E.E. did not need to contribute to increase the regulatory capital of the Company.

        During early 2010 a new company called Temhka S.A. was formed and all contracts were assigned to this company.

Use of Estimates

        The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

STAVROS MESAZOS GROUP OF COMPANIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2009 AND 2008

NOTE 1. Summary of Business and Significant Accounting Policies (Continued)

        Certain of the Company's accounting policies require higher degrees of judgment than others in their application. These include the recognition of revenue and earnings from construction contracts under the percentage of completion method, the valuation of long-term assets, and income taxes. Management evaluates all of its estimates and judgments on an on-going basis.

Revenue Recognition

Construction

        The Company's primary business is as a provider of engineering and contracting services to private sector companies and industry cooperatives. Credit risk with private owners is minimized because of the receipt of postdated checks and other liens throughout the construction progress until final cash payment has been secured.

        Revenues are recognized on the percentage-of-completion method, measured by the ratio of costs incurred up to a given date to estimated total costs for each contract.

        Contract costs include all direct material, labor, subcontracting and other costs and those indirect costs related to contract performance, such as indirect salaries and wages, equipment repairs and depreciation, insurance and payroll taxes. Administrative and general expenses are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions and estimated profitability, including those changes arising from contract penalty provisions and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined. An amount attributable to contract claims is included in revenues when realization is probable and the amount can be reliably estimated. Cost and estimated earnings in excess of billings included $0 and $386,311 at December 31, 2009 and 2008, respectively, for contract claims not yet billed to the client. The zero amount for 2009 was the result of billings equaling work performed as of December 31, 2009. The Company, as of December 31, 2009, had billed its clients for all of the work that had been performed to that date, leaving a zero balance due to the Company from all projects. The Company generally provides a twelve (12) month warranty for workmanship under its contracts. Warranty claims historically have been insignificant.

Architecture

        The Company recognizes revenue from architectural and design services on the basis of the Company's estimates of the percentage-of-completion of the underlying construction contracts or based on progress towards completion of design and other service agreements. A portion of the total contract price is recognized as revenue based on management's estimate of the percentage-of-completion as compared to the total contract amount. Certain long-term contracts may extend over one or more years, and revisions in cost and profit estimates during the course of the work are reflected in the period in which the facts become known. At the time a loss on a contract becomes known, the entire amount of the loss is accrued.

STAVROS MESAZOS GROUP OF COMPANIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2009 AND 2008

NOTE 1. Summary of Business and Significant Accounting Policies (Continued)

Cash and Cash Equivalents

        The Company considers all highly liquid investments with original or remaining maturities of three months or less at the time of purchase to be cash equivalents. The Company has concentrated its risk for cash by maintaining deposits in foreign bank accounts, which are insured by the Greek Government up to a limit of €100,000 per account holder, regardless of which bank is the depository. Uninsured bank deposits as of December 31, 2009 and December 31, 2008 were $0 and $848,287, respectively.

Contracts Receivable

        Contract receivables are primarily concentrated with private companies located throughout Greece. Credit terms for payment of products and services are extended to clients in the normal course of business and no interest is charged. The Company often accepts various forms of collateral including postdated checks, and can follow the practice of filing statutory liens or stop notices on all construction projects when collection problems are anticipated. The Company uses the allowance method of accounting for losses from uncollectible accounts. Under this method an allowance is provided based upon historical experience and management's evaluation of outstanding contract receivables at the end of each year. Because of the short-term nature of the projects and the frequent collection of collateral in the form of postdated checks from the client, receivables are rarely deemed uncollectible.

Retainage

        The Company does not have retention provisions in its present operations since all contracts are pre-approved in the governmental grant program, if applicable, and are fixed price contracts. Any change orders upward are paid in advance by the client and change orders downward cause a credit to the client's contractual balance.

Foreign currency translation and other comprehensive income

        The functional currency of the Company is the Euro. For financial reporting purposes, Euros have been translated into United States Dollars ("USD") as the reporting currency. Assets and liabilities are translated at the exchange rate in effect at the balance sheet date. Income statement accounts are translated at the average rate of exchange prevailing for the period. Capital accounts are translated at their historical exchange rates when the capital transaction occurred. Translation adjustments arising from fluctuations in exchange rates from period to period are included as a component of shareholders' equity in accumulated other comprehensive income.

Property, plant and Equipment

        Property, plant and equipment is stated at cost. Depreciation is computed using the straight-line method based upon the estimated useful lives of the assets, generally ten to thirty years. Maintenance and repairs are charged to expense as incurred.

Deferred Taxes

        Deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end

STAVROS MESAZOS GROUP OF COMPANIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2009 AND 2008

NOTE 1. Summary of Business and Significant Accounting Policies (Continued)

based on enacted tax laws and statutory tax rates. The Company has recorded a valuation allowance offsetting the deferred tax assets as realization of these assets has not been determined to be more likely than not.

Fair Value of Financial Instruments

        Our financial instruments consist of cash, contract receivables, prepayments, deposits, short term borrowings, and accounts due to suppliers. We believe the fair value of these items reflect their carrying amounts, primarily due to the short term nature of these instruments.

        In 2007, the FASB issued new guidance relating to the measurement and disclosure of financial assets and liabilities. This guidance established a framework for measuring fair value in GAAP and clarified the definition of fair value within that framework. This guidance does not require assets and liabilities that were previously recorded at cost to be recorded at fair value or for assets and liabilities that are already required to be disclosed at fair value, This guidance introduced, or reiterated, a number of key concepts which form the foundation of the fair value measurement approach to be used for financial reporting purposes. The fair value of the Company's financial instruments reflects the amounts that the Company estimates to receive in connection with the sale of an asset or paid in connection with the transfer of a liability in an orderly transaction between market participants at the measurement date (exit price). This guidance also established a fair value hierarchy that prioritizes the use of inputs used in valuation techniques into the following three levels:

    Level 1—quoted prices in active markets for identical assets and liabilities.

    Level 2—observable inputs other than quoted prices in active markets for identical assets and liabilities.

    Level 3—unobservable inputs.

        The adoption of this guidance did not have an effect on the Company's financial condition or results of operations, but this guidance introduced new disclosures about how we value certain assets and liabilities. Much of the disclosure is focused on the inputs used to measure fair value, particularly in instances where the measurement uses significant unobservable (Level 3) inputs. As of December 31, 2009 and December 31, 2008, the Company did not have financial assets or liabilities that would require measurement on a recurring basis based on this guidance.

Recently Issued Accounting Pronouncements

        In May 2009, the FASB issued SFAS No. 165, Subsequent Events (ASC 855, Subsequent Events) "ASC 855". ACS 855 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. Specifically, ASC 855 provides (a) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements; (b) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements; and (c) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. ASC 855 is effective for interim or annual financial periods ending after June 15, 2009, and

STAVROS MESAZOS GROUP OF COMPANIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2009 AND 2008

NOTE 1. Summary of Business and Significant Accounting Policies (Continued)

shall be applied prospectively. The Company adopted ASC 855 in the second quarter of 2009. The adoption did not materially impact the Company. We considered all subsequent events through April 19, 2010, the date the financial statements were available to be issued.

        In June 2009, FASB issued SFAS No.168, FASB Accounting Standards Codification TM and the Hierarchy of Generally Accepted Accounting Principles—a replacement of FASB Statement No. 162 (ASC 105, Generally Accepted Accounting Principles) "ASC 105", which states that the FASB Accounting Standards Codification (Codification) will become the source of authoritative U.S. generally accepted accounting principles (GAAP) recognized by the FASB to be applied by nongovernmental entities. On the effective date of this Statement, the Codification will supersede all then-existing non-SEC accounting and reporting standards. All other non-grandfathered non-SEC accounting literature not included in the Codification will become non-authoritative. ASC 105 is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The codification is effective for these third quarter financial statements and the principal impact is limited to disclosures as all future references to authoritative literature will be reference in accordance with the codification.

        In August 2009, the FASB issued Accounting Standards Update ("ASU") No. 2009-05, Fair Value Measurements and Disclosures (Topic 820)—Measuring Liabilities at Fair Value. This ASU provides amendments for fair value measurements of liabilities. It provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more techniques. ASU 2009-05 also clarifies that when estimating a fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability. ASU 2009-05 is effective for the first reporting period (including interim periods) beginning after issuance or fourth quarter 2009. The Company is assessing the impact of ASU 2009-05 on our financial condition, results of operations, and disclosures. The implementation of the fair value guidance for nonfinancial assets and nonfinancial liabilities, effective January 1, 2009, did not have a material impact on our consolidated financial position and results of operations.

        In October 2009, the FASB issued amendments to the accounting and disclosure for revenue recognition. These amendments, effective for fiscal years beginning on or after June 15, 2010 (early adoption is permitted), modify the criteria for recognizing revenue in multiple element arrangements and the scope of what constitutes a non-software deliverable. The Company is currently assessing the impact (if any) on its consolidated financial position and results of operations.

        Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies are not expected to have a material impact on the Company's financial position, results of operations and cash flows. The Company considered all subsequent events through April 30, 2010, the date the financial statements were available to be issued.

Subsequent Events

        In May 2009, the FASB issued FASB ASC 855-10, Subsequent Events, which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before the financial statements are issued or are available to be issued. The Company adopted FASB

STAVROS MESAZOS GROUP OF COMPANIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2009 AND 2008

NOTE 1. Summary of Business and Significant Accounting Policies (Continued)

ASC 855-10 effective April 1, 2009 and has evaluated subsequent events after the balance sheet date of December 31, 2009 through the date the financial statements were issued.

Earnings per Share

        The Company does not have shares and therefore does not report earnings per share.

NOTE 2. Contract Receivables

        Contract receivables are summarized as follows:

	December 31, 2009	December 31, 2008
Completed Contracts	$303,014	$22,127,603
Contracts in Progress	22,245,317	2,144,350

Total	$22,548,331	$24,271,953

        Collateralized receivables are receivables from clients in which payment has already been secured through the issuance of a check by the client that is held by the Company until the work has been completed and payment agreed to. The amount of receivables above that were collateralized by checks issued by clients at December 31, 2009 and December 31, 2008, respectively, were $ 13,549,315 and $20,006,507.

        The Company uses the allowance method of accounting for losses from uncollectible accounts. Under this method, an allowance is provided based upon historical experience and management's evaluation of outstanding contract receivables at the end of each year. Because of the short-term nature of the projects and the frequent collection of collateral in the form of postdated checks from the client, receivables are rarely deemed uncollectible. During 2009 and 2008, the Company did not designate any receivables as uncollectable.

NOTE 3. Costs and Estimated Earnings in Excess of Billings / Billings in Excess of Costs and Estimated Earnings

	December 31, 2009	December 31, 2008
Costs incurred on uncompleted contracts	$25,162,815	$7,123,683
Estimated earnings	4,699,353	1,026,126

Total	29,162,168	8,149,809
Less: Billings to date	(29,162,168)	(8,182,660)

Total	$—	$(32,851)
Included in balance sheet under following captions:
Costs and estimated earnings in excess of billings	$—	$386,311
Billings in excess of costs and estimated earnings	—	(447,938)
Foreign currency effect	—	28,776

Total	$—	$(32,851)

STAVROS MESAZOS GROUP OF COMPANIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2009 AND 2008

NOTE 3. Costs and Estimated Earnings in Excess of Billings / Billings in Excess of Costs and Estimated Earnings (Continued)

        At December 31, 2009, the Company had billed all of its costs and estimated earnings that it had calculated based on the percentage of completion method.

NOTE 4. Prepaid taxes and expenses

        Prepaid taxes and expenses represent deposits made to suppliers and subcontractors for equipment or services to be rendered in connection with the contracts. During 2008 there were amounts paid in excess of the current Value Added Tax due. During 2009 these amounts were used.

NOTE 5. Due to Suppliers

        Due to Suppliers represents accounts payable to third parties primarily for equipment due on demand without interest. These amounts were repaid in 2009.

NOTE 6. Lines of Credit

        Lines of credit consist of the following loan amounts per bank. All loans, although in the names of one of the Stavros Mesazos Group of Companies, are guaranteed by the checks issued by the client and / or its principal shareholder or owner. Amounts below are shown in dollars, but each loan is denominated in Euro. Each line is used for general project purposes. The loans are set forth below.

Bank	Interest Rate	December 31, 2009	December 31, 2008
Probank	8.50%	852,422	$640,736
Alpha Bank	8.50%	3,311,788	1,973,453
Alpha Bank	8.50%	-0-	2,379,353
National Bank of Greece	8.50%	62,885	445,684
Panellina Bank	8.60%	5,071,694	2,158,802
Elliniki Bank	11.30%	968,040	1,058,913
Millenium Bank	8.10%	1,089,336	1,136,664

Total		$11,356,165	$9,793,605

        The Company utilizes post-dated checks received from clients as collateral for these credit lines. The Banks have historically lent 70%-90% of the face value of these post-dated checks to the Company through these credit lines. As of December 31, 2009 and December 31, 2008, respectively, the value of collateral held by the banks was $13,549,314 and $19,403,775.

NOTE 7. Income Taxes

        Income taxes are calculated using the two methods under the Greek taxation statutes. For individuals, there is a scaled tax rate ranging from 0% to 40% maximum rate on all income over €45,000. The individual rate applies to the personal company that is consolidated in these financials. The rate for the other two entities comprising the Company is at a constant twenty percent (20%).

        The Company, as a result of its method of operation, whereby it is constructing facilities under the EU grant program and the National Development Fund, is continually audited by the Greek

STAVROS MESAZOS GROUP OF COMPANIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2009 AND 2008

NOTE 7. Income Taxes (Continued)

government and by representatives of the EU. The relevant audits are conducted by auditors from the MEF, the Ministry of Development, the Ministry of Agriculture, the Ministry of Public Works, the Ministry of Environment and the Greek Tax Authority. In the latter case of the Greek Tax Authority, the audits are ongoing and cover the areas of Value Added Tax rebates and payments, income tax due or due for a refund to the Company. The Company has just completed in October 2009, a complete review of its operations by the Greek Tax Authority and is due for a rebate that is presently being calculated by the Tax Authority. We do not believe that such a refund will materially impact our financial results.

        The provision for taxes consists of the following:

	December 31, 2009	December 31, 2008
Current	$129,217	$591,999
Deferred	569,674	572,633

Total	$698,891	$1,164,632

        Deferred taxes as of December 31, 2009 and December 31, 2008 were almost entirely due to the requirement of using the completed contract method for calculating current income taxes in Greece, which results in a net loss for the periods ended December 31, 2009 and 2008 on a tax basis.

NOTE 8. Administrative Expenses

	December 31, 2009	December 31, 2008
Indirect labor expenses	$156,835	$354,860
Utilities	16,737	68,731
Office's rents	10,300	34,502
Taxes and duties paid	32,902	100,656
Stationery and other relevant expenses	6,600	8,616
Transportation expenses	22,080	248,989
Advertising expenses	—	2,361
Various expenses	4,475	85,337
Executive Salary	584,449	367,690
Depreciation	72,932	34,540
Total	$906,860	$1,306,282

NOTE 9. Commitments and Contingencies

Employment Agreements

        Stavros X. Mesazos and certain other officers of the Company and its subsidiaries have employment agreements executed in February 2010 which provide for payments of annual salary, deferred salary, incentive bonuses and certain benefits if their employment is terminated without cause.

STAVROS MESAZOS GROUP OF COMPANIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2009 AND 2008

NOTE 9. Commitments and Contingencies (Continued)

Self-Insurance Product and Workmanship Liability and Personal Injury for Company and Projects

        As is customary in Greece, the Company does not provide health insurance or worker's compensation insurance for its employees. The Company does contribute for each employee monthly into the Government Social Security and Pension Program, referred to as IKA, an amount each month that is tied to each employee's wage or salary.

        The Company carries required risk liability and property damage insurance on its operations and personnel. For each project, the Company carries property damage, bodily injury and completion coverage for the project operations and the assigned personnel. The Company's liability coverage is without limitation and includes insurance against any criminal actions on the part of its employees during the course of their employment. There are no deductibles on any risk that the Company has insured. All insurance coverage is apportioned across the market and is awarded based upon ratings and rates of the respective insurers.

        The Company does not carry any risk, comprehensive or public liability insurance at either the corporate or project level, as such insurance coverage is not customary in Greece. Each of the Company's projects is insured by the applicable Company client, with the Company being named as co-insured under such policy.

Litigation

        None pending.

Purchase Commitments

        To manage the risk of changes in material prices and subcontracting costs used preparing the applications for grant submittals and for the construction contracts, we obtain firm quotations from suppliers and subcontractors before submitting an application. These quotations typically do not include any quantity guarantees. As soon as we are advised that our proposal is accepted, we enter into firm contracts with our material suppliers and sub-contractors, thereby mitigating the risk of future price variations affecting the contract costs.

NOTE 10. Related Party Transactions

        During the course of business, the Company's principal owner, Stavros Mesazos, withdrew money from the Company to facilitate the financing of some of its clients. These receivables were non-interest bearing and did not have a stated due date. As of December 31, 2009, these receivables had been settled and these obligations no longer existed. As of December 31, 2008 these receivables totaled $9,793,605. Mr. Mesazos also withdrew $16,985,367 and $3,025,368 in 2009 and 2008, in the form of owner draws, and contributed $18,793,306 to the Company during 2009.

        During 2008, the Company began leasing its headquarters from its principal owner at a rate of $36,500 per year. The Company determined that this rate was at market value.

STAVROS MESAZOS GROUP OF COMPANIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2009 AND 2008

NOTE 11. Concentrations

Clients

        The following table shows contract revenues generated by the Company's clients that accounted for more than 10% of revenues for a particular year

	December 31, 2009		December 31, 2008
	Revenues	% of Revenues	Revenues	% of Revenues
ATI S.A.	$9,970,135	27.6%	$7,020,066	11.3%
BIOMHCANIKA SFAGEIA ACELΩOY AE	4,580,666	12.7%	*	*
SOVIMO HELLAS AE	3,977,431	11.0%	*	*
KATERSIGMENI PAPATA S.A.	*	*	8,681,237	14.0%

*
Represents less than 10% of the revenue for a particular year.

        Most, if not all, of the Company's clients rely heavily on the EU Grant program as a significant amount of their financing for the projects undertaken by the Company in any given year. In 2009 and 2008, all of the Company's clients received some sort of grant from the EU for up to 50% of the project's cost. Also, all of the Company's clients to date have been located in the country of Greece.

NOTE 12. Subsequent Events

        In October 2009, the Company entered into an agreement to combine with Aegean Earth & Marine Corporation, a Cayman Island company, in an interest for interest exchange in which all of the Company's interests would be exchanged for ordinary shares of Aegean Earth & Marine Corporation. This transaction, which closed in February, 2010 and was reported on Form 8-K on February 16, 2010, results in the Company owning a controlling interest in Aegean Earth & Marine Corporation. Pursuant to this transaction, the combined company received $4.5 million in equity financing from outside investors.

        During 2010 as a part of the transaction with Aegean Earth & Marine Corporation a new Company, Temhka, S.A. was formed. All contracts and activities have been assigned to this Company going forward.

        These financial statements have been translated using the exchange rates at and for the period ended December 31, 2009. Due to decreasing exchange rates the balances would be different if converted today.

HELLENIC SOLUTIONS CORPORATION

                        Ordinary Shares

PROSPECTUS

Rodman & Renshaw, LLC

        Until                , 2011, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth an estimate of the costs and expenses payable by us in connection with the offering described in this registration statement. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee:

Securities and Exchange Commission Registration Fee		$2,139
Financial Industry Regulatory Authority Filing Fee		3,500
NASDAQ Listing Fee		*
Printing and Engraving Expenses		*
Accounting Fees and Expenses		*
Legal Fees and Expenses		*
Registrar and Transfer Agent Fees		*
Miscellaneous		*

Total	$	*

*
to be filed by amendment

ITEM 14.    INDEMNIFICATION OF OFFICERS AND DIRECTORS

        Cayman Islands law does not limit the extent to which a company's articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Articles of Association provide for indemnification of officers and directors for actions, proceedings, costs, charges, expenses, losses, damages, and liabilities incurred or sustained in their capacities as such.

        The indemnification provisions described above provide coverage for claims arising under the Securities Act and the Exchange Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to our Memorandum and Articles of Association, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 15.    RECENT SALES OF UNREGISTERED SECURITIES

2010

        In connection with our acquisition of Temhka S.A. in February 2010, or the Temhka Acquisition, we issued 1,623,333 Series B Preference Shares to the Temhka S.A. shareholders in exchange for their Temhka S.A. capital stock. The Series B Preference Shares issued in the Temhka Acquisition were issued pursuant to the exemption from registration provided under Section 4(2) of the Securities Act and Rule 506 promulgated thereunder. We made this determination based on the representations of the persons obtaining such securities which included, in pertinent part, that such persons were "accredited investors" within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, and that such persons were acquiring such securities for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to the resale or distribution, and that each such persons understood such securities may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

        Simultaneous with the closing of the Temhka Acquisition, in February 2010, we sold in a private offering, or the February 2010 Offering, to AAF 1,666,667 ordinary shares and warrants to purchase up to an additional 1,666,667 ordinary shares for an aggregate purchase price of $2.5 million. Each warrant is exercisable for five (5) years at a price of $3.00 per ordinary share. The ordinary shares and warrants sold in the February 2010 Offering were issued pursuant to the exemption from registration provided under Section 4(2) of the Securities Act and Rule 506 promulgated thereunder. We made this determination based on the representations of the persons obtaining such securities which included, in pertinent part, that such persons were "accredited investors" within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, and that such persons were acquiring such securities for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to the resale or distribution, and that each such persons understood such securities may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom. No underwriting discounts or commissions were paid with respect to the February 2010 Offering.

        In March 2010, we sold in a private offering, or the March 2010 Offering, 1,333,334 ordinary shares and warrants to purchase up to an additional 1,333,334 ordinary shares to accredited investors for an aggregate purchase price of $2.0 million. Each warrant is exercisable for five (5) years at a price of $3.00 per ordinary share. The ordinary shares and warrants sold in the March 2010 Offering were issued pursuant to the exemption from registration provided under Section 4(2) of the Securities Act and Rule 506 promulgated thereunder. We made this determination based on the representations of the persons obtaining such securities which included, in pertinent part, that such persons were "accredited investors" within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, and that such persons were acquiring such securities for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to the resale or distribution, and that each such persons understood such securities may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom. No underwriting discounts or commissions were paid with respect to the March 2010 Offering.

2008

        On July 11, 2008, we sold in a private offering 50,000 (9,256 after adjusting for all splits and combinations) ordinary shares and 50,000 Series A Preference Shares to AAF, the owner of approximately 71% of our outstanding ordinary shares, for aggregate gross proceeds of approximately $150,000. The ordinary shares and Series A Preference Shares were issued pursuant to the exemption from registration provided under Section 4(2) of the Securities Act and Rule 506 promulgated thereunder. We made this determination based on the representations of AAF which included, in pertinent part, that it was an "accredited investor" within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, and that it was acquiring such securities for investment purposes for its own account and not as nominee or agent, and not with a view to the resale or distribution, and that AAF understood such securities may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom. No underwriting discounts or commissions were paid with respect to the sale of the ordinary and Series A Preference Shares.

        In connection with our acquisition of Aegean Earth S.A., in February 2008, or the February 2008 Acquisition, we issued 500,000 (92,559 after adjusting for all splits and combinations) ordinary shares to the Aegean Earth S.A. Shareholders in exchange for their Aegean Earth S.A. capital stock. The ordinary shares issued in the February 2008 Acquisition were issued pursuant to the exemption from registration provided under Section 4(2) of the Securities Act and Rule 506 promulgated thereunder. We made this determination based on the representations of the persons obtaining such securities which included, in pertinent part, that such persons were "accredited investors" within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, and that such persons were acquiring such securities for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to the resale or distribution, and that each such persons understood such securities may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

        Simultaneous with the closing of the February 2008 Acquisition, in February 2008, we sold in a private offering, or the February 2008 Offering, three thousand eight hundred and sixty five (3,865) Units at a purchase price of $1,500 per Unit for aggregate gross proceeds of approximately $5,797,500. Each Unit consisted of 500 (93 after adjusting for all splits and combinations) ordinary shares and 500 Series A Preference Shares (an aggregate of 1,932,500 Series A Preference Shares and 1,932,500 ordinary shares). In April 2008, we sold in the February 2008 Offering an additional 183 Units (an aggregate of 91,667 Series A Preference Shares and 91,667 (16,970 after adjusting for all splits and combinations) ordinary shares). The Series A Preference Shares and ordinary shares sold in the February 2008 Offering were issued pursuant to the exemption from registration provided under Section 4(2) of the Securities Act and Rule 506 promulgated thereunder. We made this determination based on the representations of the persons obtaining such securities which included, in pertinent part, that such persons were "accredited investors" within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, and that such persons were acquiring such securities for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to the resale or distribution, and that each such persons understood such securities may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom. No underwriting discounts or commissions were paid with respect to the February Offering.

ITEM 16.    EXHIBITS

Exhibit Number	Exhibit Description
1.1	Form of Underwriter Agreement*
2.1
Acquisition Agreement dated as of February 29, 2008 by and among the Registrant, Aegean Earth S.A. and the Aegean Earth Shareholders (incorporated by reference to Exhibit 10.1 to our Form S-1/A (SEC File No. 000-52136) filed on July 2, 2008)
2.2
Form of Acquisition Agreement by and among the Registrant, Temhka, S.A. and the other signatories thereto (incorporated by reference to Exhibit 2.1 to our Form 8-K (SEC File No. 000-52136) filed on February 17, 2010)
3.1	Aegean Earth and Marine Corporation Memorandum and Articles of Association (incorporated by reference to Exhibit 3.1 to Form S-1 (SEC File No. 333-150389) filed on April 23, 2008)
3.2
Minutes of the Meeting of the Members of Aegean Earth and Marine Corporation (effective reverse stock split) (incorporated by reference to Exhibit 3.2 to Post Effective Amendment No. 1 to Form S-1 (SEC File No. 333-150389) filed on July 1, 2010)
3.3	Certificate of Change of Name, dated May 27, 2010+
4.1	Specimen Certificate of Ordinary shares (incorporated by reference to Exhibit 4.1 to Form S-1 (SEC File No. 333-150389) filed on April 23, 2008)
4.2	Form of Make Good Escrow Agreement by and among the Registrant, Sellers and the Purchaser (incorporated by reference to Exhibit 4.1 to our Form 8-K (SEC File No. 000-52136) filed on February 17, 2010)

Exhibit Number	Exhibit Description
4.3	Form of Voting Agreement by and among by and among the Registrant and the Sellers (incorporated by reference to Exhibit 4.2 to our Form 8-K (SEC File No. 000-52136) filed on February 17, 2010)
4.4	Form of Securities Purchase Agreement by and among the Registrant and the Purchaser (incorporated by reference to Exhibit 4.3 to our Form 8-K (SEC File No. 000-52136) filed on February 17, 2010)
4.5	Form of Registration Rights Agreement by and among the Registrant and the Purchaser (incorporated by reference to Exhibit 4.4 to our Form 8-K (SEC File No. 000-52136) filed on February 17, 2010)
4.6	Form of Warrant issued to the Purchaser (incorporated by reference to Exhibit 4.6 to Post Effective Amendment No. 1 to Form S-1 (SEC File No. 333-150389) filed on July 1, 2010)
5.1	Opinion of Stuarts Walker Hersant Attorneys-at-Law*
10.1
Employment agreement between the Registrant and Stavros Mesazos (incorporated by reference to Exhibit 10.1 to Post Effective Amendment No. 1 to Form S-1 (SEC File No. 333-150389) filed on July 1, 2010)
10.2
Employment agreement between the Registrant and Dimitrios Vassilikos (incorporated by reference to Exhibit 10.2 to Post Effective Amendment No. 1 to Form S-1 (SEC File No. 333-150389) filed on July 1, 2010)
10.3	Consulting Agreement between Company and Nautilus Global Partners, LLC dated January 1, 2009 (filed as Exhibit 10.3 to Form 8-K/A filed on December 7, 2010)
21.1	Subsidiaries of the Registrant+
23.1	Consent of Stuarts Walker Hersant Attorneys-at-Law (included in Exhibit 5.1)*
23.2	Consent of Friedman, LLP+
23.3	Consent of Bagell, Josephs, Levine & Company, L.L.C.+
24.1	Power of Attorney (filed as Exhibit 24.1 to Form S-1 (SEC File No. 333-170532) filed on November 10, 2010)

+
Filed herewith

*
To be filed by amendment

ITEM 17.    UNDERTAKINGS

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes:

  (1)
  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2)
  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Athens, Greece on January 14, 2011.

HELLENIC SOLUTIONS CORPORATION
By:	/s/ STAVROS CH. MESAZOS Stavros Ch. Mesazos Chief Operating Officer Executive Chairman of the Board of Directors

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

Signature	Title	Date

/s/ STAVROS CH. MESAZOS Stavros Ch. Mesazos	Chief Operating Officer, Executive Chairman of the Board of Directors	January 14, 2011
/s/ * Dimitrios K. Vassilikos	Chief Executive Officer and Director (Principal Executive Officer)	January 14, 2011
/s/ * Sophia Douskali	Chief Financial Officer (Principal Financial and Accounting Officer)	January 14, 2011
/s/ * Joseph B. Clancy	Director	January 14, 2011
/s/ * Kostantinos G. Moschopoulos	Director	January 14, 2011
/s/ * Rizos P. Krikis	Director	January 14, 2011
*/s/ STAVROS CH. MESAZOS Stavros Ch. Mesazos Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Exhibit Description
1.1	Form of Underwriter Agreement*
2.1
Acquisition Agreement dated as of February 29, 2008 by and among the Registrant, Aegean Earth S.A. and the Aegean Earth Shareholders (incorporated by reference to Exhibit 10.1 to our Form S-1/A (SEC File No. 000-52136) filed on July 2, 2008)
2.2
Form of Acquisition Agreement by and among the Registrant, Temhka, S.A. and the other signatories thereto (incorporated by reference to Exhibit 2.1 to our Form 8-K (SEC File No. 000-52136) filed on February 17, 2010)
3.1	Aegean Earth and Marine Corporation Memorandum and Articles of Association (incorporated by reference to Exhibit 3.1 to Form S-1 (SEC File No. 333-150389) filed on April 23, 2008)
3.2
Minutes of the Meeting of the Members of Aegean Earth and Marine Corporation (effective reverse stock split) (incorporated by reference to Exhibit 3.2 to Post Effective Amendment No. 1 to Form S-1 (SEC File No. 333-150389) filed on July 1, 2010)
3.3	Certificate of Change of Name, dated May 27, 2010+
4.1	Specimen Certificate of Ordinary shares (incorporated by reference to Exhibit 4.1 to Form S-1 (SEC File No. 333-150389) filed on April 23, 2008)
4.2	Form of Make Good Escrow Agreement by and among the Registrant, Sellers and the Purchaser (incorporated by reference to Exhibit 4.1 to our Form 8-K (SEC File No. 000-52136) filed on February 17, 2010)
4.3	Form of Voting Agreement by and among by and among the Registrant and the Sellers (incorporated by reference to Exhibit 4.2 to our Form 8-K (SEC File No. 000-52136) filed on February 17, 2010)
4.4	Form of Securities Purchase Agreement by and among the Registrant and the Purchaser (incorporated by reference to Exhibit 4.3 to our Form 8-K (SEC File No. 000-52136) filed on February 17, 2010)
4.5	Form of Registration Rights Agreement by and among the Registrant and the Purchaser (incorporated by reference to Exhibit 4.4 to our Form 8-K (SEC File No. 000-52136) filed on February 17, 2010)
4.6	Form of Warrant issued to the Purchaser (incorporated by reference to Exhibit 4.6 to Post Effective Amendment No. 1 to Form S-1 (SEC File No. 333-150389) filed on July 1, 2010)
5.1	Opinion of Stuarts Walker Hersant Attorneys-at-Law*
10.1
Employment agreement between the Registrant and Stavros Mesazos (incorporated by reference to Exhibit 10.1 to Post Effective Amendment No. 1 to Form S-1 (SEC File No. 333-150389) filed on July 1, 2010)
10.2
Employment agreement between the Registrant and Dimitrios Vassilikos (incorporated by reference to Exhibit 10.2 to Post Effective Amendment No. 1 to Form S-1 (SEC File No. 333-150389) filed on July 1, 2010)
10.3	Consulting Agreement between Company and Nautilus Global Partners, LLC dated January 1, 2009 (filed as Exhibit 10.3 to Form 8-K/A filed on December 7, 2010)
21.1	Subsidiaries of the Registrant+
23.1	Consent of Stuarts Walker Hersant Attorneys-at-Law (included in Exhibit 5.1)*

Exhibit Number	Exhibit Description
23.2	Consent of Friedman, LLP+
23.3	Consent of Bagell, Josephs, Levine & Company, L.L.C.+
24.1	Power of Attorney (filed as Exhibit 24.1 to Form S-1 (SEC File No. 333-170532) filed on November 10, 2010)

+
Filed herewith

*
To be filed by amendment